Exhibit 3

MINISTERO DELL'ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT 2016

Section III **The National Reform Programme**

Ministero dell'Economia e delle Finanze

ECONOMIC AND FINANCIAL DOCUMENT 2016

Section III The National Reform Programme

Submitted by Prime Minister
Matteo Renzi

and Minister of the Economy and Finance
Pier Carlo Padoan

Adopted by the Cabinet on 8 April 2016

INTRODUCTION

The 2016 Economic and Financial Document (EFD) is the third prepared by this government. This document is thus part of a longer term economic planning strategy that started with the implementation of the initial measures in 2014. The main objectives of this strategy are widely known: the revival of growth and the relaunching of employment. The operational mechanisms can be summed up in four points: i) ongoing structural reform of the country, and stimulus to private and public investment; ii) a budget-policy orientation that is both favourable to growth and aimed at ensuring gradual, but robust, fiscal consolidation, so as to allow for a gradual reduction of the debt-to-GDP ratio; iii) the reduction of the tax burden, which is associated with more efficient expenditure and more efficient general government; and iv) the improvement of the business environment and the Italian economy’s competitive capacity.

The government’s effort in recent years has been extensive and incisive, and it has produced rather significant results in relatively brief timespan, with the return to growth and the increase in employment in 2015 representing the incontestable evidence thereof. Looking ahead, the reform effort is also designed to improve the framework for investment decisions, which will be favoured by greater efficiency of the civil justice system and government overall, the gradual reduction of the tax burden, the growing availability of financing, and measures to stimulate demand. Alongside the new measures to be adopted in the near term, a special emphasis goes to the full-scale implementation of the reforms already initiated.

The government’s extensive reform effort is to be paired with new stimulus measures, including further reduction of the tax burden and a gradual increase in public investments. These measures will serve to bolster the recovery at a time when there is significant economic uncertainty at an international level.

External environment and results achieved

The government has conducted its economic policy in recent months in the face of an external environment that has gradually grown more problematic. In 2015, the ongoing deceleration of the large emerging economies and the Euro Area’s continuing weakness negatively influenced the trend of foreign demand for Italian goods and services; the performance of the international economy was also affected by increased volatility in the financial markets and the threat of terrorism.

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Persistent deflationary pressure in the Euro Area (partly due to continuing decreases in commodity prices, but also due to weak domestic demand) has impeded the transmission to the real economy of the exceptionally expansionist monetary-policy measures adopted by the European Central Bank; this has slowed investment, while also increasing the burden of private and public debt.

The Euro Area is also characterised by uneven distribution of growth and employment that periodically exposes it to shocks, with serious risks for the sustainability of the European project. The less-than-satisfactory convergence process – including in areas in which the integration is proceeding with greater decision, for example, in banking and finance – is perpetuating the segmentation of the area, impeding the necessary structural reform of the various economies.

The inflow of migrants and asylum seekers constitutes only one of the new and exceptional challenges for Europe, which are vividly revealing the weaknesses of the European project incapable of adopting coordinated policies and outlining common initiatives. Euroscepticism and the consensus for populist proposals are on the rise in almost all of the Member States. Given the material risk of national interests prevailing over the common good, the Italian government has proposed a detailed European strategy for growth, work and stability, so to make Europe a part of the solution to the problems that it is facing and to restore the confidence among citizens and among Member States.

Despite the fragile framework of reference, the Italian economy was once again expanding in 2015 after three consecutive years of contraction, with GDP growing by 0.8 percent in real terms and 1.5 percent in nominal terms. The growth produced benefits for employment, which rose considerably, and the unemployment rate, which was significantly lower; the improvement in labour market conditions was also associated with a positive trend of households consumption.

The positive data on industrial production in the first months of 2016 suggest a new acceleration of GDP in the quarters ahead. In line with these trends, the EFD forecasts 1.2 percent growth of GDP for 2016; under the policy scenario, growth would continue to accelerate in 2017 and 2018, also benefitting from a budget policy supporting business activity and employment.

Investments: support policies and initiatives to improve the business climate

Whereas Italy’s economic recovery in 2015 was mainly driven by exports and consumption, in 2016, it will be necessary to weigh the less-than-satisfactory growth of world trade; further improvements in competitiveness and an acceleration of investment (the component of demand that suffered the most during Italy’s economic crisis) will also be necessary for propelling GDP growth.

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INTRODUCTION

In 2015, capital investment, including public investment, was once again on the rise. This is an important indication of a turnaround after years of contraction, when it became evident that it was rather easy to cut public investment spending, but also rather difficult to revive it in a relatively short time span.

The 2016 Stability Law has appropriated significant resources for the purpose of stimulating an acceleration in private and public investments. These measures have been rounded out by the request for the application of the public investments clause provided by European Union fiscal rules. The Stability Law’s key initiatives in this regard include the allowance of accelerated tax depreciation for investments made in 2016 and a tax credit for investment in southern Italy during the 2016-2019 four-year period. In addition to the aforementioned resources, the government has outlined measures capable of further improving the investment climate in Italy, and these specifically concern financing instruments, the efficiency of government and the civil justice system, as well as territorial cohesion.

In consideration of the financing difficulties encountered by small- and medium-sized businesses and start-ups, the government has made available several instruments, which are also aimed at supporting technological innovation, expenditure in research and development, and business expansion. New measures have been introduced to simplify credit access, and to encourage the capitalisation and the stock-market listing of businesses, as well as the value enhancement of patents and other intellectual property.

With numerous regulatory measures now being implemented, the Italian banking system has a more modern and competitive structure. The measures embrace: the reform of the mutual banks (banche popolari), cooperative banks, and banking foundations; the reform of insolvency and credit-recovery proceedings; the introduction of a system of public guarantees for the sale and securitisation of the non-performing loans; and the acceleration of the timing for tax deductibility of credit losses. Although remaining solid, the banking system has had to become more resilient as a result of the high level of non-performing loans. The government believes that the strategy of strengthening the credit system must also be based on changes to the civil justice system, so as to make it easier for banks to dispose of non-performing loans.

In order to facilitate business investment decisions, the Italian justice system must become more equitable and efficient, by conforming to European standards. In view of this objective, changes in the past two years have included: introduction of online proceedings, new tax incentives for assisted negotiation and arbitration, the geographic restructuring and rationalisation of the courts, and the expansion of the sphere of application of out-of-court agreements. Reforms have also been initiated with respect to the civil process and the regulations governing troubled companies and insolvency – with the aim of increasing the opportunities for the turnaround of companies in crisis, and

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limiting their damage to the surrounding economic environment. The objectives are to simplify and streamline the judicial apparatus, with the transition aimed at engendering a more management-oriented approach for the court process.

Greater efficiency of the public administration is also essential to improving the investment climate in Italy. The public administration must be capable of delivering quality services to the public and businesses, and in this respect, regulations have already been approved regarding: the simplification and the acceleration of the administrative proceedings; the digital administration code; transparency in public tenders; and the restructuring of the police forces, port authorities, local public services, State-owned enterprises held by central and local government, and the chambers of commerce. Other initiatives will regard: the fight against corruption; reform of the managerial staff within the public administration; rules for full-time workers in the public sector; and the reorganisation of the Office of the Presidency of the Council of Ministers and non-economic public entities. The programme to reform the public administration will be rounded out by the implementation of the Agenda for Simplification.

National policies common to all regions need to be strengthened where delays continue to exist in developing the training of human capital, productivity and infrastructure. The changes will need to be supported with appropriate macroeconomic incentives, including those contained in the 2016 Stability Law. With the objective of contributing to reducing regional imbalances, the Masterplan for Southern Italy aims to develop productive chains, starting from areas most vital to the local economy, and increasing their entrepreneurial capacities and job skills.

The development of the projects promoted by the European Fund for Strategic Investments (the heart of the so-called Juncker Plan) is also contributing to the revival of private investment. According to the latest data in reference, Italy has 29 initiatives in process, between financing agreements and infrastructure projects, for €1.7 billion of resources. Considering the leverage effect, additional investments of approximately €12 billion can be made.

Budget policy focused on growth and public finance sustainability

The trend of Italy’s public finances is subject to certain limitations, first and foremost of which is the need to reduce the public debt as a percentage of GDP.

The debt-to-GDP ratio essentially stabilised in 2015; it is projected to decrease from 132.7 to 132.4 percent in 2016, and eventually drop to 123.8 percent by 2019. Reversing the trend of the debt is a strategic objective for the government. With the target of cutting net borrowing to 2.6 percent of GDP in 2015 having been met, the deficit is slated to decline further, to 2.3 percent in 2016. Additional budget leeway in later years should be provided from savings on expenditure, achieved through the expansion of the spending review process,

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INTRODUCTION

which will also address tax expenditure, and tools to increase fiscal compliance and reduce the margins for tax avoidance. With the combination of these measures, the ratio of net borrowing to GDP should descend to 1.8 percent in 2017.

The fiscal consolidation effort is benefitting from the programme to privatise State-owned companies and real estate. This programme is an essential tool for modernising the State-held companies, and contributing to reduction of the public debt.

Current budget policy is in line with that adopted in the past two years in that it impacts the mix of revenue and expenditure in a manner favourable to growth, but it is also focused on budgetary discipline and respect of the European rules. It is sufficient to note that Italy is the country that reported the highest cyclically adjusted primary surplus on average in the Euro Area during the years of the financial crisis; Italy was one of the few countries to have achieved a positive primary balance, while most Euro Area countries witnessed deterioration in their position during the period considered.

The government believes fiscal tightening is inappropriate and counterproductive in consideration of various factors: i) real risks of deflation and stagnation, referable to the international economy; ii) insufficient coordination of budget policies in the Euro Area, whose overall budget policy is inadequate when considering the evident lack of aggregate demand; and iii) the undesired effects of excessive fiscal tightening, which could end up exacerbating, rather than improving, the path of adjustment of the debt-to-GDP ratio.

***

Over the years, Italy has accumulated a high debt whose management has been made more difficult by i) the contraction of the economy caused by the recession, and ii) increasing deflationary pressures. In spite of this, budget policy can favour growth by synchronising the expectations of businesses and households with a credible outlook for reduction of the debt-to-GDP ratio and by an improved mix of public policy. With reference to the first objective, it is noted that budget policy achieved its targets in the past two years, without any corrective measures during the year and without increases in taxation on income from employment, corporate taxes or consumption; by contrast, a decrease in the tax burden of 0.8 percentage points was achieved during the period. With reference to the second objective, the spending review will be made more effective by the reform of the process for State budget preparation. This reform will help to overcome the ‘state of emergency’ reasoning that has inspired budget policy and economic policy in recent years; it will increase the accountability of the owners of spending decisions, while also facilitating an examination of the entire budget structure, instead of only changes implemented with the Stability Law.

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The institutional reforms approved by Parliament are also functional to an economic policy geared to the medium/long term. The reform of the electoral law, the abandonment of bicameral legislature, and the revision of the allocation of responsibility between the central and local governments will ensure more stable and effective political governance. These crucial reforms, which will allow Italy to get beyond some of its historical limitations, have been made even more significant by the growing fragility that the long economic crisis has been injecting into the political-institutional systems of various European countries. Given the prospect of uncertainty and weakness that is spreading across the global panorama, these reforms will reinstate Italy’s capacity to compete with, and to measure up to, the world’s leading economies.

Pier Carlo Padoan
The Minister of the Economy and Finance

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INDEX

I.	ITALY'S REFORM STRATEGY

II.	MACROECONOMIC FRAMEWORK

II.1.	Macroeconomic framework

II.2.	The macroeconomic impact of structural reforms

II.3.	The financial impact of new measures in the 2016 NRP

III.	POLICY RESPONSES TO KEY ECONOMIC CHALLENGES

III.1.	Implementation: the focal point of the government’s action

III.2.	Public debt reduction

III.3.	Productivity and external competitiveness

III.4.	Strengthening institutional capacity

III.5.	Masterplan for Southern Italy

IV.	PROGRESS TOWARDS NATIONAL EUROPE 2020 TARGETS

V.	EUROPEAN STRUCTURAL FUNDS

VI.	INSTITUTIONAL ISSUES AND STAKEHOLDER INVOLVEMENT

APPENDIX: REFORM TIMETABLE AND SUMMARY OF ITALIAN REFORM MEASURES

A.	REFORM TIMETABLE

B.	SUMMARY TABLES OF THE MACROECONOMIC IMPACT OF REFORMS

C.	SUMMARY OF THE REFORM ACTIONS FOR THE EUROPEAN COUNCIL RECOMMENDATIONS 2015

D.	SUMMARY OF THE REFORM ACTIONS FOR THE EU2020 TARGETS

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INDICE

TABLES

Table II.1:	Macroeconomic framework based on unchanged legislation
Table II.2:	Macroeconomic effects of structural reforms for area of interventions
Table II.3:	Macroeconomic effects of reforms
Table II.4:	Financial impact of measures in grids on NRP
Table III.1:	Spending review
Table IV.1:	Target ‘employment rate of the 20-64 year olds
Table IV.2:	Employment rate of the population aged 20-64 by gender and geographical area - years 2012-2015
Table IV.3:	Target level ‘R&D expenditure'
Table IV.4.	R&D expenditure for Central Governments, Regions and Autonomous Provinces for social and economic target - Years 2012-2014
Table IV.5:	Greenhouse gas emissions target
Table IV.6:	Renewable sources targets
Table IV.7.	Target ‘energy efficiency’
Table IV.8:	Target level for ‘school dropout rates'
Table IV.9:	Target level for ‘tertiary education'
Table IV.10:	Target level ‘fight against poverty’

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FIGURES

Figure III.1:	Infraction procedures under Renzi government
Figure III.2:	Juncker Plan beneficiaries
Figure III.3:	Sector-specific mark up in Italy – 1992-2014
Figure III.4:	Network contracts and participating businesses
Figure IV.1:	Employment rate of the population aged 20-64 by gender in EU countries – 2014
Figure IV.2:	Italy's position in the knowledge economy: human capital, research and the information society
Figure IV.3:	Early school leavers (ESL) by gender, in EU Countries - 2014
Figure IV.4:	Early school leavers (ESL) by gender and Regions - 2015
Figure IV.5:	Population between 30-34 having a university degree, by gender in EU Countries - 2014
Figure IV.6:	Population between 30-34 having a university degree, by gender and Regions - 2015
Figure IV.7:	Population in households at risk of poverty or exclusion by total percentage and by the three indicators as part of Europe 2020 strategy, by Region - 2014
Figure V.1:	Italy - Allocations of funds by thematic objective as a result of the adoption of Operational Programmes EFRD and ESF
Figure V.2:	Application of the rule for thematic concentration (EU Reg. 1301/2013, art. 5; EU Reg. 1304/2013, art.4)
Figure V.3:	National Strategy for Domestic Areas: project areas to be selecte

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INDICE

BOXES

Chapter II	Macroeconomic Impact of Finance for Growth measures

The macroeconomic effects of the reforms for reducing non-performing loans (NPL) in the bank balance sheets

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I. ITALY'S REFORM STRATEGY

Over the past two years Italy's reform effort has been ambitious and far-reaching. The results achieved in a short period of time have been significant, as noted by the European Commission in the 2016 Country Report. However, considering the extent of the effort made, there is still a lot that needs to be done. Economic recovery needs to be fostered by both macroeconomic stimulus policies and structural reforms to strengthen potential growth.
The structural reform strategy must be accompanied and supported by a policy of fiscal responsibility which, by reducing the burden of taxation, enables business and household expenditure to be sustained and growth to be strengthened at a time of substantial global economic uncertainty, while the fiscal consolidation and debt reduction efforts are continued.
This National Reform Programme reviews and broadens the approach and the objectives of the previous year, bringing them into line with the latest Annual Growth Survey by the European Commission and the European Council's Recommendations for Italy and the Euro Area. It also sets out a series of measures to be adopted in the short term, with a special emphasis on the actual implementation of reforms aimed at supporting economic recovery by strengthening the policies set out in the 2016 Stability Programme.

Competitiveness and investment are the priorities for growth

Last year Italy's economic recovery was mainly led by export and then driven by household consumption. In the second half of 2015 a worsening of the economic situation in the newly industrialised countries and the still sluggish growth of the European economy affected export performance. Further worldwide competitiveness gains are therefore needed to increase market shares to offset the unsatisfactory growth of global trade in the short term. Increased competitiveness is needed to support GDP growth over the medium and long term.
In 2015 gross fixed investment increased by 0.8 per cent in real terms. Public investment increased by 1.0 per cent. After years of contraction this signals a major trend reversal. However, in order to return to more sustained economic growth, the ratio of investment to GDP, which reached the minimum level of 16.5 per cent in 2015, needs to increase again over the next few years and reach 20 per cent, which is the percentage it stood at before the crisis. Significant fiscal measures have been introduced by the 2016 Stability Law to stimulate gross fixed investment and their government component, including the specific request for flexibility. These measures must be supported by reforms to further improve the ‘investment climate’ in Italy, especially the propensity to invest in venture capital.

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A major contribution to investment will also be made by the implementation of projects included in the so-called 'Juncker Plan', as Italy is one of the countries that stand to gain from the plan. As far as Italy is concerned, the latest data on the European Fund for Strategic Investment (EFSI) show 29 initiatives, including funding agreements and infrastructural projects, for a total of €1.7 billion worth of funding. If financial leverage is considered, €12 billion worth of investment will be mobilised.
While the latest updates of the international investment climate indicators show an improved situation, they do not fully capture the progress Italy has made thanks to the reforms implemented in the last two years. This is due to a physiological time lag between legislative measures and their anticipated impact. In any case, surveys of the business climate in Italy show that, in addition to the weakness of demand expectations, the major impediments to investment are the slowness of judicial proceedings and issues such as the administrative burden, access to credit and taxation. The government's reform efforts will continue to focus on these areas.
In order to sustain productivity over the medium and long term, human capital needs to be further developed, which means retraining the unemployed, improving education and vocational training for young people, developing technological research, promoting science and culture and placing all these goals high on the nation's political agenda.

Institutional reforms

The constitutional reform bill submitted by the Government to Parliament in 2014 was passed by the Senate on its second reading on January 20 and will complete its passage through the Chamber of Deputies in April. A confirmatory referendum could take place next autumn.
The aim of the bill is to overhaul the current system of perfect bicameralism and change the allocation of law-making powers between the State and the regions. The bill creates the conditions for a marked improvement of Parliament’s decision-making ability while at the same time preserving the balance among democratic institutions. The Chamber of Deputies will be the main law-making body and will have a trust-based relationship with the government. The Senate will be a second-tier elective assembly, composed of no more than one hundred members, with responsibilities in areas such as the relationships between central and regional institutions, between Italy and the European Union, in addition to responsibilities for assessing policies and public appointments. The so-called 'fast-track vote' (voto a data certa) will ensure fast-track voting of bills that are particularly important for the government's programme. The reorganisation of responsibilities between the central government and the regional institutions will enable more effective governance of economic policy without prejudice to regional and local autonomies.
In addition, it is worth recalling that in 2015 Parliament approved the reform of the Electoral Law for the Chamber of Deputies. The new electoral law reconciles the representation requirements with the need for institutional stability; it provides for the establishment of multi-member electoral districts which are allotted a limited number of seats and the possibility for citizens to cast

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preferential votes; it gives the list which has received the highest number of votes (or which wins the highest number of votes in a later run-off, in the event that no list wins at least 40 per cent of valid votes in the first round at national level) a number of seats sufficient to reach 340 seats out of an unchanged total of 630 seats.
The Chamber of Deputies has already approved new regulations on the conflict of interests, which are now being considered by the Senate.

Public Administration

The key objective of the Enabling Law on the Reform of Public Administration, adopted by Parliament last August, is the achievement of greater efficiency and better services for citizens and firms.
The first legislative decree on regulatory simplification has been adopted and during its preliminary consideration the government has already approved twelve implementing decrees concerning the simplification and acceleration of administrative measures, the digital administration code, transparency in public procurement, the reorganisation of law-enforcement agencies and port authorities, rules governing employee dismissal, local public services, companies partly owned by the State or local authorities as well as the Chambers of Commerce.
The Enabling Law on the Reform of Public Administration provides for the adoption of additional legislative decrees containing provisions on corruption, the reform of public sector management positions, the reorganisation of provisions governing civil servants, the reorganisation of the Prime Minister's office and of non-economic public bodies.
The Public Administration reform programme will be supported by the implementation of the Simplification Agenda, 90 per cent of whose targets have already been achieved. In 2016 and 2017 the remaining activities envisaged in the Agenda will continue, including the shortening of the timeline for the 'conferenza dei servizi', as well as the exploration, simplification and standardization of procedures and the relevant forms.

Justice

The reform strategy aims at achieving the key objective of making the Italian justice system more equitable and efficient bringing it into line with European standards. Over the past two years important progress has been made with the introduction of electronic filing of cases and the extension of the scope of out-of-court settlements. In 2015 the government has also submitted draft delegated legislation on the reform of civil proceedings, which has been adopted by the Chamber of Deputies and is currently being considered by the Senate. Tax incentives have been introduced for assisted negotiation and arbitration, and have now been made a permanent part of the relevant regulations through the 2016 Stability Law.
In 2016 additional steps will be taken to achieve this objective. In March the Senate adopted a draft Enabling Law on the comprehensive reform of honorary judges and of the role of justices of the peace. The government has also recently

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set up a research committee on conciliation tools (mediation, assisted negotiation and arbitration) with the aim of streamlining the regulatory framework and ensuring these tools are easy to use.
On 10 February the government also approved a draft enabling law on the comprehensive reform of regulations on business crisis and insolvency. The law comes in the wake of the reform process initiated with Law 132 of 6 August 2015, which was adopted to provide urgent support to the activities of companies in financial distress by facilitating their access to credit. The aim of the law is to promptly tackle business failure, by creating opportunities for restructuring, thereby limiting the damage inflicted on the business environment where the company operates. In addition, bankruptcy procedures and the rules governing receivership have been simplified.
The 2016 reform program also envisages changes to criminal provisions and the statute of limitations, as well as measures to combat organised crime and illicit wealth. The reform of the criminal code has been approved by the Chamber of Deputies and is currently being considered by the Senate. It aims at increasing the efficiency of the criminal justice system while at the same time strengthening the safeguards of defence and the rights of people involved in proceedings. The Senate is also considering a draft law submitted by the government concerning the fight against organised crime and illicit wealth. Moreover, additional draft laws have been submitted by the government on important issues such as false accounting, self-laundering, corruption and mafia-style conspiracy.
With a view to strengthening its policy to counter delinquency, not just through law-enforcement, the government intends to strengthen prevention, including by raising the awareness of entrepreneurs operating in the local community.
To this end a joint Ministry of Finance/Ministry of Justice Committee has been set up which has been tasked with i) drawing up a series of proposals over the next few months aimed at addressing a number of problems that have arisen in connection with the enforcement of Legislative Decree 231 of 2001 and ii) revitalising the prevention approach introduced by the decree.

Banking system

As acknowledged by the European Commission in the 2016 'Italy’s Country Report’, in 2015 and the early months of this year there have been substantial developments towards a more modern and competitive framework for the Italian banking system: the reform of cooperative banks, new regulations on banking foundations, the reform of mutual banks, bankruptcy proceedings and debt recovery and lastly the introduction of a system of government guarantees for the disposal and securitization of banks' non-performing loans.
All these reforms are now being implemented. The Government is monitoring progress of the integration of cooperative banks and consolidation in the sector of mutual banks. There have been major developments in terms of mergers of cooperative banks.
The Italian banking system continues to be viable. However, the high level of non-performing loans in the system and the spillover effects of the introduction of

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European regulations on the resolution of financial institutions require that its resilience, both actual and perceived, be increased.
Given the limited leeway afforded by the existing European regulations on State aid and bail-in, the Government believes that the strategy to strengthen the banking system should be based on further shortening of the duration of bankruptcy procedure and debt recovery with a view to facilitating the disposal of banks' non-performing loans. The new measures will also aim at strengthening the efficiency of courts and increasing opportunities for out-of-court settlements.

A growth-friendly financial sector

Over the last few years the economic crisis has exacerbated the difficulties of raising capital and sustaining investment for smaller firms. The government has implemented a variety of instruments to support funding of SMEs, start-ups and technological innovation and also to incentivize the growth in size of Italian businesses.
New innovative tools have been introduced to simplify access to credit and promote productive investment and innovation, capitalisation and listing on the stock exchange. They include mini-bonds, credit-funds, equity crowd-funding stock-exchange listing. New incentives for productive investment and the capitalisation of firms have been provided, as well as measures to support innovation.
The Central SMEs Guarantee Fund has played an important role and it will be strengthened through corrective and supplementary action aimed at improving it. The 2016 Stability Law has broadened the guarantees that may be drawn from the Fund. At least 20 per cent of the Fund's resources shall be earmarked for investment and businesses located in the Mezzogiorno.
The European Investment Fund (EIF) and the Central Guarantee Fund, with the support of the European Strategic Investment Fund (ESIF), signed an agreement in March last year which lies at the heart of the Investment Plan for Europe. The counter-guarantee agreement enables the Guarantee Fund to sustain investment of over €1 billion for 20,000 Italian SMEs over the next 12 months.
With the aim of incentivizing the development of innovative start-ups a simplified procedure to access the Guarantee fund has been introduced. The establishment and consolidation of innovative businesses has also been pursued through the setting up of a venture capital fund for start-ups and innovative high-growth potential SMEs.
Incentives have been introduced to unlock the potential of patents and other intellectual property. More specifically, the optional concessionary tax regime for income from intangible assets (patent box) has been further finetuned, with provisions governing its conditions and timeframe.
The legislative framework for innovative enterprises has also been improved through the introduction of the new legal status of 'Innovative SME'. It benefits from a whole series of simplified rules and concessions similar to those envisaged for innovative start-ups, which ensure more flexible governance of these enterprises by deregulating compensation schemes and by strengthening access to credit thanks to the introduction of innovative tools and concessions for raising capital as well as favouring access to foreign markets. Regulations governing

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innovative start-ups have been further adjusted with a decree extending to 2016 tax concessions for individuals investing in these firms and by raising the threshold for eligible investment for each innovative start-up.
The government is planning to introduce a new package of measures to further develop policy orientations that have emerged as part of the 'Finance for Growth' initiative, by strengthening existing tools and introducing new ones with a view to consolidating the positive performance of investment in 2015.
Making enterprises more competitive also entails encouraging R&D spending. This goal has been pursued by the government with a number of tools and especially with the tax credit for R&D expenditure, which has been fully implemented. The concession is available to all enterprises regardless of their turnover, legal status, accounting regime or economic sector they operate in. The tax incentive amounts to 25 per cent of incremental costs incurred during the 2015-2019 period, and reaches 50 per cent of costs incurred for hires of skilled staff and the use of research contracts with universities or other equivalent institutions and innovative start-ups.

Competition

The government's strategy is to achieve greater competitiveness also through greater market openness. Through the Annual Competition Law for 2015, the government has transposed a great deal of the 2014 Competition Authority (Autorità Garante della Concorrenza e del Mercato) report. The law abolishes restrictive regulations that hinder competition and innovation. The sectors affected are: insurance, telecommunications, postal services, energy, banking, professional services (notaries, lawyers, engineers) as well as pharmacies. In October 2015 the Chamber of Deputies completed its consideration of the law and made several amendments to it, which affected professional services, pharmacies and postal services. The government expects the law to be finally adopted by June 2016.
As far as professional services are concerned, in February 2016 the Government submitted the National Plan for Professional Reform (Piano nazionale di riforma delle professioni), with a view to implementing the European Directive on the recognition of professional qualifications, and has now already initiated action on transparency and simplification of the regulation.
The government intends to continue along the path set out in the first annual competition law, mainstreaming it to improve market functioning. The second Annual Competition Law will be adopted in 2016 after receiving the report from the Competition Authority. The measures currently being examined may affect the following sectors: communications, healthcare, transport and other public services, and be linked to the Public Administration reform.

Labour market

The implementation phase of Enabling Law no. 183 of 2014 (Jobs Act) ended in September, with the issuing of all the relevant legislative decrees. It is a far-reaching labour market reform whose positive impact can already be seen by looking at data on open-ended employment.

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The process initiated with the Jobs Act will be completed in 2016 when the two national agencies established under the reform will be up and running: the Agency for Active Labour Policies (Agenzia per le Politiche Attive del Lavoro) (ANPAL) and the Labour Inspectorate (Ispettorato del Lavoro), which will be responsible for all the checks to be performed under the existing labour law, social security and occupational health and safety regulations.
With the establishment of ANPAL a National Network of services for labour policies has been set up. The new system of services, coupled with a set of passive income-support policies, is based on the development of tailored career paths instrumental for acquiring the necessary skills for the placement and re-placement of unemployed workers in the labour market. The recipients of income-support benefits will be required to participate in schemes aimed at enabling them to enter or re-enter the labour market; failure to participate in these schemes may entail curtailment, discontinuance or loss of entitlements.
In brief, those who receive the unemployment benefit (NASpI) for a duration exceeding the four months laid down by law, will be entitled to the new replacement cheque. The amount, calculated on the basis of the employability profile, can be spent at the Employment Centres or Accredited Centres that perform functions and tasks in the field of active labour policies.
At the end of January 2016 a draft legislation law entitled ‘Jobs Act for the self-employed and agile working’ was adopted; it aims at creating a system of rights and ensure protection for independent contractors who provide physical and intellectual work. Its aim is therefore twofold. On the one hand, a range of rights and opportunities (concerning training and welfare requirements, unfair clauses and late payments) are introduced for professionals working as self-employed individuals, while on the other organisational arrangements are developed for dependent work (in the form of smart or agile working) that may meet the flexibility needs of workers and enterprises, support technological change and favour productivity.
As to the policy for integrating young people into the labour market, this year has seen the launch of the second phase of the Youth Guarantee Programme. It includes a new measure, the so-called superbonus for the transformation of traineeships, designed for employers hiring a young person aged 16 to 29 who has attended or is currently attending an extracurricular traineeship as part of the Youth Guarantee Programme. The amount is twice that of an ordinary bonus: starting from a minimum of €3,000 to a maximum of €12,000, disbursed in monthly instalments of equal amount.
As far as wage bargaining is concerned, the 2016 Stability Law has introduced new elements to incentivise second-level bargaining through substantial changes concerning corporate productivity and welfare. In addition to the re-introduction, as of last year, of the tax exemption for productivity bonuses, tax exemptions shall also apply to bonuses disbursed in the form of services or vouchers to purchase goods. The above mentioned law also identifies funds to be earmarked for promoting work-life balance.
The reintroduction of the tax exemption through a 10 per cent concessionary rate is linked to productivity hikes, to be measured with well-defined criteria set out in an interministerial decree. The criteria relate to productivity increase, savings in the use of inputs and improvement of the quality of products and

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processes. The decree will be supplemented by an addendum containing the indicators to monitor decentralised bargaining.
In addition, in 2016 the government will concentrate on a reform of firm-level bargaining to make firm-level contracts more enforceable and effective and ensure industrial peace during the term of the agreement. Firm-level agreement may also override national agreements in areas such as work organisation and production.

Education and research

The education reform (Buona Scuola) came into force in July 2015 a number of implementing decrees must be issued for the reform to be fully implemented. After the extraordinary recruitment plan initiated in 2015, the process of adding new teachers to the government payroll to fill vacancies is being continued. The reform also led to the start of the school self-assessment process, the introduction of the external assessment groups for educational institutions and the assessment procedures of school managers.
The education reform has also introduced new forms of vocational learning through school-work alternation and apprenticeship linked up with the labour market reform (Jobs Act). The changes that have been introduced must now be fully implemented. The Italia Lavoro Agency is completing the selection of 300 training centres, which will conduct the pilot project. School-work alternation has been extended to high-schools (licei), with a view to guiding students through the process of choosing university courses and increasing the percentage of those who engage in school-work alternation.
The National Plan for Digital School, envisaged by the reform, was rolled out in October 2015. Funds for a total of €1.1 billion have been identified, €650 million of which for infrastructure, training facilities, technological equipment, administrative digitization and connectivity and €400 million for the so-called 21-century skills, entrepreneurship and the relation between digital skills and work, staff training, mentoring measures and monitoring. The first implementation of the entire policy will be completed by December 2016.
As far as university education is concerned, an extraordinary plan for hiring 861 university researchers has been initiated through a decree implementing the provisions of the 2016 Stability Law. By 2016 the Plan will increase the number of type B researchers (tenure track), working at public universities from the current 700 to over 1,500. These researchers can be confirmed as tenured associate professors after a three-year contract if they have the scientific qualifications and have received a positive assessment from their universities.
In addition to this plan, resources have been allocated to the 500 professorships awarded on the basis of merit named after Giulio Natta, an extraordinary recruitment plan for hiring full professors and associate professors predicated on excellence criteria based on international standards and characterised by competitive remuneration and research funds and by the mobility of winners across all the Italian universities willing to hire them.
The 2015-2020 National Research Plan includes six key programmes and is aimed at incentivising business competitiveness and promoting the country's development through research expenditure amounting to €2.5 billion for the 2015-

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2017 three-year period (and €4.7 billion for the whole 2015-2020 period) in areas that are considered key sectors for Italy's research system. In addition, for the same 2015-2017 three-year period, additional resources have been made available for a total of €3.8 billion (€9.4 billion for the whole 2015-2020 period), from Regional Operational Programmes and the Horizon 2020 Framework Programme.
The Plan is based on six pillars: internationalisation, human capital, selective support to research infrastructure, public-private partnerships, the Mezzogiorno, quality and efficiency of expenditure (broken down in 12 specialisation areas). The Plan also intends to attract internationally renowned scientists offering them a high degree of flexibility in the organisation of their research activities, as well as the possibility to receive matching funds for already existing excellence research programmes.

Reducing regional imbalances

Against a backdrop of social as well as regional cohesion, economic growth is poised to pick up. The policies for the Mezzogiorno are predicated on the conviction that the reform approaches should be the same for all the Italian regions, but that they should be strengthened to make them more effective in those areas that are lagging behind in terms of human capital formation, productivity and infrastructure, by supporting them also through appropriate macroeconomic stimuli.
The 2016 Stability Law introduced new tax incentives for investment in the Mezzogiorno, available for 4 tax years. An important economic policy initiative is the Masterplan for the Mezzogiorno, which builds upon the strengths and the vibrant nature of the economic fabric of Southern Italy and places them in a context of industrial, infrastructure and services development so as to broaden entrepreneurship and the occupational skills while setting up and developing production chains.

The fight against poverty

The Social Act recently submitted by the Government and currently being considered by Parliament is characterised by a comprehensive approach on the support of distressed families, with priority being given to those with dependent children. The Government is investing an unprecedented amount of resources in this area: an additional one billion euros per year starting from 2017. Thanks to these resources, measures will be introduced to provide coverage to over half of the poor families with dependent children. The Enabling Law provides for more equitable and homogeneous welfare benefits, while a new integrated management system will be established for social services.
The action plan to reduce poverty will involve all social actors, starting from non-profit sector organisations to the social private sector. An important role will also be played by foundations of banking origin, which will participate with the government in the establishment of a fund to combat educational poverty, which will fund projects for poor children with €130 million a year over the 2016-2018 period to improve access to quality education and educational tools and out-of-school personal development tools.

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Finally, the ‘Dopo di noi’ (literally 'After us') bill currently being considered by Parliament contains provisions relating to the care, treatment and protection of people with serious disabilities in the years after the death of their parents or family members.

Taxation

The reforms introduced over the past two years are those contained in Enabling Law no. 23 of 2014. A number of elements of the taxation system and the relationship between taxpayers and the tax authorities have been changed. In addition, the Government has taken tax policy decisions that have reduced the tax wedge on labour, incentivised hiring of permanent employees and reduced taxation for households, especially low-income households, and on main residences, so-called 'bolted' equipment and agricultural land. The 2016 Stability Law has also introduced a reduction of the IRES (corporate income tax) tax rate on corporate profits, which will be applied as of 2017.
The reform action will be continued in 2016. New rules will come into force to develop a stable and impartial system to gather, calculate and publish the results of strategies to combat tax evasion. Every year the Government will submit a Report on the results achieved in the fight against tax evasion and the new strategic plans together with the Update of the Economic and Financial Document. The Report will be a key tool for taking ever more effective and targeted initiative to improve tax compliance.
Monitoring of tax expenditures will also be introduced in view of their reorganisation. The annual process of reorganising tax expenditures will be temporarily included in the Update to the Economic and Financial Document in the form of policy guidelines, which, once approved by Parliament with a specific Resolution, will become binding when the Government develop the budget package. The action to reorganise tax expenditures is aimed at abolishing or reviewing those expenditures which are no longer warranted due to changed social and economic needs or those which are a duplication of government expenditure programmes. The Government will rely on a Committee of Experts established by the Ministry of the Economy and Finance, composed of fifteen experts of economic, statistical, tax or legal-financial issues.
New rules on electronic invoicing will help identify income that would otherwise go unreported on tax returns. Electronic invoicing has become mandatory for suppliers of general government entities as of March 31, 2015. As of January 1, 2017 taxpayers who choose to use automated invoicing or registering procedures of their compensation will benefit from major streamlined filing compliance procedures. These measures are in line with the OECD approach, according to which the tax authorities shall no longer review tax compliance ex-post but rather become an authority which facilitates tax compliance and reduces intrusive checks to a minimum by leveraging technology.
As to other programmes envisaged in the Enabling Law, which had not been implemented by the relevant decree laws, the Government has already intervened or will do so with specific measures. The reorganisation of the public gaming industry has started with action on key aspects such as the way in which the

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sector is taxed, greater ability to monitor gaming devices and advertising; the latter will be governed by rules in compliance with EU policies.
More comprehensive and systematic action will be taken in terms of the review of cadastral values, once the complex operations of database alignment are completed. This action is necessary to accurately assess the revenue impact as well as the distribution effects on taxpayers. For the time being, with the 2016 Stability Law the Government has given priority to action on particularly critical issues relating to the determination of cadastral rents of property used for industrial and production purposes.
Ordinary and extraordinary activities relating to the cadastral registration of real estate units in the cadastral archives are being continued along with those to determine and ascertain their cadastral rents. With regard to residential property, targeted intervention is in place to review the classification of real estate in urban areas every year.
Finally, in line with the programmes of the European and Italian Digital Agenda, in December 2015 electronic filing of tax proceedings has been introduced as a pilot project in the Tuscany and Umbria regions, and it will be extended to all other Italian regions within two years. The range of web-based services has also been broadened, thus improving the possibility of 'remote' interaction between the tax authorities and citizens as well as companies.
After taking action on the regulations governing proceedings, the Government also intends to start a comprehensive reform of tax justice for more efficient jurisdiction and to ensure that judicial decisions are taken in a reasonable short time, through measures aimed at strengthening the professional skills of tax judges.

Spending review

The Government's tax policy is based on reducing and streamlining government current expenditure to free up resources for public investment and for cutting tax rates on labour, businesses and households. The Spending Review initiated in 2014 has already achieved remarkable results, as current expenditure (adjusted for the disbursement of the €80 premium, which is basically a tax cut) has declined in absolute terms and not simply as a percentage of GDP. From 2013 to 2016, the incidence of government current expenditure on GDP has gone down by 1.6 per cent. It has been estimated that the impact of the Spending Review will reach €25 billion in 2016.
The cut in the number of expenditure centres and the introduction of e-procurement are two key aspects of the strategy implemented by general government entities for streamlining procurement processes and costs. The Technical Committee on Aggregate Entities has a range of tasks, including that of determining goods and services procurement requirements for general government bodies and favouring coordinated planning of initiatives to increase the percentage of aggregate procurement. Some results have already been achieved in this respect. The survey conducted in 2015 on procurement in the year 2014 shows a reduction in the purchase price for 20 categories of goods. In the health sector, purchases of 19 categories of goods and medical devices were concentrated through 35 central purchasing agencies.

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Budget reform

Over the next few years the spending review will be supported by the reform of the Government budget, which is already operational for the 2017-2019 three-year periods. The legislative decree for completing the reform was adopted in February. In the spring, Ministers will set expenditure targets for the following three years based on a new approach, in line with the policy targets of the Stability Programme (Economic and Financial Document).
As of 2017 the Stability Law shall no longer be separate from the Budget Law: there will be one single set of substantive measures, whose first part will contain rules changing revenues and expenditure while the second part will contain revenue and expenditure forecasts under the existing legislation. These changes set the stage for a systematic and structural spending review, with the whole overview of resources emerging several months ahead of the Budget Law, when Ministries will set expenditure targets earlier, i.e when they draw up the Economic and Financial Document which will be confirmed in the relevant Prime Minister's Decrees by May each year. Progress towards achieving the spending targets shall be closely monitored.

Privatisation

The Government is implementing a privatisation programme of its subsidiaries and property with the aim of reducing the public debt and opening capital to market companies. In 2015 tax revenues amounted to more than 0.4 per cent of GDP, i.e. €6.5 billion. The programme for the next few years forecasts revenues at 0.5 per cent of GDP per year in the years 2016, 2017 e 2018, and 0.3 per cent in 2019.
The transactions made in 2015 include the sale of a share of ENEL's capital and the listing of Poste Italiane's shares amounting to 33.2 per cent of capital.
Arrangements to divest a share of up to 49 per cent of ENAV's capital in 2016 have already been made. Other transactions will be agreed upon during the year depending on the revenue targets. The privatisation of Ferrovie dello Stato or some of its components is part of the Government's medium-term programme.
The sale of public property will play an increasing role in achieving the revenue targets. To give greater impetus to this process last year the Ministry of the Economy and Finance and the State Property Agency started the ‘Proposta Immobili 2015’ initiative, which led to the selection of real estate units owned by local authorities and other government agencies to be included in programmes for their regularisation, renovation and sale. Some parts of Government property have been sold to Cassa Depositi e Prestiti in December. In 2015 the sale of property by local authorities, which own most of government property, fetched €946 million, thus the target was exceeded by €500 million.
The ‘Proposta Immobili’ initiative will be continued in 2016, also thanks to the data collected by the Ministry of the Economy and Finance to assess the real estate owned by all general government bodies. Ongoing initiatives include ‘Vetrina Immobili PA’, ‘Valore Paese’ and the activities of INVIMIT, the asset management company specialising in the renovation and change of use of government property.

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II.1 MACROECONOMIC FRAMEWORK

In 2015, the trend of real GDP was back in positive territory after three consecutive years of contraction: the result achieved (+0.8 per cent) is essentially in line with the official estimates published in October in the Draft Budgetary Plan (+0.9 per cent).
The most recent data point to a positive trend for the macroeconomic framework at the start of 2016. Following an unexpected decline in the final two months of 2015, industrial production experienced a greater than expected increase in January. Other economic indicators, such as new car registrations and airport and road traffic, suggest that economic activity continued to expand in the first months of the year.
Under the policy scenario, GDP grows by 1.2 per cent in 2016, which is equal to the growth rate in the scenario based on unchanged legislation. Despite the favourable prospects for the first quarter of 2016, the 2016 growth forecast has been revised downward with respect to the figures indicated in the 2015 EFD Update published in September. The revision is partially based on a real GDP growth profile in the second half of 2015 that was weaker than expected (in the summer of 2015). The positive trend of domestic demand was initially more than offset by a drop in exports linked to the slowdown of the large emerging economies, and later, in the fourth quarter, by a decline in production. It is highly probable that the weakness on the supply side is also linked to the new international economic framework. The growth in the 2017-2019 period would be higher, taking into account a budget policy continuing to focus on achievement of a balanced budget in the medium term, but more concentrated on promoting economic activity and employment. Real GDP is projected to grow by 1.4 per cent in 2017, 1.5 per cent in 2018, and finally, 1.4 per cent in 2019.
When compared with the scenario based on unchanged legislation, the repeal of the safeguard clause under the policy scenario should entail lower revenue from indirect taxes and a more modest increase in consumer prices. Inflation is projected to be 1.3 per cent in 2017 and 1.6 per cent in 2018. Against this backdrop, consumer spending can be expected to increase, with repercussions also on investment. Stronger domestic demand would cause an increase in imports and as a result, the contribution of net foreign demand would be negative over the entire forecast horizon.
The improvement in economic conditions should impact the labour market, with the unemployment rate declining to 9.6 per cent at the end of the period. Greater productivity matched with moderate wage growth is then expected to translate into even lower unit labour costs.

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TABLE II.1: MACROECONOMIC FRAMEWORK BASED ON UNCHANGED LEGISLATION (% changes, unless indicated otherwise)
	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	2.5	3.0	3.8	4.6	4.8
Oil price (Brent, USD/barrel, futures)	52.3	39.4	45.7	48.1	49.8
USD-EUR exchange rate	1.11	1.10	1.09	1.09	1.09
ITALY MACRO DATA (VOLUMES)
GDP	0.8	1.2	1.4	1.5	1.4
Imports	6.0	2.5	3.8	4.6	4.2
Final national consumption	0.5	1.2	1.0	1.2	1.4
Household consumption and NPISH	0.9	1.4	1.4	1.7	1.6
Government expenditure	-0.7	0.4	-0.3	-0.5	0.8
Investments	0.8	2.2	3.0	3.2	2.4
- machinery, equipment and other fixed assets	0.5	2.2	3.9	4.1	2.8
- transportation means	19.7	14.3	5.2	4.1	2.2
- construction	-0.5	1.0	1.9	2.2	2.1
Exports	4.3	1.6	3.8	3.7	3.4
Memo item: Current account balance (% of GDP)	2.1	2.5	2.5	2.4	2.2
CONTRIBUTIONS TO GDP GROWTH (1)
Net exports	-0.3	-0.2	0.1	-0.2	-0.2
Inventories	0.5	0.0	0.0	0.1	0.0
Domestic demand, net of inventories	0.5	1.3	1.3	1.5	1.5
PRICES
Import deflator	-2.7	-2.3	2.2	1.9	1.7
Export deflator	-0.4	0.0	1.7	1.9	1.7
GDP deflator	0.8	1.0	1.1	1.6	1.8
Nominal GDP	1.5	2.2	2.5	3.1	3.2
Consumption deflator	0.1	0.2	1.3	1.6	2.0
Memo item: Planned inflation	0.2	0.2	1.5
Memo item: HICP, net of imported energy, % change (2)	0.3	1.1	1.3	1.5
LABOUR
Labour cost	0.5	0.4	1.0	2.0	1.8
Productivity (measured against GDP)	-0.1	0.3	0.6	0.6	0.6
Unit labour cost (measured against GDP)	0.6	0.1	0.4	1.4	1.2
Employment (FTEs)	0.8	0.8	0.8	0.9	0.7
Unemployment rate	11.9	11.4	10.8	10.2	9.6
Employment (ages 15 to 64)	56.3	57.0	57.5	57.9	58.4
Memo item: Nominal GDP (in EUR mn)	1,636,372	1,671,584	1,712,933	1,765,250	1,822,211
(1) Discrepancies, if any, are due to rounding.
(2) Source: ISTAT.
Note: The macroeconomic framework has been developed on the basis of information available at 16 March 2016. GDP and components in volume (concatenated values, base year of 2010), data not adjusted for business days.

II. 2 THE MACROECONOMIC IMPACT OF STRUCTURAL REFORMS

In this section we document our estimates of the macroeconomic impact of structural reforms by focusing on a scenario where only the most recent reforms are considered, namely those eligible for the application of the structural reforms clause recently introduced by the European Commission. In particular, this scenario envisages only the new reforms of the Government, both approved and in the process of approval, which are expected to generate their effects starting from 2016. The estimates of the macroeconomic effects have been obtained through the quantitative models used at the Italian Ministry of the Economy and Finance (ITEM, QUEST III and IGEM). Moreover, the simulation results for this scenario of the recent reforms take into account some methodological revisions

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pertaining to the ways in which the provisions in each reform are translated into corresponding modifications of some of the relevant structural parameters of the models1. The main areas of reforms are the following: Public Administration (PA) and Simplification, Competitiveness, Labour Market, Justice, the reduction of the tax wedge and the school system. Moreover, interventions related to the nonperforming loans (NPL) in the bank balance sheets2 and the ‘Finance for growth’ have been included further relative to the NRP 2015.

TABLE II.2: MACROECONOMIC EFFECTS OF STRUCTURAL REFORMS FOR AREA OF INTERVENTIONS (percentage deviation of gdp from the baseline scenario)
	2020	2025	Long run
Public Administration	0.4	0.7	1.2
Competitiveness	0.4	0.7	1.2
Labour Market	0.6	0.9	1.3
Justice	0.1	0.2	0.9
School System	0.3	0.6	2.4
Tax Shift (total)	0.2	0.2	0.2
of which: Reduction of tax wedge (IRAP-IRPEF)	0.4	0.4	0.4
Increase in the taxation of capital income + VAT	-0.2	-0.2	-0.2
Spending Review	-0.2	-0.3	0.0
Nonperforming loans	0.2	--	--
Finance for growth	0.2	0.4	1.0
TOTAL	2.2	3.4	8.2

In Table II.2 the impact on output of each of the main reforms is presented. The overall effect of the reforms here considered is a GDP increase with respect to the baseline scenario of 2.2 per cent in 2020 and of 3.4 per cent in 2025. In the long run, the estimated impact on output is a 8.2 per cent increase.

FOCUS
Macroeconomic Impact of Finance for Growth measures

The economic crisis of recent years has exacerbated the problem of the credit crisis and, more generally, the difficulties for companies in raising funds. Credit market rigidities represent a major obstacle on the path of recovery and a strong limitation for investment and employment expansion. The constraint is particularly burdensome for the peculiarities of the production structure of the country, characterised by a large network of small and medium-sized enterprises, which represent the real backbone of the Italian economy. In a context in which public resources tend to be scarce, it is crucial to implement the effective incentives to improve the propensity to invest of private enterprises.

New tools available to businesses have been then introduced to facilitate access to credit, to promote productive investment and innovation, to encourage the capitalisation and stock exchange listing. New measures have broadened the variety of alternative sources of financing to the traditional ones: mini-bonds, credit-funds, equity crowdfunding and stock market. This represents a fundamental cultural shift, because access to the capital market implies more growth for firms which take advantage of them. Similarly new incentives for productive investment and capitalisation of the companies have been set, along with measures to support innovation.

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1 The simulations have been revised also in the wake of technical suggestions recommended in the report of the European Commission prepared in accordance with Article 126(3) of the Treaty (see http://ec.europa.eu/economy_finance/economic_governance/sgp/pdf/30_edps/126-03_commission/2015-02-27_it_126-3_en.pdf).
2 L. 132/2015 and more recently the D.L. 18/2016 and AC 3671/2016.

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MEASURES	RELATED LEGISLATION
Measures for innovation
Enlargement of the pool of innovative startup and simplification measures	art. 4 of D.L. 3/2015 (Investment Compact)
Tax credit for R&D activities	art. 3 of D.L. 145/2013, modified by art. 1, subparagraphs 35 - 36 of Law 190/2014 (LDS2015)
Patent box	art. 1, subparagraphs 37 – 45 of Law. 190/2014 (LDS 2015) modified by art. 5, subpar. 1 of D.L. 3/2015 art. 1, subparagraph 148 Law 208/2015 (LDS2016)
PMI (SME) Innovative	D.L. 3/2015 (Investment Compact) art. 4
Incentives for productive investments
Revision of New Sabatini	art. 2 of D.L. 69/2013, Law 190/2014 (LDS2015), art. 1, subparagraph 243, D.L. 3/2015 Art. 8
Guidi – Padoan provision	art. 18 D.L. 91/2014
Super amortisation	art. 1, subparagraphs 1 91 -94 of Law 208/2015 (SL2016)
Access to capital market
Minibond

art. 32 of D.L. 83/ 2012, (Decree for Development) modified by art. 36, of D.L. 179/ 2012, (Decree for Development bis) and by art. 12 of D.L.. 145/ 2013, (Destinazione Italia), art. 21 of D.L.. 91/2014

Simplification measures for SMEs going public	art. 20 of D.L. 91/2014
Introduction of multiple vote securities and loyalty shares	art. 20 of D.L. 91/2014
Development of Equity Crowdfunding	art. 4 of D.L. 3/2015 (Investment Compact)
Measures for credit liberalisation
Direct lending for credit funds, insurance companies and and securitization vehicles	art. 22 of D.L. 91/2014,
System of public guarantees, FCG, Confidi and Juncker investment platforms
Guarantee Fund for SME	art. 8 - 8 bis of D.L. 3/2015
Juncker investment platforms	Reg. (UE) 2015/1017, Art. 1, subparagraphs 822-830 of Law 208/2015 (LDS2016)
Incentives to capitalization
ACE	art. 1. of D.L.. 201/2011 (Salva Italia), modified by art. 1, subparagraph 138 of Law 147/ 2013 (LDS2014) and art. 19 of D.L. 91/2014
Deductibility of goodwill	art. 1, subparagraphs 95 and 96 of Law 208/2015 (SL 2016)
Easier investment in infrastructure, real estate and project bonds
Revision of the legislation on project bond	art. 1 of D.L. 83/2012 and art. 13 of D.L. 133/2014
Revision of the legislation on SIIQ (REIT)	art. 20 D.L. 133/2014 (Sblocca Italia)
Measures to attract investments
International standard ruling	art. 8 of D.L. 269/2003
Consulting services for foreign investors provided by Agenzia delle Entrate (Revenue agency)	Provision of the Revenue Agency no. 149505 of 16 December 2013 (envisaged in D.L. 145/2013 art. 10 (Destinazione Italia)
Court for companies with headquarter abroad	D.L. 145/2013 art. 10 (Destinazione Italia)
Increase of the threshold above which to notify the acquisition or disposal of major holdings	art. 20 of D.L. 91/ 2014 converted with modifications into L. 116/2014

A recent study by the European Commission shows how the financial distortions are particularly restrictive for some types of businesses, such as start-ups, innovative companies and small businesses3. The empirical analysis, based on an extensive survey

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3 European Commission, European Competitiveness Report, 2014 Report: Helping Firms Grow, chapter 2, available online at: http://ec.europa.eu/growth/industry/competitiveness/reports/eu-competitiveness-report/index_ehtm.

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of various European countries, documents how during the recent crisis the financial factors have greatly constrained the investment decisions of firms, although in a rather different way for countries and regions and depending on type of enterprise (in particular, the negative effects are different among micro-enterprises, companies in the manufacturing and high-tech companies).

MACROECONOMIC EFFECTS OF FINANCE FOR GROWTH MEASURES
(percentage deviation from the baseline)
	2020	2025	Long run
GDP	0.2	0.4	1.0
Consumption	0.1	0.4	0.8
Investment	0.6	1.4	3.3

An impact assessment of the measures contained in the package ‘Finance for Growth’ is reported in the Table. The simulation of these measures has been implemented with the IGEM model, assuming a rise in capital accumulation induced by easier access to credit businesses. In particular, it is assumed that in the long run the enhanced conditions of access to credit will result in a greater willingness of companies to invest. The assumption used in the simulation incorporates estimates by the European Commission (EC) about the impact on investment of an expansion in the availability of capital credit enterprise. In detail, it is considered the estimated impact of the increase of the flow of credit in the long term on the tangible investment, which, according to the EC of the estimates, is equal to 0.144.

It was therefore suggested that the full implementation of these rules over a period of ten years (until 2025) gives rise to an increase in the flow of loans to enterprises up to 10 per cent, which translates into an overall change in investments equal to 1.4 per cent. In IGEM model, this increase in investment has been achieved through an increase in the growth rate of physical capital by 0.07 per cent in four years5.
The results of the model simulations show how the positive effects of these measures translate into higher investments by 0.6 per cent already in 2020 and into higher GDP by 0.2 per cent. In the long run, investments increases by 3.3 per cent and GDP grows by 1.0 per cent compared to the baseline scenario.

FOCUS
The macroeconomic effects of the reforms for reducing non-performing loans (NPL) in the bank balance sheets

In this note we document the macroeconomic effects of three Government measures adopted between 2015 and 2016 with the aim of reducing the stock of non-performing loans (NPL) in the bank balance sheets (D.L. 18/20166) and increasing the speed and efficiency of the insolvency and liquidation procedures (D.L. 83/20157 and AC 3671/20168).

The first measure envisages the possibility of providing a State guarantee to banks for securitization operations with non-performing loans as the underlying assets (GACS). The

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4 See the Table on p. 58 of the cited paper.
5 In the IGEM model the increase in the growth rate of physical capital is induced by an increase in the value of installed capital and therefore an increase of capital per unit of investment. In the simulation exercise the variation in the growth rate of capital (set at 0.07 per cent in four years) is such to generate an overall increase of investment equal to 1.4 per cent in ten years.
6 It is in the process of being converted into law.
7 Converted with modifications into L. 6, August 2015, no. 132).
8 Draft law (DDL) delegating the Government on the overall reform of the legislative tools to manage company crises and insolvency procedures. It has been approved by the Council of Ministers in February 10th 2016 and is currently under approval at the Chamber of Deputies (A.C. 3671).

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State guarantees on NPLs can be requested by banks which securitize in return for a commission to be paid to the Treasury whose amount is a percentage on the guaranteed assets. The price of the guarantee is in line with market prices. This provision is temporary, as the opportunity of requesting state guarantees in the securitizations of NPLs has been introduced over a 18-month period, with the possibility, however, of extending the  application of the provision for other 18 months (until February 2019).

The other two measures are aimed at reforming the legislative tools for managing the company crises, on the one side, and at reforming the bankruptcy, civil and civil procedure legislation as well as the functioning of the judicial system, on the other. In particular, important provisions have been introduced to reduce the foreclosure times and the length of the insolvency and liquidation procedures. This enhances the efficiency of the judicial procedures for debt recovery, thus increasing the prices that investors are willing to pay for the NPLs.

The macroeconomic effects of the first decree, the one on the bankruptcy legislation aimed at accelerating the liquidation procedures, have already been documented in the Draft Budgetary Plan (DBP) and they are now amplified as a result of the recent Draft Law delegating the Government to pursue further reforms on this area. In the simulation exercise with the ITEM model to assess these effects, we assumed that those reforms would induce an increased incidence of disposed nonperforming loans and a parallel reduction of the gap between book values on bank balance sheets and the price that investors are willing to pay (pricing gap). This was implemented in the simulation of the model through a gradual reduction of the discount that investors require for purchasing the nonperforming loans.

In addition to the effects from the measures in the first decree, the new provision introducing a state guarantee on securitization operations for NPL’s is likely to amplify the incidence of disposed nonperforming loans. In particular, the assumption in the simulation associated with the first decree was an increase in the amount of disposed NPLs as a fraction of its overall stock (in net value) by 10 percentage points (from 5 to 15 per cent). In light of the new provisions of 2016, the increase in the incidence of disposed NPLs is assumed to be more pronounced, reaching 30 per cent in 2019.

Moreover, the higher easiness in disposing NPLs and reducing their burden in banks’ balance sheets, combined with the interventions on bankruptcy law to accelerate the judicial procedures for debt recovery, may induce banks to ameliorate the cost of lending. In the simulation we therefore assumed a reduction by 10 basis point of the bank lending rate with respect to the baseline scenario up to 2019.

The improvement in the banks’ financial conditions due to the increased incidence of disposed NPLs has a positive impact on the credit supply to the economy. This increase, combined with the slight drop of the bank lending rate, would imply an increase of output with respect to the baseline scenario reaching 0.2 percentage points in 2020, driven by higher investment (0.7 per cent) and consumption expenditure (0.2 per cent). A possible reduction of credit, however, might be obtained in the first year of simulation (2016) with respect to the baseline scenario, as a negative effect on loans is induced by the reduction of total assets following the realized losses associated with the larger number of disposals of nonperforming loans. The impact on GDP would be therefore slightly negative in the first year, with a 0.1 per cent reduction with respect to the baseline scenario, driven primarily by a drop of investment by 0.4 per cent. In the subsequent years, on the contrary, the expansionary effects on credit supply and output would prevail. Given the temporary nature of the mechanism for providing state guarantee to banks in the securitization operations, the simulation exercise does not extend its focus beyond 2020.

Table II.3 reports the effects of the interventions eligible for the flexibility clause associated to structural reforms with a focus on the main macroeconomic variables. The expansionary character of these reforms clearly emerges, especially

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in the medium to long run, with an impact on both consumption and investment broadly in line with that estimated for output. By using the models it was also possible to calculate the impact of the reforms on public finance and the results point to an improvement in the indicators of the performance of public finance with the only exception of 2016, when a short run deterioration of the deficit-to-GDP and a slight improvement of the debt-to-GDP ratios is obtained with respect to the baseline scenario.

TABLE II.3: MACROECONOMIC EFFECTS OF REFORMS (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	2.2	3.4	8.2
Consumption	2.7	4.2	6.3
Investment	3.3	4.8	11.5
Labour	1.5	2.1	3.7

II.3 THE FINANCIAL IMPACT OF NEW MEASURES IN THE 2016 NRP

The National Reform Programme is accompanied by the national grids of policy measures - born from the need to organically show the set of reform measures that the country is realizing - subdivided into 10 policy areas9. The grids contain both updates of the measures approved in preceding years, and new measures emerging during the review of provisions going into effect between April 2015 and March 2016. More specifically, there are 20 new measures and around 240 updates to measures already presented in the grids (equal to 55 per cent of the total).
The measures are thoroughly described in the grids, with respect to both regulatory and financial details10. The financial effects in the grids are stated in terms of higher/lower revenue and higher/lower expenditure both for the State budget and the public administrations and quantified with reference to the related balances. With the exception of certain cases, the quantification of the impacts in the grids highlights the measures' costs and benefits for the public finances, regardless of the financial coverage found in any measure.
Table II.4 summarizes the impact on the State budget11 of the updates of the grids made on the basis of the measures entered into force from April 2015 to March 2016. Various measures entailing higher or lower expenditure refer to refinancing, new institution, or reductions of budget funds.
For the five-year period 2015 - 2019, the most significant updates12 from the financial point of view are therefore:

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9 Grids and its "Guide to reading the grids" are available online in the section of the DEF 2016 "PNR - measures organized by area of intervention (grids)" http://www.mef.gov.it/documenti-pubblicazioni/doc-finanza-pubblica/index.html#cont1.
10 See. ‘Guide to reading the grids’.
11 This decision is mainly due to the significance of the central government in defining and implementing the measures. In order to analyze the impacts in terms of net indebtedness, please see the column "impact on the public budget" for each policy area.
12 It is recalled that in the measures of the grids are traditionally excluded contributions to public finance of local governments, either because they are better suited to the achievement of balance targets rather than to reform actions, and because in terms of net borrowing should be reported as "incremental revenue". To details on the contributions and the Understanding reached at the State - Regions Conference of 11 February 2016, see "Summary table of actions for CSR". In the area “Public expenditure and taxation” it is, instead, included the shift to the balanced budget of regional and local authorities, given the importance of the reform. Traditionally, variations of tables C and D of the Stability Law are not included. For the table E, see “Infrastructures and development” area.

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-   lower expenditures13 for about €31.9 billion for the State budget resulting mainly from measures of both "Public expenditure and taxation" (various reductions applied on State administrations, on the resources of the National Health Service and on purchases, as well as for the lower tax credit, deriving from the different fiscal discipline of write-downs and credit losses of credit and financial institutions and insurance companies) and "Labour and pensions" (including the reduction of the Fund for arduous work and measures of de-indexation of pensions) policy areas;
-   reduced revenues for about €85.5 billion in the period under consideration. The measures that give rise to lower receipts for the State budget concern several areas of intervention, including "Energy and Environment" (tax deductions), “Public expenditure and taxation” (for the extension of the deductibility of losses for the IRES and IRAP taxes for credit institutions and insurance companies; the sterilization of the safeguard clause of the 2014 Stability Law and of the increase in excise duty provided by the 2015 Stability Law; the postponement of the increase in VAT rates; and for the removal of payments due to the State by the Concession holders of authorized games), “Labour and pensions” (increase of the no-tax area for pensioners; tax exemption of productivity bonuses for compensation of employees not exceeding €50,000);
-   incremental revenue for about €22.3 billion are due, for the most part, to the interventions reported in “Public expenditure and taxation” policy area (including, different fiscal discipline of write-downs and losses; voluntary disclosure; increase of the State charge (PREU) on new slot (AWP) and video lotteries (VLT));
-   incremental expenditure  for about €86.1 billion related to all policy areas14, except for "Federalism" and "Products and competition”. With specific reference to the area "Infrastructures and development", the incremental expenditure  contained in Table II.4 (more than €3.8 billion over the five reference years) relate school buildings, the development of the intermodal chain for congestion of roads and railways, the great "cultural heritage" project, etc., but does not include the more than €8 billion provided in Table E attached to the 2016 Stability Law (including appropriations for ANAS and RFI investment program contracts - see. measures no. 4 and 615.

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13 In certain measures what is considered as incremental/lower expenditures for the State budget, is classified as incremental/lower revenue in terms of net indebtedness (for example see measure n. 7 of the “Support to businesses” area).
14 For instance, note the bridge financing to the single resolution Fund, measure n. 21 of the area “Financial system”.
15 It must also be considered the measure no. 28 of the area “Energy and Environment”, with regard to resources of Table E allocated for refinancing the mitigation of landslide risk.

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TABLE II.4: FINANCIAL IMPACT OF MEASURES IN GRIDS ON NRP (in € mn)
	2015	2016	2017	2018	2019
Public expenditure and taxation
Incremental expenditure	51	4,489	4,476	5,380	4,427
Incremental revenue	0	6,494	3,344	5,598	1,908
Lower expenditure	2,099	6,131	5,216	5,996	5,336
Lower revenue	0	20,091	14,935	15,394	12,217
Administrative efficiency
Incremental expenditure	3	498	346	209	197
Incremental revenue	0	3	9	9	9
Lower revenue	0	2	2	2	2
Infrastructures and development*
Incremental expenditure	451	1,231	684	672	793
Lower revenue	0	132	76	76	76
Products and competition
Incremental expenditure	0	15	15	15	15
Labour and pensions
Incremental expenditure	1,779	4,723	5,973	5,763	4,555
Incremental revenue	0	138	607	450	160
Lower expenditure	0	706	1,492	1,927	1,775
Lower revenue	0	599	946	1,114	1,114
Innovation and human capital
Incremental expenditure	1,019	3,375	3,219	3,227	3,023
Incremental revenue	0	16	0	0	0
Lower expenditure	0	7	7	7	4
Lower revenue	0	13	13	14	16
Support to businesses
Incremental expenditure	22	2,465	3,981	3,116	3,016
Incremental revenue	300	232	1,125	657	109
Lower expenditure	0	330	280	454	7
Lower revenue	0	738	5,422	5,831	4,467
Energy and environment *
Incremental expenditure	501	658	238	74	12
Incremental revenue	0	545	553	0	0
Lower expenditure	0	0	85	0	0
Lower revenue	0	106	1,103	927	11
Financial system
Incremental expenditure	0	2,756	103	103	103
Federalism
Lower revenue	0	6	6	5	5
*Net of amounts included in Table E annexed to the 2016 Stability Law.
Source: Analyses of the State General Accounting Office, technical reports and the information reported in official documents. The table excludes the resources of the Action & Cohesion Plan and of the various funds allocated to the interventions with a European dimension.

The update of the interventions planned under the Strategic Infrastructure Program this year is contained in the Appendix to Annex 2016 DEF 'Strategies for the transport and logistics infrastructure'.

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III.1	IMPLEMENTATION: THE FOCAL POINT OF THE GOVERNMENT’S ACTION

The 2016 National Reform Programme (NRP) represents the link between the planning of the reforms and their full implementation. It is an essential part of a three-year reform plan inaugurated by the current government upon its investiture; this reform plan has been enhanced over time, in response to the economic challenges that the country has faced in moving beyond the crisis. The reforms promoted in these years also originate from an awareness of the macroeconomic imbalances that have troubled Italy for decades, and that are at the core of continuing structural weaknesses: low productivity and high public debt.
The gradual recovery taking shape is mainly the result of the structural measures inaugurated by the government to respond to Italy’s long-standing problems. At the same time, the fragile economy still necessitates constant attention to the continuation of the reform process. In this regard, it is significant that the OECD’s recent report, “Going for Growth”, ranked Italy among the European countries having the highest rates of reform implementation, unlike the northern European countries where the pace of reform seems to have come to a halt.
The government is also aware that changes with such a strong structural impact (such as those legislated in the past two years) need to be carefully monitored and continually checked for their effectiveness. The 2016 NRP focuses on this implementation and verification process, while also outlining plans for new structural measures.
The government’s efforts are based on a strategy of supporting the growth and the competitiveness of the Italian economy, and promoting the excellence that distinguish some of its sectors. The Italian economy has been marked by the mediocre performance of productivity in recent decades. The government intends to revive the growth of various elements of productivity: labour productivity (with regard to employees and the self-employed), also through alignment of wages to productivity, including by means of enhancements to decentralised collective bargaining (with particular reference to recent measures contained in the 2016 Stability Law); capital productivity, through instruments aimed at stimulating investment, research and development, and measures to facilitate access to credit; and finally, total factor productivity, through a package of structural reforms, measures for deregulation, and policies to favour start-ups.

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Against this backdrop, the government remains committed to responsible management of the public finances, with the objective of gradually reducing the debt and consolidating growth (growth-friendly consolidation). With this objective in mind, the attention on budget discipline has been flanked by measures to support and revive public investment, which has been particularly weak in the wake of the economic crisis. These efforts will be undertaken in line with the EU flexibility designed to promote investment spending.

The government’s action with respect to key economic sectors (such as the labour market, training and education, the judicial system, tangible and intangible infrastructure, public spending and taxation, the banking system and the public administration) represents an effort without precedent in recent decades.
This chapter examines the principal measures approved in recent months and the status of implementation of the reforms inaugurated by the government upon its investiture, using an approach consistent with the 2015 NRP. In its recent Country Report1, the European Commission acknowledged that the Italian government has acted in accordance with the specific recommendations made by the European Council in 2015, achieving significant progress in the areas indicated as critical, and that this progress has been achieved notwithstanding the structural weaknesses that have continued to inhibit growth and Italy’s capacity to react to economic shocks. In any event, the crisis has shown how the effectiveness of national measures is also dependent on simultaneous reforms, including in other countries, and that the focus on the positive externalities of European integration needs to be revived.
Along with the measures to support businesses and the continuing attention on public expenditure, the reforms inaugurated by Italy are in line with the European Commission’s indications in the Annual Growth Surveys2, which identifies investments, structural reforms and responsible budget policies as the EU’s three economic-policy priorities. The government remains convinced3 that the growth of the country, and more importantly, of the entire European Union, is linked to greater convergence of the economies, the acceleration of structural reforms, and the strengthening of domestic demand. These objectives can be reached only if there is simultaneous strengthening of mutually reinforcing coordinated socio-economic policies.
The positive spillover effects of the reforms are the proof of the need (for each country) to move toward greater convergence and symmetry in macroeconomic adjustments. The EU Member States need to work together in order to complete processes crucial for the entire EU, from banking union to capital markets union to the completion of the Single Market, the promotion of investment, and the challenge of migrant flows.

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1 http://ec.europa.eu/economy_finance/eu/countries/italy_en.htm
2 http://ec.europa.eu/europe2020/making-it-happen/annual-growth-surveys/index_en.htm
3 In this regard, see Italy’s contribution about the future of the European Union, ‘A shared European strategy for growth, jobs and stability’
http://www.governo.it/sites/governo.it/files/ASharedPolicyStrategy_20160222.pdf

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This chapter is organised according to the Commission’s guidelines for the preparation of National Reform Programmes, and is much more condensed than in the past, with the presentation by policy challenges and areas of intervention. The more condensed form of this chapter is rounded out by an intermediate report published on the MEF web site4, which provides greater detail about the state of completion of the reforms5.
Finally, the NRP also includes an appendix that reports the overall time schedule for the reforms and summary tables regarding: the quantitative impact of the reforms; the measures for implementation of the country-specific recommendations; the implementation of the Europe 2020 targets.

Monitoring and legislative implementation

The data about the actual implementation of the reforms have shown the validity of the specific actions taken since the government’s investiture just a little over two years: with reference to the extent of implementation of the reforms launched by the government, the current rate of 69 per cent is more than triple than the rate reported at June 2014. The stock of 889 implementation decrees left behind by the two previous administrations has been reduced to 211 decrees (-76 per cent), with a rate of adoption of 79.3 per cent.
From 22 February 2014 to 29 March 2016, the government approved 328 Legislative Decrees; 201 were published in the Official Gazette of the Italian Republic, with 55.7 per cent thereof automatically going into effect without the need for any second-level implementation decrees.
This acceleration in implementation is the result of the first measures approved; in the second half of 2015, additional related and convergent measures were approved, both at a regulatory level6 and at an administrative level, in order to strengthen the coordination on the part of the Office of the Presidency of the Council of Ministers (for example, the organisation of technical working groups to resolve the complexities of inter-ministerial provisions).
With the full-scale use of the Monitor System as of June 2015, the ministries are making use of a shared operational dashboard to accelerate the process of implementing legislation. The month of April 2016 marked the start-up of the procedures contained in a protocol of intent signed in May 2015 by the State General Accounting Department and the Government Programme Office, with respect to indicators especially designed for measuring the status of implementation of the legislative measures for which each ministry is responsible. During 2016, the Government Programme Office will conduct special training sessions for officials of the cabinet and the legislative offices of the ministries, to consolidate and accelerate the administrative processes behind the reforms.

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4 #leriformeinItalia
http://www.dt.mef.gov.it/it/attivita_istituzionali/analisi_programmazione_economico_finanziaria/strategia_crescita/index.html (Italian text only).
5 The first report published regarded April-September 2015, and was a support to the EFD Update. The second report is related to October 2015-March 2016, and supports this EFD.
6 For example, the institution of the silent consent for the issuance of statements of agreement and opinions between administrations, as introduced by Law No.124 of 7 August 2015.

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Implementation of legislation also entails the continuous process of adjustment to European laws and regulations and reduction of the number of infractions. The European Policies Department is responsible for coordination of this process, and is committed to further reducing the number of pending infraction procedures, already cut by 30.25 per cent (from 119 to 83) between the date of the investiture of the Renzi government (February 2014) and March 2016.
This positive trend has been rounded out by the 2016 approval of the Law of European Delegation and the European Law, which will allow for settlement of other infractions pending at the time of the approval.

FIGURE III.1: INFRACTION PROCEDURES UNDER RENZI GOVERNMENT

Source: Office of the Presidency of the Council of Ministers – European Policies Department

III.2 PUBLIC DEBT REDUCTION

Public finance

Consolidation and growth7

Between 2009 (the first year in which the Euro Area’s GDP contracted) and 2015, Italy maintained an average deficit of 3.5 per cent; only six Euro Area countries produced a lower deficit (Austria, Malta, Finland, Germany, Estonia and Luxembourg). Considering the significant fall in GDP during the same period, this was an extraordinary fiscal effort. If one looks at the primary balance, excluding the public debt burden, Italy is the country that maintained the highest primary surplus on average (1.1 per cent) in the Euro Area, and was one of the few

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1 For details, see the paper ‘Consolidation and support to growth’, published on the MEF web site.
 http://www.tesoro.it/focus/consolidamento/Consolidamento_e_sostegno_alla_crescita.pdf (Italian text only).

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countries to have produced a positive balance, with most of the other countries having witnessed a deterioration in their position during the period considered.
In addition, when assessing the cyclically adjusted primary balance, fiscal consolidation is even more evident, with Italy being the Euro Area country to have achieved the most significant consolidation. Italy’s prudent budget policy is related to the existence of a high public debt, which, however, has increased during the period at a considerably lower rate with respect other countries considered.
The new policy scenario (for additional details, see the 2016 Stability Programme, Section III.3) provides for cutting the net borrowing from 2.3 per cent of GDP in 2016 to 1.8 per cent in 2017 and 0.9 per cent in 2018, before getting to a slight surplus in 2019 (0.1 per cent of GDP). On a structural basis, the balance should improve from -1.2 per cent of GDP in 2016 to -1.1 per cent in 2017, -0.8 per cent in 2018, and -0.2 per cent in 20198. Under the policy scenario, the debt-to-GDP ratio is projected to equal 132.4 per cent in 2016, before declining significantly in the years thereafter, to reach 123.8 per cent.

Spending review

CSR1 – ‘Ensure that the spending review is an integral part of the budgeting process’.

Spending review: objectives and results

The ratio of current expenditure to GDP decreased by 1.4 percentage points (from 47.4 percent to 46.0 per cent) from 2013 to 2016. Net of expenditure for social benefits (which reflects cyclical phases of the economy and factors linked to the ageing of the population), primary current expenditure had an average annual change that was close to zero or negative during the 2009-2015 period, notwithstanding the lengthy economic and financial crisis, which caused a significant contraction in the economic growth rate. Such expenditure aggregate is forecast to remain virtually stable in the next three-year period, thus falling gradually in real terms. The containment of spending made a significant contribution to the reduction of the deficit, which goes from 3 per cent of GDP of 2014 to an estimated 2.3 per cent in 2016, which is a 9-year low.

The government’s commitment to the spending review has played a role in the achievement of these results. Altogether, since 2014, the savings associated with the initiatives to streamline spending amount, in terms of net borrowing, to approximately €3.6 billion in 2014, €18 billion in 2015, €25 billion in 2016, €27.6 billion in 2017 and approximately €28.7 billion in 2018, and regard all levels of government9. These savings are mostly derived from: i) changes in spending

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8 This last level would ensure the achievement of Italy’s Medium-Term Objective (MTO), which was set at zero in 2012, but which the country has the option of setting at -0.25 according to Commission’s most recent three-year assessments.
9 The savings are quantified net of fiscal and social-security effects, and, in the case of the regions and local entities, are indicated prior to their usage as part of the easing of the restrictions of the Domestic Stability Pact or from the changeover to new public finance target balance (as from 2016). It is noted that the legislative measures indicated have provided for spending cuts that exceed the amounts outlined in the spending review. The table presents only those amounts that refer to measures for streamlining expenditure and to make expenditure more efficient. In addition, some measures are booked as part of revenue in the general government account.

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mechanisms and the organisational structure of the administrations; ii) increased efficiency in public procurement of goods and services; and iii) the abandonment of initiatives considered obsolete.
The spending review was initially conducted by extraordinary commissioners appointed by the government, who mainly concentrated on cutting expenditure for the procurement of goods and services.
Later, a working relationship was established between the spending administrations and the MEF in order to identify i) areas where spending could be reduced, and ii) programmes that were less than efficient. This effort also included analysis of the individual budget items.

TABLE III. 1 SPENDING REVIEW
Legislative measures	2014	2015	2016	2017	2018
Decree-Law No. 4/2014	488	773	565	565	565
Decree-Law No. 66/2014	3,120	2,972	2,800	2,727	503
Decree-Law No. 90/2014	0	75	113	123	153
2015 Stability Law	0	12,159	13,001	4,154	15,814
2015 Stability Law, revision at unchanged policies	0	2,024	1,375	1,921	1,668
2016 Stability Law	0	0	7,176	8,155	9,976
Total	3,608	18,003	25,030	27,645	28,678
Due to rounding, the totals may not correspond to the sum of the components.
Source: State General Accounting Department analyses and estimates using data included in the summaries of the financial effects of the legislation.

More specifically, the 2016 Stability Law estimates savings (in terms of net borrowing) of approximately €7.2 billion in 2016, €8.2 billion in 2017, and €10 billion in 2018, with initiatives to be applied at all levels of government. The most significant savings are represented by cuts in appropriations to the ministries, the contribution of territorial autonomies, and the provisions to streamline the purchasing of goods and services.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Spending Review and tax expenditures
With the new regulatory framework for tax expenditures (Lgs. D. 160/2015) the Gov.t will annually review existing tax expenditures according to their economic impact and present a Report to Parliament together with the Budget Law.
October 2016
	Spending review – Phase I (rationalisation of purchasing centres, processes digitalisation and standard costs) savings achieved: 3.6 bn in 2014 and 18 bn in 2015		2015
Strengthening the programme of rationalization for e-procurement and of the central buyers bodies (‘centrali di committenza’); setting up of the ‘aggregators Table’; extension of the obligations for the PA and its subsidiaries to use Consip (the National e-procurement Agency) for their purchases.

Annual decrees on market categories and maximum thresholds for independent tenders (if exceeded authorities must resort to Consip or to another party aggregator).
Definition of new benchmark prices based on ‘essential characteristics’ of the goods and services
By 2016
Standard requirements and fiscal capacity rules (Fiscal Federalism) for local authorities. Updating of the methodological notes
		Phase II of spending review (revision of Budget Law). Estimated savings: €25 billion in 2016, €28 billion in 2017 and 29 billion in 2018	Structural savings planned until 2018.
		Bill modifying L. 243/2012 providing for the implementation of the principle of balanced budget for regional and local authorities.	July 2016

Spending review: target areas

The savings projected for the State are largely based on selective initiatives to cut the expenditure of the ministries for approximately €2.7 billion in 2016, €2.1 billion in 2017, and €2.3 billion in 201810.

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10 Which, in terms of reduction of the appropriations available, amount to approximately €3.3 billion in 2016, €2.4 billion in 2017, and €1.8 billion in 2018.

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Other reductions have been achieved through the revision of transfers and subsidies to public and private businesses11.
Additional measures include, inter alia, the replanning of resources for healthcare-related construction projects (€0.3 billion in 2016 and €0.6 billion in each of the years 2017 and 2018) and the sale of buildings used by the Ministry of Defence (€0.2 billion in 2016).
The national social-welfare and public social assistance entities have been charged with cutting current expenditure, excluding that for pensions and assistance, by at least €53 million in the 2016-2018 three-year period. The provisions already provided for the 2014-2016 three-year period are to be temporarily continued with respect to the revision of the indexing of pension payments that are three times greater than the minimum pension, with savings, net of fiscal effects, amounting to approximately €335 million in 2017 and approximately €750 million in 2018.
The standard national healthcare funding requirement has been set at €111 billion for 2016, with a consequent impact of lowering net borrowing by approximately €1.8 billion. One portion of the financing of the national healthcare service (€0.8 billion) is subject the adoption of the new Essential Levels of Care (ELC). With further reference to the healthcare sector, the 2016 Stability Law supplies various tools for improving efficiency, including enhancements to centralised purchasing procedures and the introduction of deficit reduction plans for hospitals (including university hospitals), Scientific Institutes for Research, Hospitalisation and Health Care (IRCCS) and, as from 2017, local healthcare units (ASL).
The production of electronic personal healthcare records is to be completed through the institution of a national record hub that will get involved in the process, pending the activation of the regional hubs, which are expected to ensure optimal interaction between healthcare facilities and individuals, and efficient monitoring of healthcare expenditure.
Turning to the regions, a significant saving is expected from the changeover to the new public finance target balance (approximately €1.8 billion in 2016, approximately €1 billion in 2017 and €660 million in 2018). In addition, the regions and autonomous provinces have been charged with improving their contribution by approximately €4 billion in 2017 and approximately €5.5 billion in 201812.
With reference to public-sector employment, the freeze on turnover has been enhanced for the 2016-2018 period, with 25 per cent of the savings coming from terminations (which, net of the fiscal and social-security effects, amount to €23 million in 2016, €81 million in 2017 and €164 million in 2018). In addition, the resources for ancillary employee compensation have been limited and reduced (€36 million per year).

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11 Including the Italian National Railways (€0.4 billion in 2016), the fund for tax relief to businesses (€35 million in 2016, €41 million in 2017, and €60 million in 2018) and interest subsidies related to the financing made available by the Revolving Fund for Support to Businesses (€55 million in 2016 and 50 million in each of the years thereafter). Cuts have also been made to the compensation paid to authorised tax assistance centres (€40 million in 2016 and €70 million for the years of 2017 and 2018) and social services assistance centres (€15 million per year).
12 Inclusive of the savings on expenditure derived from the regions’ use of procurement centres for the purchases goods and services, which are equal to €480 million in each of the years of 2017 and 2018.

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Procurement units, public administration’s electronic market and streamlining of ICT purchases

Enhanced centralised procurement and e-procurement remain important elements of the spending review, as they allow for efficiency gains in purchasing processes and costs (including the administrative charges related to the execution of purchasing procedures) and greater traceability, transparency and simplification of administrative action. The start-up of the technical working group of aggregating entities is one of the more important initiatives already implemented. The group is charged with figuring out the requirements of the administrations in terms of purchases of goods and services, and facilitating coordinated planning of purchases, so as to increase the portion of purchases done in aggregate form.
This approach allows for fewer tenders by merchandise categories, with greater standardisation of purchasing procedures, and the achievement of fewer price differences for the purchase of the same goods and services, with consequent potential savings, without compromising the quality of the services. Some progress has already been made in this regard: a survey done in 201513 (with reference to purchases in 2014) showed an overall reduction of the unit purchase prices for 20 categories of goods, which were included in a basket of the most commonly used goods within the administrations. In addition, as a result of significant interaction between various areas of the State, the Healthcare Ministry, the Italian Anti-Corruption Authority and all levels of local and regional government, the purchases of 19 categories of goods and services (many of which are for healthcare) have been concentrated at 33 purchasing centres14.
The 2016 Stability Law continues in the direction already outlined and introduces more stringent restrictions15 in order to induce the administrations to increasingly make use of the CONSIP agreements for their purchases, providing for the obligation of justifying purchases not made through such agreements.
Every administration is required to use instruments for rationalisation as supplied by the centralised procurement system so as to impact the unit purchase price, coupled with expenditure rationalisation processes , such as the quantities purchased and the re-engineering of production processes to impact other aspects of expenditure. The contribution contemplated in terms of lower expenditure for public procurement is equal to approximately €216 million in 2016, €697 million in 2017, and €698 million as from 2018. The reductions for the ministries have been identified based on a criterion that rewards the administrations that made the most use of centralised purchasing in 2014.

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13 This is an annual survey of public administrations conducted by MEF, in collaboration with ISTAT. The survey is aimed at identifying the differential between the prices in agreements signed by CONSIP, the public administration’s central purchasing body, with respect to 22 categories of goods, and the prices actually paid by the administrations that did not purchase their goods through the CONSIP agreements. The survey refers to approximately 1,400 administrations.
14 Prime Minister Decree of 24 December 2015 for the implementation of Article 9 Paragraph 3 of the Decree-Law 66/2014 that identifies the types of goods and thresholds for which the State and regional administrations, NHS entities and local entities must go through CONSIP or another aggregating entity.
15 A forthcoming ministerial decree will identify the essential characteristics of the main services regarding goods and services covered by the CONSIP agreements; these will represent the qualitative and price benchmarks for the public administrations’ purchases of those goods and services.

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A critical aspect of this general framework is online purchasing, the substantial development of which has allowed for improving the public sector’s efficiency, while also ensuring significant savings. In 2015, the value of the purchases through the electronic market for Italy’s public administration (MEPA16), which is managed by CONSIP, was more than €2 billion (+39 per cent over 201417). In terms of the number of articles available (subdivided into 30 categories), MEPA is Europe’s largest electronic market for public procurement. With the 2016 Stability Law18, the obligation of centralised buying through the CONSIP agreements and the obligation of going through MEPA for purchases below the significant European threshold19 were extended to social services entities and fiscal entities (Revenue Agency, Customs and Monopolies Agency, and State Property Agency).
Another essential aspect of streamlining expenditure has been the rationalisation of outlays for ICT, which entails effects on operating costs, investments for process simplification and long-term strategic innovation.
Measures in addition to those outlined in the 2016 Stability Law are needed so as to reinforce CONSIP’s authority in situations where, despite existing legal obligations, it is possible to optimise the reliance on independent procedures. The MEF, as the head of the Programme for Rationalisation of Public Procurement, will need to act as the ‘sole buyer’ and later, as the ‘sole payer’, working together with CONSIP.
The 2016 Stability Law provides for a model to streamline ICT, which is based on roles and instruments assigned to various parties, and is to be developed through a ‘National Programme for Rationalisation of ICT Purchases’, which brings all of the parties involved together in an integrated, uniform and structured project (similar to the Programme for Rationalisation of Public Procurement). The new programme will require the definition of a regulatory framework, responsibilities, organisational and process measures, institutional coordination and adequate financing.
Additional instruments (alongside those mentioned above) are needed for maximising the leverage of public procurement (including an industrial policy instrument) and might include: the use of advanced negotiating tools (e.g. competitive dialogue) that stimulate research and investment, particularly for strategic goods or services; the definition of a national pre-commercial procurement strategy, connected with the role already assigned to the Agency for

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16 The MEPA is a system made available to the public administrations for purchases below the threshold defined for the purposes of the European Union (currently €135,000 for central government and €209,000 for other government). The main objective of the system is to support small- and medium-sized businesses in their efforts to supply the public administrations.
17 The result was achieved with an increase (from 523,000 to 650,000) of the number of contracts executed through the MEPA. Some 25 per cent of these contract refer to purchases made by the State administrations, while the remaining 75 per cent refers to the local public administrations (local entities, healthcare entities, and universities). More than 39,000 public ‘buyers’ made at least one purchase during 2015 (so-called active ordering points), with growth of +19 per cent over 2014. There are currently almost 55,000 authorised suppliers, with growth of +50 per cent over 2014. Some 99 per cent of the suppliers are small- and medium-sized businesses (micro-businesses: 72 per cent; small businesses: 23 per cent; medium-sized businesses: 4 per cent).
18 Law No. 208/2015, Paragraphs 494-503.
19 In relation to the threshold defined for the purposes of the European Union, it is noted that the values of €134,000 for the central government and €207,000 for other government entities come from the application of Article 28 of the Public Contracts Code (Legislative Decree No. 163/2006) and EU Regulations No.1336/2013.

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Digital Italy for ICT; incentives for the development (businesses) and usage (administrations) of new products/services, including through the use of EU Funds managed by Italian institutions; the involvement of the aggregating entities in the public demand start-up phase; the development of a high-tech, innovative solutions marketplace; the further usage of ‘green’ elements in public procurement of goods and services (all the way through to ‘circular economy’ concepts); the identification of innovative purchase formats, using, for example, pay-per-use tools.
A project for streamlining IT spending is the recently completed unification of the five data processing centres of the MEF’s General Administration, Personnel and Services Department. The project, which was inaugurated in 2013 as part of the spending review, has allowed for significantly cutting IT operating costs from €12.5 million (2013) to €8.6 million, with savings of 31.2 per cent. Considering that the related costs would have reached €15 million in 2015, the savings are even more impressive. The reduction of space and equipment translated into a 67 per cent decrease in spending on electricity, while other operating costs were also cut.

Budget reform

In February 2016, the government approved two Legislative Decrees20 for the revision of the State budget’s structure and enhancing the function of the cash budget; the decrees are now under review by the Senate and House Budget Commission for the related opinion.
The first decree regarding the completion of the budget reform is aimed at: i) making the budget more significant and easier to interpret and improving the quality of revenue and expenditure data; ii) enhancing the financial planning process and the role of the budget in allocating resources, including by making the spending review process an integral part of the budget cycle and improving monitoring with respect to the achievement of pre-set targets; and iii) simplifying procedures for provisions to change the budget during the year, so as allow for more timely availability of resources, for the purpose of the proper management thereof.
The second decree is aimed at enhancing the role of the cash budget in the budget forecast and from an operational perspective; its main objectives regard: i) creating a more direct link between parliamentary decisions about resource allocation in the budget and the point when such decisions impact the economic system through actual disbursement of the resources; ii) improving the management of the cash requirement, and the repercussions on the trend of the public debt; and iii) streamlining, including in quantitative terms, the issue of residual amounts in the budget.
With the focus on enhancing the financial planning process and the role of the budget in allocating resources, including through the integration of the spending

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20 The Enabling Act for completion of the Budget Reform according to the principles and criteria indicated in Article 40 and Article 42 of Law No. 196 of 31 December 2009 has been extended over the years, with the most recent extension on 15 February 2016 as provided by Article 1, Paragraph 2, letter c) of Law No. 9 of 22 January 2016, entailing the conversion, with amendments, of Decree-Law No. 185 of 25 November 2015.

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review in the budgeting cycle21, the first decree provides for a mechanism to set spending targets for the ministries and greater attention to the monitoring of the impact of the measures adopted for achievement of the targets. Therefore, specific spending targets are to be assigned to each administration by the end of May, on a basis consistent with the policy scenario priorities and objectives indicated by the government in the Economic and Financial Document (EFD). The central government will define its own financial planning by taking into account legislation in effect, efficiency improvements in the use of the resources that can be achieved through administrative procedures, and possible legislative/regulatory proposals aimed at achieving the expected results. These proposals will be evaluated for the purpose of their inclusion in the bill for the Stability Law and will be discussed by Parliament during the process of approving the budget.
Accordingly, the overall proposal for defining the budget will no longer be the sum of individual proposals or requests of the spending administrations, but it will be developed within the objectives assigned to those administrations, which represent the boundaries of the planning22.
Such procedure regards the central administrations of the State, while standard costs and standard requirements will continue to be the parameters to be used as the basis of the financing of fundamental expenditure for municipalities, metropolitan cities, and provinces, so as to ensure that the historical spending criterion is gradually and finally superseded, even in decentralised framework.
In addition, a Parliamentary bill is planned for defining the operational procedures for the final stage of the reform: The Stability Law will no longer be a separate law from the Budget Law; instead there will be a single law23. The unification of the two laws is aimed at getting beyond the traditional format for regulating public finance and improving the allocating role of the budget, by focusing the lawmakers’ attention on the aggregate of public revenue and expenditure, rather than their change in terms of margin.

Territorial entities’ contribution to spending review

The full-scale operation of the new accounting system for territorial entities24 is one of the key developments for 2016, and is an essential part of public-finance reform aimed at favouring coordination of the public accounts, fiscal consolidation, and the activities related to both the public spending review and the determination of standard costs and standard requirements. The new

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21 According to the provisions of current laws and regulations, the start of the financial planning cycle occurs with the presentation of the Economic and Financial Document (EFD) to Parliament by 10 April; the EFD indicates the government’s priorities and the economic/financial compatibility thereof for the public administration.
22 The necessity of evaluating (both simultaneously and in alternative terms) the financing of ‘historical’ activities and new spending proposals should facilitate the comparison between the respective effects and favour the reallocation of the resources among initiatives and activities in relation to their effectiveness.
23 The unification is provided by the law for the implementation of balanced budget principle (Article 15, Law No. 243/2012).
24 Such reform has been fully realised through the issuance of Legislative Decree No. 118 of 23 June 2011, as supplemented and amended by Legislative Decree No. 126 of 10 August 2014.

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accounting rules for territorial entities, which have been phased in from 1 January 2015, will be fully in effect as of 2016, through the consolidated budget, the income-capital accounting system, and the inclusion of all special autonomous entities.
The reform is fundamentally important for the regions, as it represents the first single set of accounting rules for local government, and requires major revision of the accounting systems of provinces, metropolitan cities and municipalities, along with their agencies and other operational entities. The budget forecasts and the final data of these entities will be transmitted directly to the Public Administration Databank using a single digital standard, according to the structure of the integrated account plan. The reform implementation process has been facilitated by the creation of a Commission for Territorial Accounting Harmonisation (ARCONET) at the MEF. The commission is charged with promoting the harmonisation of the accounting systems and budget formats of the regions, provinces, metropolitan cities and municipalities, along with their agencies and other operational entities.
The reform of the accounting system for the territorial entities produced its initial positive effects during 2015, and in particular, it contributed to an increase in investment, a reduction of the expenditure for intermediate consumption and employee compensation, and a reduction of the stock of accounts payable and of the related terms of settlement.
The government approved a Draft Law in March 2016 to introduce changes to Law No. 243 of 2012, with the aim of bringing the public finance restrictions on territorial entities in line with the reform of territorial accounting. The changes entail the substitution of the four budget balances of reference for the regions and local entities, with a single non-negative balance (accruals basis) between final revenue and final expenditure, for both the forecast and the definitive final accounts. The new provisions also govern borrowing transactions and the use of prior-year surpluses for investment transactions. Finally, the contribution of the territorial entities to the sustainability of the public debt is delegated to State law, and is based on payments to the Fund for the Amortisation of Government Securities, taking into account the trend of the economic cycle.

Healthcare

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Healthcare	Strengthening of Health Pact 2014-2016 (EAL, reference prices, drugs)		December 2015
		Health responsibility (AS2244)	By 2016

The spending review also continues to involve the healthcare sector25. By 30 June of each year (by 31 March 2016, the first year of application), the regions

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25 The 2016 Stability Law contains measures for such purpose, providing for: i) the update of the ELC and the creation of a commission for continuously updating the ELC and promoting the appropriateness thereof; ii) the deficit-reduction plans designed to increase the quality and the productivity of public service providers; iii) measures for hiring personnel, followed by validation of the requirements and plans for the reorganisation of regional healthcare services; iv) measures regarding activities for the prevention and management of clinical risk; and v) improvement of processes for the procurement of goods and services, with the aim of creating procurement centres for the purchases of certain categories of goods and the sharing of expertise, including on the basis of a national Health Technology Assessment (HTA) programme for medical devices.

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must identify the NHS entities that meet one or both of the following conditions: i) a cost-revenue imbalance; ii) an inadequate level of service with respect to essential levels of care. In such cases, the entity must present a plan (for up to a three-year period) to correct the shortcomings; the plan is to be assessed and approved by the region and, thereafter, to be checked on a quarterly basis. The directors general of NHS entities will be automatically dismissed in the event of any negative outcome to the region’s quarterly monitoring.
In addition, the government is committed to maintaining and consolidating the qualitative results achieved in the healthcare sector, thereby improving the rationality of spending in the regions subject to deficit-reduction plans. The government’s commitment in this regard entails both actions through special commissions located in the regions operating with a deficit, and the implementation of the Healthcare Pact. The pact is a three-year financial and planning agreement between the government and the regions regarding the National Healthcare Service’s spending and planning, and it is aimed at upgrading service quality, promoting the appropriateness of the services, and guaranteeing the unity of the system through the definition of ceilings on expenditure.

Other spending review measures

Other measures will involve various areas of the public administration, including the defence sector, where the reorganisation of the armed forces will allow for rebalancing defence spending, with the redeployment of resources toward greater investment. Such reform (as outlined in a Legislative Decree approved in February 2016) will affect the national military through:
-   the streamlining of the organisation, classification and structure of the armed forces;
-   rationalisation and standardisation measures, including, for example, the consolidation of the naval engineering corps and the weaponry of the navy and the reform of proceedings for appointment of the heads of the military;
-   measures aimed at securing additional savings, including, for example, the elimination of some specific forms for advancement to a higher rank that are no longer compatible with current resource levels.
Additional measures will be enacted in 2016 with respect to the defence sector (through enabling acts and provisions for immediate implementation) for the purpose of applying the provisions of the ‘Defence White Paper’ and the related reform programme26.
Finally, the spending review provides for action with respect to certain processes already inaugurated as part of the reform of the public administration.

26 With the ‘White Paper’, the government has aimed: to indicate, from a medium-term perspective, the military organisation that is best equipped to tackle the challenges and the opportunities regarding defence and international security; to identify the best governance model and consequent organisation on the basis of up-to-date criteria regarding effectiveness, efficiency and cost/income standards; and to develop the cultural and organisational elements that will allow the defence sector to contribute consistently to the country’s effort to build an indispensable security framework.

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For example, process digitalisation will make the entire public sector more efficient, while the reordering of investee companies will have an indirect impact on public expenditure.

Payments of the public administration’s trade debt

From 1 July 2014 to 31 December 2015, the monitoring of receivables claimed from the public administrations showed that 8.9 million invoices totalling €60.5 billion were paid against a total of 21.5 million invoices registered for a total of €129 billion, with the average payment period of 46 days (which declines to 44 days for the ‘active entities’). There are some 7,400 entities classified as ‘active’ on the monitoring system (entities that took action on more than 75% of the invoices addressed to them).
The participation of all of the public administrations in the monitoring system is aimed at making payment information available for 90 per cent of the invoices registered by the end of 2016 and 99 per cent by 30 June 201727. Considering the number of the administrations involved and the related services, getting all of the administrations on the system and the planning of the activities to implement the services (consistent with the digital expansion plan) should be done by December 2016.
As of March 2016, the number of top performing public entities in terms of the payment of electronic invoices (i.e. those that pay promptly) had risen from 300 to 50028.

Fiscal policies

Expansion of the taxable base, taxation and fight against the shadow economy

CSR1 – ‘Implement the enabling law for tax reform by September 2015, in particular the revision of tax expenditures and cadastral values and the measures to enhance tax compliance.’

In view of the spending cuts, the fiscal-policy measures provided by the 2016 Stability Law need to be considered in the context of a long-term strategy inaugurated in 2014 (with the €80 payroll bonus to low-/middle-income workers) and continued in 2015 (with the elimination of the labour component of the regional tax on productivity activity and with measures to cut the tax burden on businesses that invest in research and development). After an initial phase aimed at boosting the country’s competitiveness through measures aimed at reducing the tax wedge (which was consistent with the European Commission’s recommendations), the budget policy for 2016 and the years thereafter is associated with the process of implementing the structural reforms, and is aimed

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27 The objective of gathering information about 60 per cent of the invoices registered, by the end of 2015, was reached.
28 Selected from those entities that transmit information related to more than 75 per cent of the invoices addressed to them (classified as ‘active entities’) and that have received at least 1,000 invoices for a total amount of more than €1 million.

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at supporting employment and steadily guiding the Italian economy back to a path of solid growth.
The measures that have eased the tax burden on labour have been rounded out with the measures in the 2016 Stability Law directed at businesses: the corporate income tax rate is to be reduced from 27.5 per cent to 24 per cent as of 1 January 2017, while additional depreciation can be charged for tax purposes (an increase of 40 per cent of the cost recognised for tax purposes, for the purchase of new capital goods during the period from 15 October 2015 to 31 December 2016).

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Taxation	VAT and taxation on capital gains (D.L. 66/2014 cvt. in L. 89/2014).		June 2014
	Permanent reduction of tax wedge on labour (2015 Stability Law – L. 190/2014).		December 2014
	Reform of the local taxation on properties (IMU) and indivisible services for principal residences (TASI) (2016 Stability Law - L. 208/2015).		December 2015
Reduction of corporate taxation (2016 Stability Law: reform of local taxation on farmland and on “bolted equipment”; reduction of IRES at 24% in 2017)
Fiscal measures to boost investments (2016 Stability Law: amortisation of 140% for the purchase of capital goods; exclusion of instrumental properties from the firm’s assets)
		IRPEF: with the next Budget Law it will be evaluated the possibility of acting on IRPEF according to the available public finance space.	2017-2018
		Tax measures of VAT regime and taxation of business income	2016

Taxation of real property

The measures of the 2016 Stability Law with reference to local taxes, and in particular the Single Municipal Tax and the Tax for Indivisible Services, are also part of the government’s strategy of cutting the tax burden for individuals and businesses. In this regard, the strategy is based on an increase in household disposable income (with benefits, in particular, for lower income brackets) and a stimulus to consumption and investment. The main measures include: the elimination of taxation on primary dwellings (except luxury properties); the substantial reduction of cadastral income related to real properties classified in the D and E cadastral groups (so-called ‘bolted assets’); and changes concerning the exemption from the Single Municipal Tax for farmland.
As of 2016, the Tax for Indivisible Services will no longer be due with respect to primary dwellings, whether the property unit is the owner’s primary dwelling or the tenant of the property unit designates it as his primary dwelling. The Tax for Indivisible Services will continue to be levied on all real properties other than

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primary dwellings. The effects of the abolition of the Tax for Indivisible Services on primary dwellings, as estimated with the Treasury’s econometric model (ITEM), confirm the positive impact on consumption as of 2016. Considering the estimated growth of consumption of 0.25 per cent in 2017-2018, the effect on GDP would be a constant +0.1 per cent (compared with the baseline scenario) during 2016-2019.
The 2016 Stability Law’s other important measure regarding taxation of real property regards businesses, and provides for the redetermination of the cadastral income of productive assets classified in the D and E groups (the so-called ‘bolted assets’). The measure has excluded ‘machinery equipment, devices and other plant function to the specific productive process’ from the sphere of cadastral valuation.
Despite the elimination of the municipal taxes (the Single Municipal Tax and the Tax for Indivisible Services), the resources available to municipalities will remain virtually unchanged. The municipalities will be compensated for their loss of tax revenue through an increase of the resources in the Municipal Solidarity Fund in the amount of €3,767 million as of 2016.

Implementation of the fiscal enabling act

The deadline for the exercise of the fiscal enabling act expired in September 2015. Most of the law has been implemented through special implementation decrees. The specific structural and systemic measures adopted are illustrated in the table below, and are aimed at enhancing equity and transparency, by making the taxation system more growth oriented.
With reference to initiatives provided by the enabling act that were not implemented by specific legislative decrees, the government has already intervened (or will intervene in the next few years) with specific measures.
Through the 2016 Stability Law and forthcoming legislation, the government has initiated the reorganisation of gaming industry, with measures to address fundamental aspects such as taxation, greater control over gaming devices, and public disclosures according to European Union guidelines.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Fiscal system	Enabling Law on tax reform (L. 23/2014).		March 2014
	Enabling legislative decrees of L.23/2014		November 2014
Fiscal simplification and pre-compiled income tax return (Lgs.D. 175/2014).
	Tobacco products (Lgs. D. 188/2014);		December 2014
Revision of Cadastral committees (Lgs. D. 198/2014).

Cadastre: The revision of cadastral values will be subject to a general and organic intervention after an alignment of the databases needed to accurately assess the revenue and distributional effects on taxpayers.
2016-2018
	Legal certainty between tax authorities and taxpayers (Lgs. D. 128/2015		August 2015
VAT electronic invoicing (Lgs. D. 127/2015).
	Simplifying taxation for international businesses (Lgs. D. 147/2015)		September 2015
	Simplification of collecting system(Lgs.D. 159/2015)		October 2015
Monitoring of tax evasion (Lgs. D. 160/2015)
Sanction system (Lgs. D. 158/2015)
Litigation procedures (Lgs.D. 156/2015)
Reorganisation of fiscal agencies (Lgs. D. 157/2015).

Among its main objectives, the fiscal enabling law aimed to make the taxation system more stable and certain. Frequent regulatory changes generate added costs for taxpayers and uncertainty for business investment decisions, with negative effects on the medium/long-term credibility and stability of the taxation system.
The government has accordingly taken broad-based actions aimed at: i) improving the tax regulation framework and the management of the relationship between the tax authorities and taxpayers, in all of its phases, including disputes; ii) simplifying the fulfilment of tax obligations; iii) favouring the voluntary disclosure of the taxable base.
The legislative decrees adopted to date as part of the implementation of the enabling act have provided for:
-	the redefinition of the abuse of rights, extended to all taxes and accompanied by appropriate procedural guarantees (Legislative Decree No. 128/2015);
-	the introduction of a cooperative compliance system, according to OECD guidelines, and taxpayer management and internal control of fiscal risk (Legislative Decree No. 128/2015);
-	the enhancement of the tax authorities’ role in supporting businesses with international operations, and, in particular, the easing of restrictions on

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cross-border transactions and improvements with respect to the system of taxpayers applying for preventive rulings, litigation procedures, and the efficiency of the tax commissions (Legislative Decree No. 147/2015);
-	the revision of tax litigation procedures and procedures for taxpayers applying for preventive rulings (Legislative Decree No. 156/2015);
-	the revision of penal and administrative sanctions, which are assessed in proportion to the severity of the offence (Legislative Decree No. 158/2015);
-	making tax collection more efficient (Legislative Decree No. 159/2015).

The improvement of relationships between the tax authorities and taxpayers (a strategic and indirect objective of the implementation of the enabling act) has also been pursued through the methodical simplification of unnecessarily complex taxation procedures and compliance obligations. In order to limit the impact of tax assessment activity on the business operations of taxpayers, the government has focused on improving voluntary compliance through stronger ex-ante prevention (compared with the traditional ex-post control and assessment activity) and making better use of the information already held in the databanks available to the tax authorities.
Simplification measures include the introduction of pre-compiled tax returns, whereby employees and pensioners can view and download the personal income tax return with the data already matched by the Revenue Agency. As of 2016, the pre-compiled tax returns will include a large portion of healthcare expenditure and a greater number of tax deductions and credits; this change is expected to increase the number of returns accepted by the taxpayers, with positive effects on the Revenue Agency’s audit activity. A forthcoming decree to amend the provisions of Legislative Decree No. 175/2014 will introduce additional, significant simplifications with respect to the taxpayer obligations regarding the declaration, communication and payment of state and local taxes. Another important regulatory change is the redefinition of the mission of the tax agencies and the criteria contained in the conventions that are used as the basis for incentives.
From an operational perspective, the use of new databases and the accurate cross-checking of the data have made it possible to evaluate more precisely the degree of taxpayer risk, and to identify taxpayer traits that may indicate a propensity toward non-compliance. The tax authorities have thus been able to significantly improve their dealings with taxpayers who wish to comply, thereby reducing the cost of compliance.
The voluntary disclosure of the taxable base has been favoured by electronic invoicing. As of 31 March 2015, all suppliers to the Public Administration were required to start invoicing electronically. With the decree to implement the provisions of the fiscal enabling act regarding the electronic transmission of VAT transactions and the related payments, as of 1 January 2017, taxpayers who decide to use electronic procedures for invoicing and payment registration will benefit from important simplifications in terms of tax compliance29. These

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29 Taxpayers who elect to use electronic invoicing will not be subject to the reporting obligations related to the register of income/expenses and the black lists. In addition, they will benefit from more rapid refunds of VAT.

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measures are in line with OECD guidelines providing that tax authorities must be transformed from ex-post auditors into entities that facilitate tax compliance and minimise invasive controls by exploiting the use of technology.

Fight against tax evasion

Enhancements to the measures to fight tax evasion and to favour voluntary disclosure of the taxable base have positive effects on the equity and neutrality of the taxation system.
As part of the implementation of the fiscal enabling act, structural measures were adopted with regard to: i) the reporting on tax and social-contributions evasion and the results achieved to prevent evasion; ii) the monitoring, revision and coordination of tax expenditure with budgeting procedures30.
The measures to fight against tax evasion include new rules going into effect in 2016 for defining a balanced and impartial method for the reporting, calculation and public disclosure of the results of the strategies of fight against tax evasion. The new rules contain important changes: i) the preparation of an estimate of the tax gap (namely, the difference between taxes and social contributions actually paid and the revenue that would have been realised under a scenario of full compliance) for all principal taxes; ii) the obligation of providing separate evidence of the recovery of sums declared and not paid, and of the correction of errors in settlement based on tax returns, iii) the distinction, where possible, of the recovery of tax and social-contributions revenue attributable to the greater propensity of taxpayers to meet their tax obligations, and iv) the institution of a commission of experts charged with developing methods and procedures for monitoring and analysing the activities to fight and prevent evasion.
The government is to present an annual report (along with the EFD Update) about the results achieved with respect to the fight against evasion and the new strategies planned. These important changes represent an opportunity for radically modifying the approach to analysing and fighting evasion – an approach that is functional to undertaking increasingly focused and effective actions.

Results of the fight against evasion

In 2015, the Revenue Agency recovered €14.9 billion through activity to fight evasion. The positive trend has thus continued, with a 240 per cent increase in collections over 10 years.
Important results have been achieved in relation to the measures introduced by the 2015 Stability Law to combat VAT evasion and fraud: the introduction of the split-payment mechanism for suppliers to the public administration31 and the extension of the reverse charge to cleaning, demolition, plant installation and building services. The effectiveness of these measures has been confirmed by preliminary assessments: in 2015, the increase of VAT on transactions in Italy for

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30 Legislative Decree No. 160/2015
31 Article 1, Paragraph 629, letter b), of Law No. 190/2014.

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the effect of the split payment and of the reverse charge was approximately €3 billion.
The voluntary disclosure programme has also been an important factor in uncovering income not reported to the tax authorities. The 129,000 taxpayers applying for participation in the programme have declared approximately €60 billion of previously unreported income, and have thus far paid taxes amounting approximately €3.8 billion (net of interest), most of which have come from northern Italy. The applications now being audited are expected to result in the issuance of approximately 500,000 assessments before the end of 2016. As a result of the greater efficiency of the tax authorities, the timing for the disbursement of refunds was also decreased between 2014 and 2015. Given the simplifications introduced with respect to tax returns, in 2015, the Revenue Agency refunded €480 million to taxpayers who have no more than one employer.

Reordering of tax expenditure

Tax expenditure has been monitored for the purpose of coordinating it with current budgeting procedures, so as to formally recognise it at the two significant stages of budgeting: the planning phase and the preparation of budget legislation (Stability Law and Budget Law). The annual reordering of tax expenditure will temporarily be done as part of the EFD Update as part of the policy scenario measures, which, once the Note from Parliament has been approved through a special resolution, will become binding on the government for the purpose of preparing budget legislation.
The process of reordering tax expenditure will be aimed at eliminating or revising those expenditure items that are no longer justified on the basis of the changing social and economic needs or those that duplicate public expenditure programmes. More specifically, tax expenditure items will be thoroughly examined five years after their adoption, including through analysis of their microeconomic and social effects and their repercussions on society as a whole. The incremental revenue derived from measures to reorder tax expenditure will be allocated to the Fund for the Reduction of Fiscal Pressure32.

Revision of cadastral values

The revision of cadastral values33 will entail more general measures that are needed for accurately evaluating the distributional and tax-revenue effects on taxpayers. The revision will be done following a complex database alignment.
As outlined in the 2016 Stability Law, the government’s near-term action will focus on measures in areas particularly critical to the process of determining cadastral income of real properties used for industrial and productive purposes (so-called ‘bolted assets’, that can be classed in the D and E cadastral groups). This action not only constitutes progress in the process of revising the estimates for the categories of buildings subject to direct estimation, but it also defines a

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32 Instituted by Decree-Law No. 138/2011
33 The review of the census commissions has been completed, and the related decree has been in effect since 2014.

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single criterion for identifying the types of plant and equipment to be excluded from the computation of cadastral income, and allows for resolving major technical-estimation issues in the process determining the cadastral income of production facilities.
The public administrations are nonetheless continuing their current, extraordinary activity in relation to the cadastral registration of the real property units in the cadastral archives and the determination and assessment of the related cadastral income. For residential real property, provisions remain in effect for specific types of annual revisions to the classification of the urban real-property units, namely, the ‘revision of the classification of the private real-property units situated in municipal micro zones’ and the ‘updating of the cadastral classification due to changes having been made to building construction’34.
The revision of the classification of the private real-property units situated in municipal micro zones is undertaken by the Revenue Agency upon the request of local government, in cases where there is a discrepancy with respect to average market value. Thus far, some 17 municipalities, including Rome, Milan, Bari, Lecce and Ferrara, have requested revisions producing an overall increase of cadastral income of approximately €184 million.
The updating of the cadastral classification due to changes having been made to building construction can also be undertaken upon the request of local government. To date, such proceedings have involved 1,300 municipalities, or 17 per cent of all municipalities in Italy. The proceedings have resulted in approximately 94,500 notifications from the municipalities involved, with 67 per cent thereof entailing the need for a cadastral update. The resulting increase in total cadastral income amounts to approximately €181 million.

Online court proceedings

The government has undertaken steps to accelerate the process of digitisation of the Public Administrations, and has implemented e-government policies with the priority of establishing more immediate and straightforward dialogue with businesses and the public. In line with the Italian and European Digital Agendas, in December 2015, electronic tax court proceedings were inaugurated on a pilot basis in the Tuscany and Umbria Regions, and over the next two years, this project is to be gradually extended to all of the other regions of Italy. Internet-based services have been expanded, and have improved the possibility of ‘remote’ dialogue with businesses and the public35. Such changes are aimed at simplifying the relationships between the tax authorities and taxpayers, and allow for access to the tax court’s information system (S.I.Gi.T.) for electronic filing of documents and acts related to proceedings and consultation of case files.
Having addressed the regulation of the proceedings, the government also intends to promote comprehensive reform of the tax courts in order to provide the

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34 Paragraphs 335 and 336 of the sole article of the 2005 Budget Law.
35 In particular, 100 per cent of the more than 818,000 requests for assistance were serviced within three days through the CIVIS channel.

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public with a more efficient jurisdiction structure and more rapid settlement of the cases, through measures to increase the level of professionalism of the tax court judges. A technical work group staffed by personnel from the Ministry of Justice and the Ministry of the Economy and Finance has been instituted for this purpose.

The measures for the implementation of the fiscal enabling act (including those already approved and the additional measures to be proposed) are aimed at significantly impacting a vital issue: the prospect of a changes in the country’s taxation system and in the relationship between tax authorities and taxpayers.
The design and development of a new, more straightforward, transparent and equitable taxation system is today the country’s most important challenge. Within such a system, tax revenue will be driven by the certainty of the law, the reduction of the compliance-related costs, and the restructuring of the taxation organisation. Such a system also offers the important prospect of the recovery of the trust in the relationships between tax authorities and taxpayers, and support to economic growth, through improvements of the business climate and the capacity to attract foreign investment.
All of the measures adopted to date (and those still to be adopted on the basis of the principles contained in the enabling act) have started to generate important results and to improve the perceptions of specialist international observers. These measures are part of an agenda that the government intends to advance with determination in the next few years, with the intention of bringing about a drastic change of course, not only from the standpoint of taxation, but also and more importantly from a technological and cultural perspective.

Privatisations

State-owned equity investments, privatisations and public assets

CSR1 – ‘Swiftly and thoroughly implement the privatisation programme and use windfall gains to make further progress towards putting the general government debt ratio on an appropriate downward path.’

Privatisations

The government is implementing the programme to privatise State-owned companies and to sell off State-owned real property, with the objectives of reducing the public debt, and opening up the ownership of the companies to the market. It is expected the privatisation programme will generate fiscal revenue amounting to 0.5 per cent of GDP per year in 2016, 2017 and 2018, and 0.3 per cent in 2019.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Privatisation	Selling of public shares: Listing of Fincantieri (from CDP); dismissal of CDP Reti share; divestiture (from CDP) of Trans Austria Gasleitung GMbH – Tag; Listing of RAIWay.		2014
	Selling of further shares of ENEL, IPO of Poste Italiane.		2015
		ENAV, Ferrovie dello Stato. Further privatisations under consideration.	2016-2018

The most recent transactions include the sale of 5.74 per cent of ENEL on the market, through the use of accelerated book-building, and the market placement of shares of Poste Italiane through an initial public offering (IPO) of more than 35 per cent of the capital offered to retail investors in Italy, employees of the Poste Italiane Group and Italian and international institutional investors.
With the privatisation of Poste Italiane S.p.A., Italy exceeded the objective of 0.4 per cent of GDP (more than €6.5 billion) that had been set for the proceeds from the sales of equity investments (or similar transactions). Arrangements have also been finalised36 for the sale of up to 49 per cent of the share capital of ENAV during 2016.
The government has approved the draft of a Prime Minister Decree related to the stock-market placement of up to 40 per cent of the share capital of Ferrovie dello Stato Italiane S.p.A., without prejudice to the assignment of the ownership of the railway infrastructure to the State. The divestiture of the State-owned shareholding is expected through a public sale offering on the financial markets (including through two or more tranches) targeted to retail investors in Italy (including employees of the Ferrovie dello Stato Group) and Italian and international institutional investors.
In advance of the market listing, the holding company of the Ferrovie dello Stato Group has arranged for transactions to extract value from activities related to the core business: in particular, the electrical network was sold to Terna37, and Grandi Stazioni Retail, the company created from the divestiture of the company, Grandi Stazioni (the company managing the largest train stations in Italy), is to be privatised through a competitive public tender.

State-owned enterprises (SOEs)

As of January 2016, the approval of the drafts of executive legislative decrees for the implementation of the reform of the Public Administration has served as

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36 With Prime Minister Decree of 16 May 2014.
37 With the acquisition of the RFI network, Terna will have full availability of the high-voltage networks, and will be able to optimise their use, including in view of more widespread consumption of renewable energy sources. The assets covered by the transaction include: approximately 8,400 kilometres of power lines, and all of the rights and accessory relationships. The transaction had a total value of €757 million. The value of the network was established by the Authority for Electricity, Gas and the Water System. Part of the proceeds will be reinvested of railway infrastructure works, as provided by the 2015 Stability Law.

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the basis for restructuring the rules governing equity investments held by the Public Administrations. With the draft of the decree approved, a consolidated act has been adopted with reference to stock companies (joint-stock companies or limited-liability companies); this act provides for a major downsizing of the investments held in unprofitable companies (shell companies, inactive companies, companies operating at a loss, micro companies, and companies that do not produce essential public services). Clear criteria have been outlined to be used as the basis for setting up and operating investee companies in the future. The legislative decree’s objectives are: better governance of State-owned companies; greater operational efficiency of the companies, through a clearer and simpler regulatory framework; additional savings, through the requirement for a single director or a board of directors with 3-5 members, and the definition of criteria for determination of director compensation, with limits set on compensation in proportion to the size of the business. Significant savings on public expenditure are expected from this process of streamlining the portfolio of State-owned enterprises.

Value enhancement and disposal of real property assets

The extraordinary programme for extracting value from public real property assets is a single, long-term plan coordinated by the government (and the MEF, in particular) that concerns all of the institutional owners and/or operational managers of the assets. The various parties to the programme and their priority tasks are: i) the State Property Agency, as the facilitator of the development of initiatives to extract value from all public real property, with a specific role to act as a liaison and support to local entities, through the segmentation and definition of portfolios on a basis consistent with territorial development needs and with the most suitable investment instruments; ii) INVIMIT SGR, as the catalyst of public and private resources for enhancing the value of public real property and developing business in territorial areas, through direct and indirect investment; iii) CDP Group Real Estate, as the developer of property-related financial products that also appeal to the international market; iv) the public entities, as owners of the real properties covered by the various transactions.

In 2015, this programme generated income from property sales in the amount of €946 million, mostly related to real properties held by territorial entities, which contributed significantly to Italy’s exceeding its objective of €500 million; the target was surpassed despite ongoing problems related to the market’s absorption capacity, limited appetite for the type and location of the properties, and critical factors related to the regularity of documentation, including cadastral and urban records. The MEF and the State Property Agency inaugurated an initiative known as ‘The 2015 Real Property Offering’ in order to provide a greater impetus to the value-enhancement and divestiture processes; this initiative has led to the selection of portfolios of properties owned by local government and other public entities that will be processed for the purposes of regulatory compliance, value enhancement and divestiture. Altogether, some 234 entities applied for the initiative, with a total of 739 assets whose declared value is approximately €2.7 billion. Given the high level of participation and the entities’

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need for support in implementing strategies for bringing the properties to the market, the initiative has been continued in 2016.

Certain real properties proposed for ‘The 2015 Real Property Offering’ were immediately transferred to the portfolio containing the public real properties to be sold under the extraordinary programme. The remaining assets are now being analysed for the start-up of value-enhancement and re-use projects, with the input of the municipalities involved; this effort is aimed at preventing degradation, generating cultural and social value in local communities, and the start-up of important urban requalification plans, including with the use of market instruments such as real estate funds and other financial vehicles.
With the objective of supporting Italy’s competitiveness and attracting foreign investment, the Office of the Presidency of the Council of Ministers, through the ICE38, has inaugurated the ‘Public Administration Real Property Showcase’ project, for the design and development of a web application available to Italian and foreign investors for the purpose of presenting offers to invest in public real property39.

The activity to enhance the value of the assets owned by the State and of other public entities is also being conducted through the “Valore Paese” (Country Value) initiative which concerns a network of major historical, artistic or natural treasures that will be reclaimed for tourism-cultural purposes and for community development40.

The aforementioned initiatives are rounded out by the activity of Invimit41, with the objective of promoting the creation of a new market for public properties. In particular, the ‘State Segment’ action plan for 2016 aims to identify new ways to use decommissioned public buildings, to add value to, and to restore, public real property located in critical markets, and to support the managers of public asset portfolios, with policies to prop up demand. The action plan provides:
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the continuation of the acquisition from the provinces of the real properties leased to the Interior Ministry, for a value of €300 million, and, at the same time, the start-up of building restoration works;

-
the continuation of the transfers of real property portfolios selected for various real estate funds42 for a value of €290 million, and the start-up of construction works needed for leasing of the properties;

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38 The agency for the promoting Italian businesses abroad and the international expansion of Italian businesses. The initiative has been developed in collaboration with the MEF’s Department of the Treasury and the State Property Agency.
39 To be sold, leased, traded or granted under concession for value enhancement.
40 As part of this project, the Valore Paese – Lighthouses project entailed the initiation in 2015 of public tenders for 11 State-owned lighthouses. Given the market’s positive response, the project will be promoted again in 2016, while the network initiatives will be rounded out by the development of trekking and walking routes (for religious pilgrimages, cycling, road worker houses and so forth).
41 Invimit is the public funds-management entity set up in May 2013, and it is currently focused on providing new ways of making use of public real property in portfolios that have been transferred to recently created real estate funds. The entity’s activity is totally concentrated on creating value for the assets under management, through processes to normalise, transform and regenerate public real property that is no longer instrumental to the running of the central government and, more importantly, local government.
42 I3-Universities, I3-Latium Region, and I3_INAIL.

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the urban restoration of assets contributed by the State, the military and local entities to the I3-State-Defence real estate fund, in order to be able to sell areas and real properties having the authorisations needed for converting the assets for other market uses.

The 2016 ‘Territory Segment’ action plan of the I3-core Fund of Funds managed by Invimit SGR has instead provided for the structuring of investment transactions in target funds, as promoted by territorial entities with the support of the State Property Agency, and managed by funds management firms operating in various parts of the country.

For 2016, the value enhancement and divestiture of public property assets will also be continued through the use of software developed by MEF for the reporting of the real property assets of all of the Public Administrations (approximately 10,700 central and local entities), and the preparation of a statement of market value43. At the end of the latest reporting period (data for 2014), the Department of the Treasury’s information system had gathered detailed information on about 2 million properties (buildings and land).
The Treasury’s system is rounded out by the Open Demanio portal, another initiative which exclusively refers to property owned by the State. The portal, which is promoted and managed by the State Property Agency, has been operational since January 2016, and has made available to the public, in a transparent format, both detailed information and geographic location with reference to the real properties owned by the State (31,766 buildings and 13,631 plots of land, for an estimated value of more than €59 billion).

During 2015, the process of transferring State real property to territorial entities, as provided by the laws governing state-property federalism, was accelerated, and thus ensured the transfer of approximately 60 per cent of the assets potentially transferable. At 31 December 2015, a total of 3,496 assets had been transferred, for a total value of approximately €887 million. The re-opening of the deadlines will entail new activities functional to ensuring the gradual transfer of other portions of the State portfolio available. At the same time, the transfer of the State’s cultural assets to local entities continued44. As of the end of December 2015, the transfer formalities had been completed for 67 properties of historical-artistic interest, whose transfer value came to approximately €367 million.

The actions taken with respect to public real property represent a crucial factor for the achievement of the savings on expenditure provided by the spending review. The ‘federal building’ managed by the State Property Agency and already inaugurated in 18 Italian cities will allow for gradually concentrating central and local government offices in single territorial logistics hubs within each province, including by using assets made available by the Defence Ministry. This approach is expected to result in lower costs of rentals and utilities, and better service to the

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43 Article 2, Paragraph 222, point 11 of Law No. 191/2009 – 2010 Budget Law.
44 According to the procedure provided by Article 5, Paragraph 5 of Legislative Decree No. 85/2010.

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public, and should allow for the pursuit and achievement of the objectives of a 30 per cent reduction in space and a 50 per cent reduction in rents compared with the end of 2014.
The effort to achieve savings on spending also encompasses a focus on improving energy efficiency, including through the introduction of CONSIP’s first public tenders with reference to energy service companies. For this purpose, the State Property Agency has already published a first set of performance indicators (which are aligned with best practices in the field) that will serve as the benchmarks for the Public Administrations in future years. The State Property Agency has already begun collecting cost and consumption data for 2015 for all of the real properties in use by the State administrations, and this data will be used for monitoring the extent to which the administrations gradually move toward the benchmarks.

III.3 PRODUCTIVITY AND EXTERNAL COMPETITIVENESS

Structural policies

Transport, infrastructures, tenders, networks and environment

CSR 2 – ‘Adopt the planned national strategic plan for ports and logistics, particularly to help promote intermodal transport through better connections.’

Transport, infrastructures and liveable cities

Until now, the national system for infrastructure, transport and public tenders has suffered, on the one hand, from excessive regulation (which, moreover, has been fragmented and muddled) and, on the other hand, from an absence of planning and assessment.
In responding to these limitations, the government is implementing structural reform policies that should eventually get Italy back on par with Europe. These policies will reinstate the central and essential role of strategic decisions in ex ante planning and assessment, thereby simplifying the regulatory system and making it more flexible, along with the related implementation procedures.
With the abolition of the so-called “Legge Obiettivo” (Objective Law), the planning process will once again employ ordinary instruments which are the backbone of the forthcoming General Transport and Logistics Plan, and the Long-Term Planning Document (LTPD). The change is occurring by safeguarding the continuation of priority projects for the country’s development via a project review that is part of the planning process and that also includes unfinished projects.
Against this backdrop, the new Public Tenders Code introduces innovative solutions for project financing, with the institution of a fund for feasibility planning and a single fund for project financing. The latter fund will be used for proceeding with financing, project remodelling, and possible revocation of financing.

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Taken altogether, the regulatory measures regarding infrastructures should provide a strong impetus to the revival of public and private investment.
The transportation and network projects are considered priorities for reinforcing the country’s competitiveness, and for providing efficient logistical services and connections to both businesses and the public. The works recently completed and those very near completion (including, for example, the alternative route through the Apennine mountain passes, the Naples-Bari railway line, and the autostrada Salerno-Reggio Calabria toll highway) are proof of the intensity of the effort now in progress to modernise the country’s infrastructure. In addition, the facilitation of investments and incentives for their realisation are contributing to the achievement of national objectives as well as objectives at a European level. Noteworthy in this regard is the European Commission’s Annual Growth Survey 2016 which has made the revival of investment one of the EU’s three economic-policy priorities.
The government is continuing work on the National Ports and Logistics Plan approved in 2015, through a strategic unitary and integrated approach, with the new Public Tenders Code (and the related abolition of the so-called “Legge Obiettivo”) constituting the basis for action.
In the implementation of the enabling act to reform the Public Administration, the government initially approved a draft of a legislative decree for the administrative reorganisation of the port system, with the institution of 15 port authorities versus the 24 existing authorities.
The 15 port authorities will be headquartered at what are defined as ‘core’ port facilities according to European laws and regulations. A new governance model has also been outlined, with a streamlined management committee, while a working group with advisory functions has been established for partnerships referring to maritime resources. The Ministry of Infrastructure and Transport has created a national working group for coordination of the port authority system, with the aim of centrally managing and harmonising strategic decisions to be made for the development of the system. Finally, simplification provisions have been introduced, including the creation of a single administrative service centre and a single customs and control centre.
The development of the national transport system is also based on the measures outlined in the Airports Plan and the new investment strategy for the railway network, which represents one of the government’s priorities with respect to transportation and infrastructures. The 2015 and 2016 Stability Laws and other regulatory provisions have appropriated an additional €17 billion of resources for investments in the railway network: €9 billion appropriated with the 2015 update of the programme contract and another €8 billion to be appropriated with the 2016 update. These resources will allow for the concrete implementation of the government’s priorities with respect to railway infrastructures: the first €9 billion will be used for technological and security improvements to train transport, the upgrading of passenger transport services in metropolitan and regional areas and along the European corridors, and the further development of cargo transport services. Also important in this regard is the Transport Regulation Authority’s approval of the criteria for determination of the rates for accessing infrastructures and services, as this should provide greater stability to the economic regulation of the sector for the next five years.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Infrastructures	National Plan for Ports and logistics (L. 164/2014) Agreement of 31 March 2016 in State-Regions Conference after the judgement of Constitutional Court.		August 2015
	Identification of national interest airports (Presidential Decree 201/2015)		September 2015
	National Plan for social and cultural re-development of deprived urban areas (2015 Stability Law). Prime Minister Decree for the establishment of the Committee for the evaluation of projects		October 2015
	Contributions for intermodal combined transport services (2016 Stability Law – “FerroBonus” and “MareBonus”)		December 2015
National Plan for Defence and security (cyber security, defence systems, police forces – 2016 Stability Law - L. 208/2015)
	Enabling law for the reform of public tenders (L. 11/2016)		January 2016
	Implementation of Law 11/2016		April 2016
Delegated legislative decree 50/2016 to implement EU Directives 23, 24 and 25 of 2014 and review public tender legislation.
		Guidelines for the implementation of the Code of public tenders and concessions (ANAC)	May 2016
	Ultra-Broadband Plan (2020 target: 85% of population covered with connection of at least 100Mbps)		2015-2020
	Implementation of the Ultra - Broadband Plan. Agreement with the Regions on the joint use of regional and national resources and the DCF allocation		February 2016
		Extraordinary Plan for the redevelopment of peripheries (Stability Law 2016)	By 2016

Measures for the improvement of urban quality.
Recovery program for the residential public building. University residences realization. New investment for underground. Interventions for the development of cycle-stations and soft mobility facilities. National Plan for electric vehicle recharging.

Turning to the road network, the ANAS45 2015-2019 long-term plan provides for investments over more than 3,600 kilometres of roads for a total amount of

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45 It is also noted that the 2016 Stability Law established that, ‘in order to improve the planning and spending of the investments for ANAS S.p.A. and to ensure a flow of resources in line with the financial needs, as from 1 January 2016, the resources booked to the State budget, howsoever appropriated to ANAS S.p.A., will flow into a special fund to be recorded in the forecast of the Ministry of Infrastructure and Transportation. For the implementation of the provisions during the first period, the Minister of the Economy and Finance is authorised to issue, by decree, upon a proposal by the Ministry of Infrastructure and Transportation, the appropriate changes to the budget in terms of residual amounts, accruals and cash balances.

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€15 billion, including €6.3 billion for the completion of routes, €7.3 billion for extraordinary maintenance, and €1.4 billion for new works, mainly in connection with urban hubs. The plan is mostly addressed to building up the country’s strategic infrastructure assets, improving access to metropolitan areas, and enhancing intermodal connections. The 2016 Stability Law has provided for some significant changes in order to reach such objectives, including the introduction of a single ANAS fund, whereby the assignment of resources to individual projects will be replaced with overall financing of programme contracts46.

The 2016 Stability Law calls for two other important developments: i) the prioritisation, with respect to soft mobility, of the planning, design and development of a national system of tourist cycleways47; ii) the start-up, design and development and/or improvement of the maritime services for the combined cargo transport (‘maritime bonus’) and intermodal railway transport of cargo arriving or leaving ports or logistics hubs (‘railway bonus’) so as to improve the intermodal chain, to make the system for cargo movement more sustainable, and to reduce congestion on the road network; the resources for this initiative have been appropriated, together with the funds for the purchase of the latest generation of heavy transport vehicles.
Infrastructure projects are also important for potentially improving the quality of life in cities. In this regard, the measures include: i) the adoption of an extraordinary programme for upgrading security in the suburban areas of metropolitan cities and provincial capitals; ii) a programme to recover and restore public housing; iii) a social housing plan to facilitate access to renting and owning residential property; iv) additional projects for design and development of university housing; v) investments for development of mass rapid transit; vi) the development of cycling stations, and projects for urban security; vii) energy upgrades of the existing stock of buildings; viii) the national plan for recharging electrical powered vehicles.

Digital Agenda and broadband

As part of the European Digital Agenda, the Ultra Broadband Plan operating programme was approved in August 2015, and appropriates €2.2 billion to be drawn from the resources in the 2014-2020 Cohesion and Development Fund (CDF), for immediate project implementation. A framework agreement signed with the regions in February 2016 provides that such resources will be used according to a territorial distribution that considers i) the estimated funding needed for public projects in the so called ‘white areas’ (‘market failure’) and ii) the other resources available for the financing of the Ultra Broadband Plan in each

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46 It is also noted that the 2016 Stability Law established that, ‘in order to improve the planning and spending of the investments for ANAS S.p.A. and to ensure a flow of resources in line with the financial needs, as from 1 January 2016, the resources booked to the State budget, howsoever appropriated to ANAS Spa, will flow into a special fund to be recorded in the forecast of the Ministry of Infrastructure and Transportation. For the implementation of the provisions during the first period, the Minister of the Economy and Finance is authorised to issue, by decree, upon a proposal by the Ministry of Infrastructure and Transportation, the appropriate changes to the budget in terms of residual amounts, accruals and cash balances.
47 Article1, Paragraph 640 of Law No. 208 of 28 December 2015

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region. In the ‘white areas’, direct project work will be undertaken with the construction of a network that will remain public (State-regions) and will cover 7,300 municipalities nationwide, and thus the completion of the project work will no longer rely on sinking fund subsidies.
As part of the implementation of the guidelines set out in the European Digital Agenda, a decree48 was approved in February that will allow telecommunications service providers i) to use other network infrastructures, ii) to be able to negotiate the inclusion of channels in the networks being planned, and iii) to access certain information about existing network infrastructures49.

As part of the 2014-2020 Rural Development Plan, the farming industry will be expected to contribute to ensuring the Digital Agenda objectives through infrastructures that will ensure connectivity of more than 30Mbps and up to 100Mbps for ultra broadband in rural areas. The funding as provided by the partnership agreement includes public resources of €566 million, including €258 million from the European Agricultural Fund for Rural Development (EAFRD). Around 3,000 Italian municipalities situated in intermediate rural areas and those with overall development problems will benefit from the direct project work. These are marginal areas affected by broadband market failure where only public intervention can guarantee high-speed connectivity.
An add-on to the Ultra Broadband Plan is the Smart Cities & Communities policy that is designed to facilitate adoption of smart technologies in Italy’s main cities, including through experimental projects.

Environment and sustainability

The new framework of rules approved by the Italian Regulatory Authority for Electricity Gas and Water (AEEGSI) for the determination of tariffs50 went into effect on 1 January 2016. The new framework will facilitate the needed investment in the water sector, while also ensuring the sustainability of the tariffs, service quality improvement, and the streamlining of operations, with effective recognition of costs only with respect to works actually completed.
The new rules are rounded out by the provisions of environmental legislation supporting the 2016 Stability Law51 that address the infrastructure deficiencies in the water sector, with the creation of a specific guarantee fund for projects aimed at building up water sector infrastructure nationwide. The fund’s resources will come from a specific component of the integrated water service tariff. The environmental legislation also contains a series of provisions regarding remuneration of environmental and ecosystem services, waste management, reclamation, river basin districts, and environmental damage.

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48 Legislative Decree No. 33/2016.
49 These are aspects already governed by Italian law, but in the new decree, they are systematised and, in many cases, redefined, with provisions for new compliance actions, obligations and sanctions. Many provisions specifically regard municipalities.
50 Water Tariff Method.
51 Law No. 221 of 28 December 2015, ‘Environmental provisions to promote green-economy initiatives and to prevent excessive use of natural resources.’

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In addition, from a competitiveness perspective, and with a view toward reviving ‘green’ investment and exploiting its potential in terms of employment, the legislation also provides for a series of measures to promote transition toward a more circular economy and to improve efficiency and sustainability in the use of the resources.
Consistent with European guidelines regarding the circular economy, the aforementioned measures provide for: the revision of the national sustainable development strategy; the inclusion of minimum environmental criteria as part of all public tenders; the drafting of a national action plan for sustainable consumption and production; a voluntary national environmental quality system (for additional details about the environmental legislation, see the intermediate report published on the MEF web site (Italian text only).

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Environment	Law on crimes against the environment (Law 68/2015).		May 2015
	Law to promote green economy measures and for the containment of excessive use of natural resources (L.221/2015)		December 2015
		Implementing legislation of L. 221/2015: L.D. concerning the remuneration of ecosystem and environmental services.	By 2016
Remediation and environmental damage: simplification of remediation process; reform of SIN management
		Waste management: regulatory authority and progressive transition from tax (Tarsu) to tariff; Reform of the consortia	June-December 2016
		Hydro-geographic districts	November 2016
		Green Act Bill (environmental taxation; circular economy, renewables, mobility)	By 2017
		Reform of the governance of National Parks (AS 1034)	November 2016

The efforts to ensure environmental sustainability have been rounded out by the drafting of legislation (so-called ‘Green Act’) containing measures concentrated on the decarbonisation of the economy, efficient use of resources, restoration and protection of the natural ecosystems, and financing for development. Another legislative bill covers the reform of the governance of parks and protected areas.

Juncker Plan

The development of the projects included in the Juncker Plan also represents an important contribution to infrastructure investments. According to the latest data in reference to the European Fund for Strategic Investments (EFSI, the fund that extends the European Investment Bank’s operations for implementation of

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European initiatives), Italy has 29 initiatives in process, between financing agreements and infrastructure projects, for €1.7 billion of resources. Considering the leverage effect, additional investments of approximately €12 billion can be made.
More specifically, within the ‘SMEs Window’, some 21 transactions for €318 million have been approved, to the benefit of more than 44,000 businesses, mobilising more than €7 billion of investments overall. The project basically covers financing agreements executed by the European Investment Fund and banks, which disburse new loans to small- and medium-sized businesses.
The ‘SMEs Window’ initiative is flanked by eight ‘Infrastructure and Innovation’ projects that have secured €1.4 billion of financing, for a total investment of €4.8 billion. These projects refer to various sectors: transport and telecommunications infrastructure (roads, railways, and broadband), energy efficiency with greater environmental protection, innovation and industry (bioplastics and technologies)52.
Finally, in accordance with the 2016 Stability Law, the Cassa Depositi e Prestiti (CDP) has been designated as the national institution for the promotion of the Juncker Plan projects. As a result, the financial transactions of the investment platforms admissible to the EFSI promoted by the CDP may be backed by State guarantees.

FIGURE III.2: JUNCKER PLAN BENEFICIARIES

Source: European Commission, ‘Investment Plan for Europe- State of play’ 2016

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52 For details, see the site, “Investment Plan-State of Play March 2016’
 http://ec.europa.eu/priorities/sites/beta-political/files/italy-ip-state-of-play-march-2016_en_0.pdf

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Reform of public procurement

The initiatives in support of infrastructure policies will also benefit from expected reform of the code for public procurement, which is needed for increasing the transparency of contracting procedures and upgrading the systems for awarding public contracts for specific jobs, services and supplies. The reform is slated for completion by 18 April 2016 with the definitive approval of the draft of the legislative decree53 by the Council of Ministers54. As provided by the enabling act55, the government has incorporated into a single decree the EU Directives No. 23-25 of 2014 on adjudication of concession contracts, public tenders, and contracting procedures for providers of water, energy, transport and postal services; the decree also restructures the regulations in effect regarding public contracts related to specific jobs, supplies of services and concessions56. The decree does not provide for implementation regulations, but instead relies on soft law, by using general guidelines and other instruments for flexible regulation, so as to allow for constant and prompt updating, consistent with ongoing changes in the public procurement system.
From the standpoint of furthering lawfulness in contracting, the new code provides for the strengthening of the role of the Italian Anti-Corruption Authority (ANAC) with respect to its functions of supervising, promoting and supporting best practices, including through the adoption of guidelines, classification of the publication of tenders, classification of tender specifications and facilitation of the exchange of information between contracting authorities. Among the changes worth noting are the provisions to promote the independence of selection boards, with members to be selected from a register held by ANAC, and the establishment of a steering committee, at the Office of the Presidency of the Council of Ministers, as the coordination and monitoring body.
All provisions of the new code are focused on quality: quality of planning, quality of contracting authorities, quality of businesses, quality in the methods for selecting contractors, with the most economically advantageous offer identified as the preferred criterion for adjudication. The new code also institutes a contracting evaluation system, with the creation of a graduated rating based on the complexity and monetary brackets of the tenders, which will classify the administrations on the basis of their organisational structures, inclusive of the specific expertise of their employees57. The system will also assign a legality

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53 Currently, the draft of the legislative decree (for implementation of the 2014/23/EU, 2014/24/EU and 2014/25/EU Directives of the European Parliament and European Council of 26 February 2014, on adjudication of concession contracts, public tenders, and contracting procedures for providers of water, energy, transport and postal services, as well as the restructuring of the regulations in effect regarding public contracts related jobs, services and supplies) is currently under review by the Parliamentary commissions (AG 283).
54 Following the preliminary approval on 3 March 2016 and the procurement of the related opinions of the State-Regions Conference (31 March 2016), the Council of State (1 April 2016) and the Parliamentary commissions responsible.
55 Law No. 11 of 28 January 2016.
56 As of the date when it goes into effect, the code will substitute the prevailing Legislative Decree No. 163/2006 and will abrogate tender regulations (Decree of the President of the Republic No. 207/2010), even though some provisions of the regulations, as expressly listed in the new code, will continue to be applied until the issuance of the acts (guidelines, decrees, and so forth), which the code has referenced for the discipline of specific aspects and/or institutions.
57 Particular attention is placed on the planning of public works, and the reform, in confirming the subdivision of the three planning phases, requires that the first level of planning must contain a costs-benefits analysis of the project.

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rating to businesses, which will reflect long-term reliability capacity and reputational capacity of the business, based on qualitative and quantitative indices, in accordance with criteria set forth in the ANAC guidelines.
As an incentive to transparency, the public contracting system will gradually be converted to a completely electronically managed operation, with consequent reduction of administrative charges.
Consistent with the abandonment of extraordinary procedures and in implementation of an express principle of delegation, the code provides for the abolition of so-called “Legge Obiettivo” (Objective Law) with the planning of the infrastructures and priority projects for the country’s development to go back to employing ordinary instruments, namely, the General Transport and Logistics Plan58 and the Long-Term Planning Document59 (LTPD). The first LTPD will provide for recognition of all of the projects already included in the project review.
Consistent with the foregoing, the notion of the general contractor has also been significantly revised, and has become a general point of reference. The contracting authority, however, will need to justify adequately reasons for requiring a general contractor, based on project complexity and other needs for the purpose of ensuring high levels of quality and security and cost-benefit results. In addition, in recognition of an express criterion of delegation, the code prohibits the general contractor from also taking on the role as the party managing the works. Therefore, in cases involving general contractors, the project presented in a public tender becomes definitive, and is no longer a preliminary project.
As required by European law, the new code has harmonised concessions, with a single set of rules applicable to concessions for specific jobs, services and supplies, clarifying that concessions are term contracts that entail operating risk for the private-sector counterparty. Another provision specifies that private-sector parties who are holders of concessions for specific jobs or public services as of the date when the new code goes into effect, and whose concessions are not covered by project financing or public tenders, must subcontract 80 per cent of the contracts in an amount above €150,000 through the use of public tender procedures60.

The new code likewise introduces specific regulations for the public-private partnerships (PPP), thus making it possible standardise procedures nationwide so as to improve the combined use of public and private resources, particularly with regard to research and innovation61.

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58 Which contains the strategic guidelines of the policies concerning the mobility of people and goods, and the country’s infrastructure development, adopted every three years, upon the proposal of the Minister of Infrastructures and Transportation, with Decree of the President of the Republic, subject to CIPE resolution, after having secured the opinion of the State-Regions Conference, and having consulted the Parliamentary commissions responsible.
59 Pursuant to Legislative Decree No. 228 of 2011 that contains the list of the projects related to the transport and logistics sector, which are considered eligible for financing according to feasibility planning, and which are to be planned and executed on a basis consistent with the General Transport and Logistics Plan.
60 The concessions already in effect are to be adjusted within 24 months of the date when the new code goes into effect. The verification will be done by ANAC and especially appointed personnel, according to the indications provided by the ANAC guidelines.
61 The code recognises a new partnership for innovation. Within the priority procedures to be used to provide an incentive for its use, the new partnership is considered key in terms of sustainable economic growth and efficiency and quality of public services. In line with the EU guidelines, within the new PPP procedure, a special emphasis is placed on the project planning phase both with regard to the allocation of the risks and with regard to the sustainability of the project’s economic financial plan. Other significant aspects of the tenders reform approved by the government concern the introduction of European standard tender document, which will facilitate participation of all business in procurement procedures, and ANAC’s assignment of a specific reputational ratings to businesses, so as to reward those meriting the highest ratings.

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Finally, the introduction of special proceedings in judicial chambers is very important for ensuring the effectiveness and the expeditiousness of the adjudication procedures and certain timing in the execution of the contracts62.

Security and defence plan

The government, including in consideration of increasing terrorist threats, has approved an important package of security measures aimed at reinforcing tangible and intangible infrastructure available to the armed forces. A monthly bonus of €80 has been provided for security and defence personnel63. The extraordinary annual subsidy of €960 will apply to around 500,000 employees, for an expenditure of €510 million in 2016.
With further reference to public order, €50 million has been appropriated for new instruments and equipment, including for personal protection, to be used by security and defence forces. An appropriation of €150 million has been made to reinforce cyber security and information technology at a national level. Finally, financing has been made available for personal income tax credits of up to €15 million for the installation of digital video-surveillance systems or execution of contracts with security firms.
A fund amounting to €245 million has been included in the Ministry of Defence’s budget forecast for 2016 in order to support extraordinary national defence and security projects.

Competition in services

CSR 6 – ‘Adopt competition-enhancing measures in all the sectors covered by the competition law, and take decisive action to remove remaining barriers. Ensure that local public services contracts not complying with the requirements on in-house awards are rectified by no later than end-2015.’

Annual law for the market and competition

Parliament’s approval of the draft of the 2015 annual law for the market and competition can provide a stimulus to the opening of markets and increased competition. In drafting the law, the government incorporated most of the indications of the antitrust authority provided July 2014. The law is designed to remove restrictive regulations that impede competition and innovation resulting

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62 In particular, the code provides that defects related to the composition of the tender commission, and/or the exclusion from the tender due to a lack of subjective, economic-financial, and professional-technical requisites, are considered immediately damaging, and may be brought before the Regional Administrative Court within 30 days of the publication of the composition of the commission, or of the list of the parties excluded and parties admitted. Moreover, the failure to challenge such measures precludes the right to assert illegality in subsequent acts of the tender proceedings, including through cross-appeal.
63 The bonus is not considered as part of wages, is not subject to social contributions, and is not considered as part of total income for personal income tax purposes.

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from continuing rent-seeking and privileges. The law will have its greatest impact on insurance, telecommunications, postal services, energy, banking, professional services (notaries, lawyers, and engineers) and pharmacies.
The Chamber of Deputies concluded its review of the law in October 2015, introducing various amendments that mainly regarded professional services, pharmacies and postal services.
The definitive approval of the law is expected by the end of June 2016; in the meantime, the government has taken action to revise regulations in sectors critical to competition. In February 2016, the government presented the National Plan for the Reform of Professional Services (provided as part of the implementation of the new European directive on the recognition of professional qualifications64); this plan was prepared with the active participation of all of the administrations and stakeholders involved. The plan calls for the continuation of three priority actions (which the government has already inaugurated): i) revision of training for certain technical professions (engineers and surveyors) in order to better outline their spheres of activity and expertise; ii) assessment and adjustment of State exams for qualifications, in order to align the qualifications with the professional activity that is to be carried out; iii) creation of technical work groups (with the participation of the Ministry of Labour and Social Policies, the Ministry of Education, Universities and Research, the regions, and the Institute for the Development of Professional Training of Workers) for the identification, through special agreements, of minimum national standards for those professions whose training is vested with the regions pursuant to State law, and for the identification of those professional positions which, in not being governed by State law, cannot be considered legitimate. As of February 2016, Italy was one of only six Member States that had completely ratified the new ‘Qualifications’ directive, and was one of 17 Member States that had presented a national plan.

The government intends to pursue the process inaugurated with the first annual law for competition, making this standard legislation for correcting market malfunctions, with the objective of making the deregulation process stable. In this regard, as provided by the initial law, the second annual law on competition will be enacted in 2016, upon conclusion of the antitrust authority’s reporting. The proposed legislation currently under review could impact communications, healthcare, transportation and local public services, in connection with other reforms of government (for example, reform of the public administration).

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Competition		2015 Annual law on competition (Draft Law)	Giugno 2016
		2016 Annual law on competition (Draft Law)	December 2016

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64 The Plan is an obligation provided by Article 59 of the new directive ‘Qualifications’ (Directive 2013/55/EU, which amends Directive 2005/36/CE, ratified with Legislative Decree No. 15 of 29 January 2016), which has required examination and assessment, with administrations and stakeholders, of all regulations related to the 175 professions regulated in Italy, for the purpose of checking their conformity to the criteria set at a European level (proportionality, non-discrimination, presence of overriding reasons of general interest).

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Many of the sectors affected by the annual law have already been the target of deregulation initiated some years ago, showing positive effects on the opening of the market and the reduction of the mark-up, as shown in the chart below.

FIGURE III.3: SECTOR-SPECIFIC MARK UP IN ITALY – 1992-2014

Source: MEF analyses using data ISTAT and EUKLEMS

Italy’s performance in terms of reduction of the sector-specific mark-up in services is generally in line with the other EU countries, if retailing is excluded65. This trend is also confirmed by the continuous improvement of the country’s position in the OECD’s indicators of Product Market Regulation (PMR). For Italy, the results of the PMR in 2013 showed a modest level of regulation in general66. Italy’s ranking continues to fall above the EU median, and its improvement has been greater than that reported for France and Germany.
At the same time, Italy is among the countries that continue to progress in the ongoing adoption of the Services Directive, by eliminating restrictions on the free circulation of goods and services. A recent report of the European Commission67 shows that, in a situation where implementation of the directive has varied from country to country, Italy is one of the top-ranking countries in terms of the number of restrictions eliminated.
Other sector-specific measures have regarded the energy industry, with reform of the tariff system for consumption, which went into effect on January

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65 See A. Thum-Thysen, E. Canton, ‘Estimation of service sector mark-ups determined by structural reform indicators’, European Economy, Economic Paper 547, April 2015.
66 With an improvement from 1.49 in 2008 to 1.26 of 2013. It is noted that a lower number reflects greater opening of the markets.
67 ‘Report on Single market integration and competitiveness in the EU and its Member States’ 2015

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2016. With this initiative, the current progressive structure of electricity tariffs and charges (which account for about 40 per cent of a utility bill) will gradually be phased out, and in three years, the tariffs will be equal for all consumers. The social bonus programme will be intensified in order to lessen the effects of the reform on the weaker segments of the population.

Reform of local public services and local transport

The government has incorporated provisions to reform local public services within the decrees for implementation of the law on the reform of the public administration68. Competitive means for public contract awards, standard costs and standard sized areas for service delivery, the latter of which must be at least at a provincial level, are some of the factors to ensure the quality and efficiency of services to the public. Local government leaders may only directly award contracts or handle services in house, if i) they can justify the reasons for not going to the market and in particular, that such decision is not comparatively disadvantageous for the public, including in relation to standard costs and ii) they can illustrate the benefits of their decision to the community69. Verification of this reasoning will be done on the basis of a directive issued by ANAC. Should local government elect not to award services contracts through public tender, the reasons, along with all of the information necessary (such the economic-financial plan), must be communicated to the Court of Auditors, the Observatory on Local Public Services (transferred to the Office of the Presidency of the Council of Ministers) and must be subject to the control of the antitrust authority, which may contest violations of the rules on competition. Finally, the functions regarding regulation of the waste management cycle will be vested with the Italian Regulatory Authority for Electricity Gas and Water (AEEGSI), whose name will be changed to the Italian Regulatory Authority for Energy, Networks and the Environment.
The legislative decree with reference to local public services also contains regulations aimed at reforming local transport, in line with the objectives established by the government in the preceding NRP. The main points of the reform, which aims at reorganising the sector through an overall restructuring of regulations, regard: i) the expansion of the functions of the Transport Regulation Authority with regard to in-house awards: the authority will determine the effectiveness and efficiency objectives for management, as well as the objectives for financial equilibrium; ii) the central role of consumers: reimbursements and better safeguards will be provided for commuters; iii) the definition of adequate levels of service for regional and local bus and railway transportation, which is consistent with the achievement of objectives of satisfying the demand for transport services; management’s obligation to publicly disclose updated versions of the service charters with respect to the services offered to the public; iv) the definition of tariffs, which will need to take into account social and environmental

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68 For the details on the law to reform the public administration, see Section III.4
69 For network services of general economic interest, the decision must contain the economic/financial plan. The draft of the resolution covering the decision is sent to the antitrust authority, which expresses an opinion thereon within 30 days.

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protection objectives, objectives for the efficient use of resources, and standard costs; v) tougher penalties on passengers travelling without tickets; vi) the recovery of investments for the purpose of renewing the transportation fleet; the change in the criteria for improving service efficiency; vii) the start-up of a new round of tenders to adjudication of the service, based on transparency and conformity with European rules.
As part of the executive decree about local public services, regulations have been introduced to promote competition and service quality, with additional powers vested with the transportation regulatory authority and incentives to use public tenders as a means for pursuing efficiency, on the basis of wide range planning and small tender lots.
The strategy to boost the value of local public transport is also based on an extraordinary investment in renewing the transportation fleet, so as to improve service quality, environmental sustainability, and development of competition. The fleet investment will be done with resources appropriated by the Stability Law, as well as resources from the Cohesion and Development Fund.
The government is also evaluating the possible introduction of new measures to support the use of public transport, such as tax deductions for local transport passes and tax incentives for employer expenditure to provide employees and their families with benefits encompassing the use of local public transport.
Efficiency in service delivery and equity in the distribution of state funding for the local public transport will be pursued through the issuance of a ministerial decree setting the standard costs for the different types of local public transport.

Financial sector

Financial services and the banking system

CSR 4 – ‘By end-2015, introduce binding measures to tackle remaining weaknesses in the corporate governance of banks, implement the agreed reform of foundations and take measures to accelerate the broad-based reduction of non-performing loans.’

In the past two years, the government has moved ahead with a broad and unified plan for the restructuring of Italy’s banking system, inclusive of long-awaited reforms needed for allowing banks to get back to providing an adequate level of financing to the real economy. The restructuring plan has concentrated on three main issues: reinforcing bank corporate governance so as to facilitate capital funding operations on the market; attaining a level playing field with the other banking institutions in Europe; improving the quality and efficiency of banking activity. The final aim is a solid banking system that is capable of respecting substantial capital requirements and increasing its support to the real economy. The three reform objectives have been pursued through:
-	the reform of the mutual banks, the banking foundations and the credit cooperative banks (stronger governance);

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-
fiscal provisions to reduce the timing for deductibility of credit losses from five years to one year70, for the purpose of resolving the question of the DTA71 (level playing field with the other European banks);

-
measures to assist banks in working off non-performing loans, inclusive of provisions to simplify and streamline insolvency and executive proceedings and to accelerate credit recovery (quality and efficiency of the banking activity).

Reduction of problem loans

The package of measures aimed at improving the banking sector’s efficiency includes recent regulations that establish a ‘Guarantee for the Securitisation of the Non-Performing Loans’ (GSNPL) with respect to bank balance sheets; the guarantee has been reviewed by the European Commission and is not defined as State aid. The purpose of this mechanism is to favour the development of an Italian market for non-performing loans (NPLs), facilitating access to investors with a medium/long-term investment horizon and contributing to reducing the spread between the purchase and sale prices for NPLs.
The programme provides for the granting of State guarantees, as part of the securitisation of NPLs of banks and other financial intermediaries72.
The State will guarantee only the senior tranches of the securitisations, namely, the more secure credits, which serve as a buffer for losses arising from lower-than-expected credit recoveries. The guarantee is priced at market, as also acknowledged by the European Commission; the price increases over time both to take into account greater risks related to a longer duration of the notes, and to introduce a strong incentive for rapid recovery of the credits73.
The State will issue the guarantee only if the securities have secured a rating equal to or above Investment Grade, issued by an independent rating agency. The presence of the public guarantee will facilitate the financing of the sales/transfers of non-performing loans and the programme does not entail any charges to the State budget. Instead, the commissions collected are projected to exceed the costs, thus generating revenue.

Reform of the credit cooperative banks

The accord reached with the European Commission about the GSNPL was ratified into Italian law with a decree-law74 that was approved in February by the

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70 With the Decree-Law No. 83 of 27 June 2015, converted with amendments by Law No. 132 of 6 August 2015.
71 Deferred tax assets (DTA).
72 Registered on the register provided by Article 106 of Legislative Decree No. 385/1993.
73 The price provided for the first three years is calculated as the average of the mid-price of the 3-year CDS for issuers with a rating corresponding to that of the tranches guaranteed. As of the fourth and fifth year, the price will increase as the result of the application of a first step-up (5-year CDS) and the payment of an increase serving as an incentive, to offset the lower rate paid for the first three years. As from the sixth year, the guarantee will be priced at full value (7-year CDS). For the sixth and seventh years, another increase serving as an incentive will also be due, to offset the lower rate paid for the first five years.
74 Decree-Law No. 18 of 14 February 2016 (Urgent measures concerning the reform of the credit cooperative banks, the guarantee for the securitisation of non-performing loans, tax treatment in relation to crisis situations and collective funds management).

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Council of Ministers and contains urgent measures for both the reform of the credit cooperative banks (CCB) and the credit sector. In order to facilitate credit recovery, the law also provides for a tax benefit, as from the date on which the legislation went into effect and until 31 December 2016, for persons whose business activity is the sale of real properties resulting from legal enforcement procedures, with the registration, mortgage and cadastral taxes payable now reduced to €200 (instead of 9 per cent of the value of conveyance), on the condition that the property is resold in the two years thereafter. Property transfers as part of court-ordered sales to persons who do not carry out business activity are also subject to registration, mortgage and cadastral taxes in the fixed amount of €20075.
The law also contains the expected reform of cooperative credit. Such reform is aimed at increasing the efficiency of the capital resources already existing in the cooperative credit system – including through economies of scale and cost reduction - and opening up this system to outside capital, in order to facilitate and to accelerate transactions to strengthen the capitalisation of the CCB, while preserving the mutual specificity of cooperative credit.
The reform of the CCB will allow for resolving problems created by the current regulation of the sector – problems arising from the business model (which is highly exposed to the trend of the economy in the marketplace of reference), organisational structure and small size of the institutions. At the same time, the characteristics of cooperative credit are to be preserved. The reform of the cooperative credit sector essentially requires the CCBs to joint cooperative banking group76. The holding company, which is to be mostly owned by the credit cooperative banks, will handle the role of planning and coordination: on the one hand, it will support service to the shareholders, market development, and the capacity of the individual CCBs to generate a profit, and on the other hand, it will contribute to ensuring the stability and the liquidity of the individual CCBs. Joining a cooperative banking group will not change the CCB’s classification as a mutual cooperative.

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75 When the buyer meets the conditions provided by Article 1, Note II-bis) of the Consolidated Registration Tax Act (Decree of the President of the Republic No. 131 of 1986) and namely, when the buyer meets the legal requisites for taking advantage of the tax relief for the purchase of the primary dwelling.
76 In the event of merger and transformation of mutual banks, as well as the lump-sum transfer of legal relationships and divestiture through which the resulting entity is a bank incorporated as a joint-stock company, the effects of transfer of the capital to the mutualistic funds established by Article 17 of the 2001 Budget Law (Law No. 388/2000) shall continue to apply. The transfer effect is not applicable for the credit cooperative banks that, within 60 days from the date of effectiveness of the law to convert the mentioned decree, present a petition, including a joint petition, to the Bank of Italy for the conferral of the respective banking entities to a single joint-stock company authorised to carry out banking activity, including a newly incorporated company. The bank(s) presenting the petition must possess, as of 31 December 2015, net equity of more than €200 million, as reported in the financial statements of such date, which must be accompanied by an unqualified audit opinion. Pursuant to Paragraph 3-ter, upon the act of conferral, the bank making the conferral will pay to the State budget an amount equal to 20 per cent of the net equity as of 31 December 2015, as reported in the financial statements of such date, which must be accompanied by an unqualified audit opinion. Following the conferral, the credit cooperative bank making the conferral, which holds the indivisible reserves, net of the payment referenced in Paragraph 3-ter, amends its corporate purpose in order to exclude the exercise of banking activity and maintains the mutualistic clauses provided by the Civil Code.

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Reform of the mutual banks

The reform of the CCB was preceded by reform of the mutual banks77, in which the emphasis was placed on using the mutual bank model for smaller institutions serving the local community, in line with the original concept of a mutual bank. The mutual banks with assets of more than €8 billion (on a stand-alone or consolidated basis) will be transformed into joint-stock companies within 18 months from the date on which the Bank of Italy’s implementation regulations went into effect (and therefore, by 27 December 2016). Several transactions provided by the 2015 reform have already been realised, including the transformation of Ubi Banca (Italy’s largest mutual bank), whereas two important mutual banks are now in the process of merging, with the merger to be followed by transformation into a joint-stock company; the new company will become Italy’s third largest banking group and will serve as a catalyst for other aggregation transactions.

Reforms within the banking foundations

Another measure to reinforce the governance of the banking sector is the self-reform of the banking foundations, as supported by the MEF as the regulatory authority78. This process of self-reform provides for rules about investment diversification, limits on borrowing and the use of derivatives and rules for transparency and corporate governance (limits on compensation and terms of office for members of the foundations’ corporate governance bodies and criteria for the mix of the corporate governance bodies, including with respect to gender, professional credentials, and incompatibilities).

Banking crisis: ratification of recent directives

The provisions outlined above are added to the legislative decrees79 approved in November 2015 that govern the management of the banking crisis, and that have ratified the EU Bank Recovery and Resolution Directive into Italian law. The decrees have amended the Consolidated Banking Act and the Consolidated Financial Services Act, for the purpose of introducing rules for restructuring plans, infra-group financial support, and early intervention measures, and for aligning extraordinary administration proceedings to European rules. Instead, separate legislation provides for the governance of resolution plans, resolution procedures, the adoption of resolution measures, the management of cross-border failures, the powers and functions of the national resolution authority80 and the governance of the resolution fund. The bail-in is applied as from 1 January 2016.

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77 With the Decree Law no. 3 of 24 January 2015, converted with amendments by Law No. 33 of 24 March 2015.
78 Reference is made to the protocol of intent between the MEF and the Association of the Foundations and Savings Banks (ACRI) signed on 22 April 2015.
79 Legislative Decree No. 180/2015 and Legislative Decree No. 181/2015, approved as part of the implementation of Article 8 of Law no. 114 of 9 July 2015 (2014 European Delegation Law).
80 As part of the implementation of the specific delegation criterion, the functions of the resolution authority have been assigned to the Bank of Italy.

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The new resolution procedure was initially applied with the November 2015 adoption of measures for the start-up of the resolution of four banks already under extraordinary administration: Banca Marche, Banca Popolare dell’Etruria e del Lazio, Cassa di Risparmio di Ferrara, and Cassa di Risparmio di Chieti81. The resolution measures have been used for the creation of bridge entities and separation of assets. The resolution programme adopted has ensured the operational continuity of the banks and their restructuring, in the interest of the economy of the territories served.
Finally, the directive on the guarantee of depositors was ratified in Italian law82, and the system for insuring deposits of up to €120,000 has been made more uniform.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Credit	Reform of ‘Banche Popolari’ (D.L. 3/2015 cvt. in L.33/2015).		March 2015
	Measure on non-performing loans and bankruptcy (D.L. 83/2015 cvt. in L. 132/2015).		August 2015
	Transposition into national law of the European Directive 2014/59/EU on Bank Recovery and Resolution (Lgs. D. 180/2015)		November 2015
	20% of Guarantee Fund to firms located in the South (Stability Law 2016)		December 2015
	Cooperative banks’ reform; State guarantee mechanism as part of securitization transactions whose underlying assets are banks’ non-performing loans (D.L.18/2016).		February 2016
Implementation of directive 2014/49/UE on deposit guarantee schemes
	Self-reform of Foundations.		2015 - 2016
	‘Finance for growth’ measures: mini bond (D.L.83/2012); simplification for SMEs listing (D.L.91/2014); allowance for corporate equity (ACE and superACE - D.L. 201/2011; L. 147/ 2013)		2012 - 2016
		Measures ‘Finance for growth 2.0’	By 2016

Reform of insolvency law and insolvency proceedings

Lastly, the government has systematically reformed the regulatory framework and defined regulations on the subjects of insolvency and execution of judgements, in line with the demands of international investors. In February 2016, the enabling act was approved for the basic reform of the regulations covering business failures and insolvency. The enabling act is designed so as to support the activity of troubled businesses, providing relief for their restructuring, while also preventing a build-up of problem loans on bank balance sheets. The enabling act

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81 These are small banks whose total market share is equal to 1 per cent share of national deposits.
82 Legislative Decree No. 30 of 15 February 2016

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is a follow-up to the reform process inaugurated with the 2015 decree83 regarding bankruptcy, matters of civil proceedings and the running of the court system, which introduced important measures to increase the speed and efficiency of the insolvency proceedings and execution of judgements.
The new enabling act attempts to outline basic reform of insolvency law and related insolvency proceedings, including for the purpose of aligning Italy’s legislation with the updated regulations in effect in most of the European Union84. The enabling act’s main provisions are the following:
-
delineation of procedure for alerts and assisted settlement of a crisis situation, in line with the indications of the European Commission, according to which the debtor must have access to a preventive restructuring framework, which allows for the early restructuring of the business in order to avoid insolvency;

-	simplification of procedural rules with the reduction of uncertainty about interpretation and application, and creation of a single ‘judicial confirmation proceeding of the crisis and the insolvency’;
-	identification of legal jurisdiction, with an emphasis on the need for judges specialised in insolvency proceedings;
-	introduction of a more rapid and streamlined judicial liquidation procedure, to take the place of bankruptcy proceedings;
-
addition of provisions for the review of extraordinary administrations and an increase in the thresholds for applying for the proceedings; commissioners are to be chosen from a special register, so as to balance the need for continuity of businesses’ production and employment with the need to protect the creditors;

-	introduction of specific regulations to cover crisis situations and insolvency of groups of businesses, in line with the provisions of European regulations on cross-border insolvency.

Labour market

CSR 5 – ‘Adopt the legislative decrees on the design and use of wage supplementation schemes, the revision of contractual arrangements, work-life balance and the strengthening of active labour market policies. Promote, in consultation with the social partners and in accordance with national practices, an effective framework for second-level contractual bargaining.’

Implementation of the Jobs Act

The government has introduced mechanisms to reduce the dualism in the labour market and to rebalance the safeguards available to the stably employed and to workers without job security. These mechanisms include: the labour contract with employment protection increasing with tenure; the economic

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83 Decree-Law No. 83/2015, converted by Law No. 132 of 6 August 2015
84 Italy needed to restructure insolvency law and insolvency proceedings in order to bring its regulatory framework in line with that in other European countries. This change could no longer be deferred in view of the solicitation from the European Union (and specifically, the Commission Recommendation No. 2014/135/EU and the revised European regulations on cross-board insolvency – Regulations EU 848/15).

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incentives provided by the 2015 Stability Law to promote new full-time employment relationships and to transform various types of contracts into contracts without expiration date; and new rules applicable to ongoing working relationships between companies and outside consultants. The result of this effort has been a net increase of 846,498 in the number of workers employed with permanent contracts (new hires plus transformations less terminations), according to INPS data as of February 2016. Activity in January 2016 also indicated annual decreases in both the number of unemployed (-5.4 per cent, -169,000 workers) and the number of inactive workers (-1.7 per cent, -242,000 workers) according to ISTAT data published in March 2016.
The 2016 Stability Law confirmed, albeit with a decalage, the tax and financial benefits for the hiring of full-time workers with permanent contracts; these measures not only lead to more job security for workers, but they should also represent a stimulus to investments in training and productivity growth. The reform of social safety nets entailed the introduction in May 2015 of the so-called NASpI (new social insurance for employment), which guarantees one of the highest rates of coverage in Europe for employees. At the same time, the wage supplementation schemes (CIG) have been directed back to supporting only workers affected by corporate reorganisation and business crises. The expansion of the sphere of beneficiaries eligible for income-support measures has been accompanied by stricter conditions for accessing benefits, through the obligation of the participation in professional training or retraining programmes and community service projects.
In addition, measures regarding the work-life balance and family care have been strengthened.
The implementation of the Jobs Act was completed on schedule with the Council of Ministers’ adoption of the final four legislative decrees in September 201585. The programme will be finalised in 2016 with the full-scale operation of the two national agencies set up with the reform of the labour market: the National Agency for Active Labour Policies (ANPAL), which is charged with efficient management of employment services, and the Labour Inspectorate, which is to manage all of the controls regarding labour, welfare and workplace safety and security.

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85 Enabling act No. 183/2014

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REFORM TIMETABLE
Policy Area	Done	In progress	Timetable

Labour market and social policies	Enabling Law on labour market reform (L.183/2014).		December 2014
	Implementing decrees of L.183/2014:		March 2015
Legislative decree on standard open-ended contract (Lgs. D.23/2015)
Legislative decree on new unemployment benefit scheme (Lgs. D.22/2015).
	Legislative Decree on work-life balance (Lgs. D. 80/2015)		June 2015
Legislative Decree on labour contracts and review of tasks’ regulation (Lgs. D.81/2015)
	Legislative Decree on wage supplementation scheme (Lgs. D.148/2015)		September 2015
Legislative Decree on rationalization and simplification of inspection activities (Lgs. D. 149/2015)
Legislative Decree on labour services, active policies and setting up of National Agency for active labour policies- ANPAL (Lgs.D.150/2015).
Legislative Decree on simplification of procedures and equal opportunities (Lgs. D. 151/2015)

Implementation of Lgs. D. 150/2015
Definition of the strategy implementing the new ALMPs and agreements with the regions.
Implementation of the ALMPs strategy and issuance of activation vouchers for dedicated training paths.
By 2016
		Adoption of the ANPAL statute	June 2016
		Prime Minister Decree transferring resources from Ministry of Labour and ISFOL to ANPAL	May 2016
Enabling law to reform the non-profit sector, the social enterprise and the universal social service (approved by the Senate and now before the Chamber of Deputies)
	Youth Guarantee - First Phase		May 2014
	Youth Guarantee - Second Phase (“Superbonus”; and “selfiemployment”)		March 2016
		Interventions on the second level contractual bargaining.	By 2016
		Bill on Jobs Act for self-employed workers and for flexible organisation of job’s time for work-life balance. Approved by the Council of Ministers 28th Jan. 2016- now before the Senate (AS 2233).	By September 2016
		Enabling Law for the reunification and coordination of the legislation on support to family. Single Family Code	December 2016
Refinancing of the Plan for the early childhood’s educational services

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Jobs Act for the self-employed and smart working

In 2016, the government’s action with respect to the labour market will extend beyond the completion of the provisions contained in the Jobs Act. Legislation drafted at the end of January 2016 for the ‘Jobs Act for the self-employed and smart working’ has laid the foundation for building of a system of rights and safeguards for providers of manual labour and intellectual property. In the future, the government intends to introduce new performance criteria as part of full-time employment relationships, so as to increase labour productivity and to facilitate the work-life balance of workers.
More specifically, the proposed legislation for the self-employed (already under review by Parliament) outlines an array of safeguards and opportunities for self-employed professionals, and provides models for organising the salaried work force that are capable of responding to the needs for flexibility on the part of both workers and businesses. In particular, proposed legislation provides for:
-	tax relief, with an increase in the deductibility of certain types of expenditure sustained by professionals in the execution of their work;
-	the creation of advisory areas dedicated to self-employment at employment centres, and accredited entities committed to employment services and active policies;
-	equal treatment of the self-employed and small business owners for the purpose of accessing European structural funds;
-	the recognition of the right to take paid maternity leave86 and the extension of the duration and timeframe for making use of parental leave;
-
the suspension of work, in the event of pregnancy, illness or accident, for a period of no more than 150 days per calendar year87, and the suspension of the payment of social contributions and insurance premiums for the entire duration of the illness or leave time due to injury or accident;

-	a specific measure regarding protection against illness.

The proposed legislation has also addressed ‘smart working’, a flexible means (in terms of time and location) of carrying out full-time employment that is aimed at boosting labour productivity, while also facilitating a work-life balance. With this arrangement, full-time work is performed partially inside and partially outside of the company premises, with limitations only on the maximum number of hours worked per day and per week, in accordance with the law and collective bargaining contracts.
The 2016 Stability Law has introduced two important measures with reference to the policies aimed at facilitating the work-life balance and female participation in the labour market:
-	a €600 monthly subsidy available to female workers at the end of maternity leave that can be used for baby-sitting service or for paying the cost of infant day-care;
-	a lump-sum baby bonus for the years of 2015-2017.

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86 For the two months preceding delivery date and the three months thereafter, regardless of whether or not the worker is on leave.
87 Without pay and with respect to self-employed workers who carry out their work on a continual basis for a contracting entity.

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Active labour policies and Youth Guarantee

The Youth Guarantee Programme is designed to improve the employability of the NEET (Not in Education, Employment or Training). The first phase of the programme came to a conclusion on 31 December 2015, and the second phase is now in the start-up stage. As of 1 April 2016, there were some 1,016,600 youths registered in the programme, with an increase of 11.2 per cent with respect to 31 December 2015. An increase was also seen in the number of participants who had been taken on as apprentices/trainees or offered job- or training-related support from the services responsible: some 75 per cent of the participants, net of those cancelled, had been taken as apprentices/trainees, while 35 per cent of participants had been received at least one proposed job or training-related initiative.
As of February 2016, a new ‘super bonus’ is available to companies for their full-time hiring of apprentices/trainees between the ages 16 and 29 years who have carried out, or are carrying out, an apprenticeship/training assignment as part of the Youth Guarantee Programme. The amount is doubled with respect to the normal bonus: from a minimum of €3,000 to a maximum of €12,000, paid in 12 equal monthly instalments.
In January 2016, an important project phase was rolled out as part of the actions provided by the Jobs Act for improving the school-to-work transition: the start-up of the experimentation of the school-to-work programme. For details, see the section below entitled ‘Education and the school-to-work programme’.

A stimulus to active labour market policies

The active policies system outlined by Legislative Decree No. 150/2015 is to be operational in Italy by the end of May 2016. The formalities for the creation of the National Network of Services for Labour Policies have been completed with the identification of the assets and the financial, human and capital resources transferred from the Ministry of Labour and Social Policies and the Institute for the Development of Professional Training of Workers to the National Agency for Active Labour Policies (ANPAL). The new system of services, which is flanked by the income-support policies, is based on the construction of personalised plans functional to the acquisition of the skills needed for placement of the unemployed in the labour market.
Through a careful assessment of the level of employability of unemployed workers, the Labour Services will suggest training or re-training activities in relation to individual needs. Suitable job offers will be accepted through the execution of a personalised service pact, through which the unemployed worker receiving benefits through the ASpI, NASpI or DIS-COLL programme agrees to work proactively with the employment services system. In particular, the beneficiaries of income-support benefits who, without just cause, do not participate in the initiatives aimed at securing their employment, will be subject to penalties, ranging from the reduction, suspension or elimination of the benefit. In addition, such beneficiaries may be required to carry out community service in the area of the municipality in which they are residents.

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Persons receiving benefits under the NASpI programme whose unemployment extends beyond four months may also apply for getting a new allowance for job placement. The sum of the allowance, which is calibrated in relation to the beneficiary’s employability profile, may be spent at the employment centres or at the entities accredited for carrying out functions in relation to active labour policies. The allowance is not considered as taxable income.

Wages and wage bargaining

The 2016 Stability Law has introduced new provisions to provide incentives to second-level bargaining, with substantial changes with reference to productivity and corporate welfare.
In addition, the government will concentrate in 2016 on company-specific contracting, with the objective of ensuring enforceable and effective company-specific contracts, and a cooperative relationship with the unions as part of the contracting process. The company-specific contracts may likewise take precedent over the national contracts when it comes to the organisation of labour and production.
In addition to the re-introduction88 of lower taxation on productivity bonuses as of 2016 (at a 10 per cent flat rate)89, tax exemptions have been provided for bonuses paid through the offer of services or bonuses for the purchase of goods90. The 2016 Stability Law also redefined the financial resources to be used for promoting the work-life balance.
An interministerial decree issued in March91 inaugurated the full-scale application of the regulation reintroducing the flat tax (10 per cent) on performance bonuses and sums paid as part of employee participation in corporate earnings. Their payment is linked to increases in productivity, profitability, quality, efficiency and innovation, to be measured with precisely defined criteria. Such criteria include: productivity gains, savings in the use of productive factors, improvement in product or process quality, including through the reorganisation of the normal work schedule or the use of smart working.
The achievement of such increases must be objectively verifiable through the use of specifically identified numerical or other indicators. The decree also regulates i) the instruments and the means through which companies secure the equal involvement of workers in the organisation of work and ii) the disbursement via vouchers of goods, services and corporate welfare services.

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88 2016 Stability Law.
89 The tax benefit regarding productivity (limited to €2,000 on a pre-tax basis, or €2,500 for businesses securing equal involvement of workers in the organisation of work) is applicable only to the private sector and to full-time workers whose earnings are less than €50,000 for the year preceding the year in which the benefit is realised.
90 Daycare centres for young children; assistance to members of the family who are elderly or not self-sufficient; education services, including meals and supplementary services; attendance at recreational centres or summer/winter camps; scholarships for family members; bonuses for the purchase of textbooks or for transportation.
91 The decree, which was signed by the Minister of Labour and Social Policies and the Minister of the Economy and Finance, in collaboration with the Office of the Presidency of the Council of Ministers, was sent to the Court of Auditors for the related registration.

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Education and social inclusion

Education and the school-to-work programme

CSR 5 – ‘Adopt and implement the planned school reform and expand vocationally oriented tertiary education’.

The reform of the school system (so-called Good School Programme) went into effect in July 2015 and provides for the issuance of various enabling decrees for becoming fully operational.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Education	‘La buona scuola’ reform (L. 107/2015).		July 2015

Implementing decrees of Law 107/2015. Legislative Decrees on:
- National education and training system;
- Initial training and access to teaching positions in secondary school;
- Promotion of inclusion in schools for students with disabilities and recognition of different forms of communication;
- Review of vocational education pathways and link with education and training pathways;
- Integrated system of education and school from zero to six years;
- Effectiveness of the right to education;
- Promotion and dissemination of culture and support to creativity;
- Italian educational institutions and initiatives abroad;
- Evaluation and certification of students skills.
July 2016
	Strengthening of measures for school building: EIB loans (L. 107/2015) and exclusion of the costs of school building projects from the budget balance of local authorities (2016 Stability Law)		July – December 2015
	National Plan for digital school (Min.D. 27 Oct. 2015).		2015
		National Plan of training on the job (ministerial decree by May 2016)	2016-2018
		National Plan for Research 2015-2020	2016
		Decree for the Charter of Rights and duties of students in school – work training	By June 2016

Following the extraordinary hiring plan inaugurated in 2015, the official registration of teachers is continuing for the purpose of filling vacant positions, in accordance with the provisions for the implementation of the ‘Buona Scuola’ reform. The new competitive examination for the hiring of teachers will allow for

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focusing on classes where resources are currently limited (e.g. mathematics), thereby ensuring a more balanced supply of educators.
The 2016 Stability Law92 amended the procedure for recruitment of headmasters. In particular, the competitive examination for recruitment and training is to be organised by the Ministry of Education, Universities and Research (after consulting the MEF) and no longer by the National Administration School, and the notice of the competitive examination no longer needs to be on annual basis, but it must include all vacant positions for a three-year period.
As part of the implementation of the ‘Buona Scuola’ reform with respect to integration, the recommendations and operational proposals of the National Integration and Intercultural Observatory of the Ministry of Education, Universities and Research have been sent to all schools. Resources of €1 million have been appropriated for improving the reception and integration of non-Italian students, with the distribution of the resources to give priority to those areas having the highest numbers of unaccompanied foreign minors.

Assessment of national education system

In 2015 the National Assessment System has emphasized three initiatives: self-assessment of academic institutions, external assessment and assessment of the school administration.
The ‘Buona Scuola’ reform has also regulated the assessment of school administration, linking previous regulations with new general criteria for assessment, in order to ensure compatibility with administrative and financial procedures, in relation to both administrative responsibility and the effects on additional performance-based pay93. The final objective is a system capable of tracking and improving the contribution of headmasters to improvement of education. The provisions for implementation are currently under review by the various institutional entities involved.
The first self-assessment reports (RAV) prepared by schools94, as provided by the reform of 2015, were published online in July 2015. In preparing the reports, each school compared its data with provincial, regional and national data and indicated its strengths and weaknesses, matching the latter with precise objectives for improvement. This self-assessment is supplemented by the external

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92 L.208/2015, co. 217-218.
93 The system outlined provides for an assessment process on a basis consistent with the regular three-year term of headmasters. At the end of the three-year period, the results of the administrative action are presented. The results are based on the outcomes indicated in self-assessment reports prepared by the schools, and other indicators with reference to the education process, professionalism, and the community’s perception of quality in education. In addition, during the three-year period, there is annual monitoring of the achievement of functional and organisational objectives for the purposes of a portion of additional pay, according to an assignment-levels ranking, except in the case of a negative outcome to the monitoring in which case there is no additional compensation paid on an annual basis.
94 More than 95 per cent of the schools, with peaks of 100 per cent in state institutions in certain regions, have already published the self-assessment report. The remaining schools will be able to complete the assessments in the next few months. Around 7 per cent of the state schools involved external parties (e.g. experts, parents) in their assessments, showing an inclination toward openness and dialogue. From an initial analysis, around 80 per cent of the self-assessment reports indicate conformity with the consistency and reliability criteria expected. The regional education offices may get in contact with the schools to request that the schools verify any misalignments. The reports are available on the ‘Scuola in Chiaro’ portal (Italian text only): http://cercalatuascuola.istruzione.it/cercalatuascuola/

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assessment of schools, the first phase of which entails the start-up of external assessment teams. In November 2015, the Minister of Education, Universities and Research signed a decree to revise the basic parameters for allocation of the Fund for the Operation of Schools (a fund provided by the law delineating the ‘Buona Scuola’ reform); this revision is aimed at providing schools with resources that are more substantial and are more closely linked to the schools’ specific characteristics, their specific areas of study, and the numbers of their students. The new parameters will be applied as from the 2016-2017 academic year.

School-to-work programme

The ‘Buona Scuola’ reform is also designed to facilitate the school-to-work transition, through the school-to-work programme and apprenticeships, with the objective of reducing early school-leaving and facilitating the employability of youths.
One key element of the effort to prevent early school-leaving is the single student register (that integrates the national register with the regional registers), which allows for integrated mapping of each student’s participation in the compulsory education system, whether through public education or regional training.
The introduction of the school-to-work programme represents a step forward in terms of incentives for offering students hands-on experience for a future job. The programme is mandatory for the students in the last two years or final year of their upper secondary school education and it provides for a mandatory minimum number of hours (400 hours for technical and professional institutes and 200 hours for upper secondary school) as well as a charter of rights and obligations for the students involved. A register established to list businesses involved in the programme will be used for schools finding companies available to host participating students and for monitoring of the programme. A sum of €100 million per year has been appropriated for the full-scale operation of the programme.
Another step in this direction is the signing of protocols of intent95 for the experimental start-up of the Dual System. The experimentation, which was approved through a specific State-Regions accord, will make it possible for some 60,000 young people to earn their diplomas with various types of training that is tantamount to a school-to-work programme. For some young students, the on-the-job training will be carried out on the basis of a first-level apprenticeship contract, while for others, it will be done through the introduction of an intensified work-to-school programme, with an additional 400 hours per year, as from the second year of upper secondary school or the professional training institute. Another €8 million has been appropriated for both 2015 and 2016 for the experimentation of the dual system, and this is in addition to the €189 million already provided for education and professional training.
These are important developments, partly because they are functional to the full-scale implementation of the provisions of the Jobs Act96 for reviving the first-

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95 The protocols of intent were signed by the Undersecretary of Labour and the regional assessors responsible for education.
96 In particular, from Legislative Decree No. 81 and Legislative Decree No. 150.

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and third-level apprenticeship positions and expanding the sphere of training opportunities. The State-owned company, Italia Lavoro, is completing the selection, through public tenders, of 300 professional training centres that will conduct the experimentation work.
The school-to-work programme has also been extended to schools previously not involved (upper secondary schools), so as to help guide students with their choice of university education and to increase the percentage of students who participate in the programme.

With further reference to the implementation of the law providing for the ‘Buona Scuola’ reform, the State-Regions Conference approved guidelines for simplification and for promoting new governance so as to encourage study at technical colleges (ITS). More specifically, the guidelines outline: the possibility for the students to pursue higher technical education also as apprentices97; initiatives to facilitate the participation of new businesses in the foundations that operate the ITS; the creation of a national commission to coordinate training, which will also have union involvement for the first time. The objective is to revive this branch of tertiary education (the ITS have significant potential, considering that almost 80 per cent of the graduates immediately find jobs).
These measures are rounded out by the €45 million appropriation98 for the activation of the new territorial labs for employability, as provided by the law for education reform. With these labs, students will get tools for transitioning to employment, and for creating employment with an educational programme that is concentrated on strategic Made in Italy sectors and closely linked to the productive, social and cultural orientation of each territorial area.

National Digital School Plan

The National Digital School Plan99 provided by the ‘Buona Scuola’ reform and launched in October 2015 encompasses resources of €1.1 billion, including €650 million for projects relating to infrastructure, learning environments, technological systems, administrative digitisation and connectivity, and €400 million for twenty-first century skills, entrepreneurship, the digital-/work-skills relationship, personnel training, accompanying measures and monitoring.
Some 14 of the 35 actions provided by the plan were inaugurated between October 2015 and April 2016, while the implementation of the entire policy is to be completed by the end of December 2016. Key actions include:
-	with regard to connectivity: the accord signed by the Ministry of Education, Universities and Research and the Ministry of Economic

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97 Two business experts will become full members of examination commissions, and the admission of students to the final examination will require the assessment of the corporate tutor.
98 With a September 2015 decree of the Minister of Education, Universities and Research.
99 The plan contributes to activating th use of a range of resources in favour of digital innovation, starting from European Structural Funds (2014-2020 National Operational Programme for Educations) and the funds appropriated with Law No. 107/2015. The plan became operational on 27 October 2015 with the decree of Minister of Education, Universities and Research No. 851. The Italian text of the document is available at:
http://www.istruzione.it/scuola_digitale/index.html.

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Development, which has prioritised connectivity of academic institutions within the National Ultra Broadband Plan;
-
with regard to skills: the imminent start-up (April 2016) of the first €5 million project for the production of open educational resources (OER) in favour of digital skills development (information literacy, computational thinking, media education, digital economy, open and big data literacy, making, educational robotics, and digital creativity and production); in addition, the first national curriculum for digital entrepreneurship is to be started up with a total annual investment of approximately €10 million;

-
with regard to training (lifelong learning) the first phase of training programmes is under way as part of the National Digital School Plan: organised through more than 300 training centres, the training will involve 80,000 participants, from headmasters to teachers and administrative and technical personnel; a ‘digital excellences’ training programme dedicated to top-performing teachers and headmasters is now being organised in partnership with global leaders in technology and leading universities in order to provide intensive training abroad at innovation-focused institutions;

-
with regard to accompanying actions a digital animator has been designated at each school; the 8,300 animators will take care of developing training policies within the school, activating best instructional and organisational practices and involving the academic community at large.

Once fully implemented, the ‘Buona Scuola’ reform100 provides for an annual investment of €40 million for permanent training, which is obligatory for all school personnel. The 2014-2020 National Operating Plan has also made available some €400 million for the planning period (which will come from resources appropriated by law, Structural Funds and other national resources)101. Through involving all school personnel, the plan provides for targeted actions for approximately 600,000 employees of the school system for the three-year period 2016-2018. A training institute for headmasters is also being set up and should be operational as of September 2016.

School construction projects

For the first time, Italy has outlined a three-year national plan for school construction projects as well as of a single register: more than 6,000 projects have been approved for the 2015-2017 period (total funding of €3.7 billion); the projects have been identified based on the priorities indicated by the regions, after consultation with local entities.

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100 Law No. 107/2015
101 The priorities for the 2016-2018 three-year period are: digital skills and instructional innovation, language skills, instructional and methodological innovation for skills development, school-to-work programme, entrepreneurship, inclusion and disability, integration and global citizenship, assessment and basic skills and a specific focus on full-scale implementation of Law No. 107/2015 with respect to school autonomy.

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In addition to the specific measures included in the ‘‘Buona Scuola’ reform for school construction projects, new resources were appropriated with the 2016 Stability Law: €480 million excluded from budget restrictions for local entities; €50 million for innovative schools as part of the real estate investments of the National Institute for Insurance against Accidents at Work102; €1.7 billion for the 2016-2025 period through EIB mortgages made available to the regions, whose amortisation will be charged to the State; and finally, subsidies to the provinces and metropolitan cities amounting to €495 million in 2016, €470 million from 2017 to 2020 and €400 million as of 2021 for investment in road maintenance and school construction projects.
The identification and planning of these projects will be facilitated by the full-scale activation (20 years after its institution) of the single school construction register as of September 2015. The register also supplies data regarding mobility, environmental sustainability and the quality of school infrastructures.
Finally, a recently approved decree-law contains urgent provisions for the operation of the school and research system, and the continuation of the ‘Scuole belle’ programme (from 1 April 2016 to 30 November 2016), so as to allow for continuation of projects for minor maintenance, decoration and functional restoration of school buildings. The appropriation provided is €64 million.

Research and universities

Various measures regard universities and research, the first of which is an extraordinary plan to recruit 861 university researchers through a decree implementing related provisions of the 2016 Stability Law. The plan is designed to increase the number of ‘type b’ researchers (tenure track) at state universities from 700 to more than 1,500 by the end of 2016. These are researchers that the universities may then confirm as associate professors after the three-year contract. The appropriation provided amounts to €47 million for 2016 and €50.5 million as from 2017, and it also covers the co-financing for the promotion to associate professor at the end of the three-year period for those researchers who are in possession of scientific qualification and who have received a positive evaluation from their universities. In addition to the aforementioned funding, resources have been appropriated for the award of 500 excellences tenure103 and the extraordinary recruitment of ordinary professors.
The resources appropriated by the Stability Law have also allowed for the hiring of 215 researchers at public research entities under the supervision of the Ministry of Education, Universities and Research. The appropriation provided for extraordinary recruitment amounts to €8 million for 2016 and €9.5 million as from 2017. The assignment of the research positions considers the quality of the

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102 Worth noting in this regard is the €300 million financing for the design and development of 52 schools nationwide that will stand out for innovation in terms of structure, instruction, and energy efficiency; project selection is based on a tender for the planning and prototyping of ‘schools of the future’.
103 This is the ‘Giulio Natta’ merit award programme, an extraordinary programme for recruiting ordinary and associate professors based on international standards of excellence; the professors hired will be offered salaries and funding for competitive research and the possibility of working at all of the Italian universities willing to accept them.

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research produced by the entities and their budgets: the entities may recruit only new personnel for these positions, through a public tender process, with the preference going to the hiring of ‘young scholars with high-level scientific qualifications’104.
A decree has recently been drafted concerning the conferral of national scientific qualification to university professors. Among the changes introduced, the decree provides for ‘single service desk’, namely, a system to certify scientific qualification for persons aspiring to become an ordinary or associate university professor; once the desk is activated, it will operate continuously. Aspiring professors may also present their candidature to qualify for university teaching at any time of the year and no longer during periods set by the Ministry of Education, Universities and Research. The qualification is now valid for six years (previously, four years), and the means for staffing the commissions have been revised so as to ensure greater representation of the academic disciplines.

National Research Plan

The soon-to-be-approved 2015-2020 National Research Plan is aimed at providing incentives for competitiveness in industry and promoting the country’s development, through the planning of €2.5 billion for the 2015-2017 period (€4.7 billion for the entire 2015-2020 period) in sectors considered strategic for the Italian research system. The resources include €1.9 billion from funds to finance research (including financing through a National Operating Programme) and €500 million from the Cohesion and Development Fund, which may be assigned by Interministerial Committee for Economic Programming subject to positive verification from the special steering committee, set up at the Office of the Presidency of the Council of Ministers. Additional resources of €3.8 billion are also provided for the 2015-2017 three-year period (€9.4 billion for the entire 2015-2020 period), which come from Regional Operational Programmes and the European Horizon 2020 Programme.
The plan’s organisation refers to six main factors: international expansion, human capital, selective support to research infrastructures, Public-Private Partnership, southern Italy and the efficiency and quality of expenditure. The plan also embraces 12 areas of specialisation: aerospace; agri-food; cultural heritage; blue growth; green chemistry; design, creativity and Made in Italy; energy; intelligent buildings; sustainable mobility; healthcare; smart, secure and inclusive communities; technologies for life environments.
Resources available for the new ‘Prin’ (Research Projects of Significant National Interest) tender have been increased in order to facilitate intensification of basic scientific research at a national level, and to allow Italy to participate more effectively in the Horizon 2020 Programme tender: €92 million provided by the tender at the end of 2015105 to finance basic research at universities and the

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104 In assessing the candidates’ profiles, the institutes will consider awards received in Italy or abroad, previous experience as project coordinators and/or previous experience within national or international research entities.
105 If the assessments are also included, the total is €95 million, subdivided into €43 million for 2014 and €52 million for 2015.

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entities under the supervision of the Ministry of Education, Universities and Research.
Several key aspects of the national plan are aimed at boosting Italy’s capacity to attract a growing number of highly qualified Italian and foreign researchers. In this regard, the plan has outlined measures for the recipients of European Research Council (ERC) grants, such as the simplification of the procedures for the design and development of the projects in Italy, additional financing, coverage of additional expenditure for the creation of research teams, and career progression through direct professional affiliation with Italian universities and research entities. Similar programmes will be developed for other highly qualified scholars, according to international standards106.

Welfare and fight against poverty

With the 2016 Stability Law, the government confirmed the strategy regarding the fight against poverty, introducing certain measures for poor families with dependent children and increasing the available resources through the establishment of the Fund for the Fight Against Poverty and Social Exclusion. Resources allocated to the fund (€600 million for 2016 and €1 billion as from 2017) will be used for financing a special enabling act to comprehensively reform social assistance policies (Social Act).
The enabling act107 adopts a standardised approach to supporting households in difficulty, with the initial priority on families with dependent children. The enabling act was presented by the government in late January 2016 and is expected to be approved by Parliament by the end of July 2016. It introduces a national initiative for the fight against poverty based on the principle of active inclusion, and the resulting preparation of a personalised social/work-inclusion project for the beneficiaries, to be supported by the offer of assistance108. The enabling act streamlines assistance and welfare services, introducing the principle of ‘selective universalism’, and setting the objective of getting beyond the fragmentation of the existing measures. With the implementation of the enabling law, the social assistance services will be made more equitable and uniform, while social services will witness the start-up of an integrated system. An important role will also be played by members of the community and by banking foundations; the latter will team up with the government to design and develop a fund to combat the effects of poverty on education; the fund will finance projects for poor children so as to improve their access to quality education and training, and to allow for their individual growth outside of school.
With reference to the Fund for the Fight Against Poverty, the resources for 2016 will be used for extending the experimental purchases card programme
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106 In addition to the ERC grant recipients and ‘Giulio Natta’ award recipients.
107 Inclusive of regulations related to fight against poverty, the reordering of services, and the system of social and other services.
108 The project - within the limits of the resources available in the Fund for the Fight Against Poverty and Social Inclusion provided by the 2016 Stability Law – is to be gradually extended based on the resources that flow into the fund.

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across the country, financing of unemployment allowance (ASDI109), and experimentation of a special programme to support active inclusion. The resources appropriated for the years after 2016 are earmarked for introduction of a single national programme to fight poverty and the streamlining of existing instruments and economic benefits.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Poverty and social inclusion		Enabling Bill attached to the 2016 Stability law, providing measures to fight poverty and reorganize social services -approved by the CoM on 28nd January 2016 and now before the Chamber (AC3594)	June 2016
		Bill on assistance for persons with severe disabilities without family support (Law “Dopo di noi” - A.S.2232)	July 2016

The actions to support social inclusion and the fight against poverty also encompass a €90 million appropriation provided by the Stability Law, starting in 2016, to be used for projects involved the seriously disabled who are without family support110. The Stability Law has furthermore instituted a ‘family card’ for households with at least three dependent children that can be used for securing discounts on the purchase of goods and services, or tariff reductions.
In February 2016, the State-Regions Conference approved the model to be adopted for preparing and implementing projects to assist households that are beneficiaries of the Support for Active Inclusion (SIA) programme. The SIA is an initiative to fight poverty that will be extended to the entire national territory in 2016, after experimentation in large cities. The model precisely clarifies the running and application of the SIA, providing for a new project format that will strengthen the national social services system through an integrated services network.
With reference to welfare in general, the government intends to introduce legislation for coordinating and unifying family law, with the preparation of a special consolidated act that will provide a single framework for the several currently existing regulations. The aim is to create a simple support framework that the public can understand, and that will strengthen the State’s support in favour of families.
This project for streamlining laws and regulations will be accompanied by a revision of direct and indirect supports in favour of households, including for the purpose of boosting the birth rate.
An extraordinary three-year plan continues for the development of socio-educational services for small children with the objective of ensuring family policies that are favourable to the work-life balance.

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109 The support paid to the unemployed every six months with depleted social safety nets and a household obligation equal to or less than €5,000.
110 The related implementation decree ‘Provisions on the subject of assistance to the seriously disabled without family support’ was approved by Chamber of Deputies upon initial review, and is now under review by the Senate (Senate Act No. 2232).

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Finally, the government will evaluate the feasibility of projects designed to provide greater flexibility to individual choices in welfare, safeguarding financial sustainability and the proper balance in relationships between generations, which have already been ensured by the reform measures enacted since 1995.

III. 4 STRENGTHENING INSTITUTIONAL CAPACITY

Public administration and business environment

The structural reforms already inaugurated and partially completed by the government originated from the need to overcome the country’s weaknesses in terms of competitiveness. Business climate indicators of leading international organisations reflect numerous difficulties for Italy, particularly with regard to the country’s capacity to support businesses, and the urgency to simplify the taxation system and to modernise the civil justice system. The removal of these obstacles has been the target of structured action on the part of the government, including action with regard to the public institutions. With the aim of ensuring institutional stability and decision-making capacity, the constitutional reform has been the point of departure for comprehensive political change (including electoral reform) stemming from Parliamentary initiatives supported by the government. Such political change is being pursued through projects to modernise the public administration and to overhaul the judicial system.
In addition, the Senate is now reviewing proposed legislation approved by the Chamber of Deputies for changes to current laws and regulations regarding conflicts of interests, with this initiative aimed at ensuring more transparent government and protecting the public interest. The proposed legislation contains measures aimed at preventing conflicts of interests for officials of the national government, through provisions that can, in the event of conflicts of interest regarding properties, lead to separate management of assets or their sale. The new regulations provide stricter ineligibility criteria for elected office (Parliament and regional councils), and they require the regions to comply in the case of officials in regional government. The effects on the business environment have been emphasised by numerous projects to support businesses, which have intensified in recent years, including for the purpose of improving the Italian productive environment.

Institutional reforms

The parliamentary approval of the legislative bill for constitutional reform is ongoing: after gaining the Senate’s approval on 20 January 2016, the process should conclude with the approval of Chamber of Deputies in April 2016. The proposed legislation is mainly aimed at the abolition of the bicameral legislature and amendment of the distribution of legislative responsibilities between the State and the regions. The bill also outlines the conditions for institutional changes that will increase the decision-making capacity of the parliamentary democracy. The parliamentary approval process will be followed by a referendum for voter confirmation in the fall of 2016.

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To implement the enabling act provided by electoral reform for election of the Chamber of Deputies, a legislative decree was adopted111 that defines the multi-member constituencies foreseen by such law.

REFORM TIMETABLE
Policy Area	Done	In progress	Timetable

Institutional reforms	Electoral Law Chamber of Deputies (L. 52/2015)		May 2015
	Implementation Law of L.52/2015: Definition of electoral constituencies for the Chamber of Deputies		August 2015
		Bill for Constitutional Reform (overcoming the perfect bicameralism and modification of legislative powers’ allocation between State and Regions).	April 2016
		Confirmatory referendum on constitutional reform	By 2016
Bill on the prevention of conflict of interest for Deputies and Government members (A.S. 2258).

Reform of the public administration and modernisation of the country

CSR 3 – “Adopt and implement the pending laws aimed at improving the institutional framework and modernising the public administration.”

The August 2015 approval of the enabling law reforming the Public Administration is an important step in the modernisation of the public sector112; it provides for 13 enabling acts and approximately 20 legislative decrees. The key aspects of the reform include: simplification of authorisation procedures and proceedings for individuals and businesses; the digitisation of services; the reorganisation of the State across the territory through the unification of offices and chambers of commerce; the streamlining of State-owned entities and companies the reordering of the public-sector senior management. Some measures of the law are automatically applied, including the definition of silent consent between administrations with specific timing and limitations on the process of self-protection, with resulting limitations on the powers of the State in revising its decisions.
In January 2016, the Council of Ministers gave preliminary approval to 11 of the implementation decrees113 of the enabling law. The decrees address: i) employee dismissal, and in particular, with respect to false certification of the presence at work, a mandatory suspension from work and pay in the event of being caught in the act of committing the offence; ii) streamlining and elimination

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111 Legislative Decree No. 12 of 7 August 2015.
112 Law No. 124/2015 ‘Delegations to the government on the subject of reorganising of the public administrations’.
113 The decrees need to be examined by the Council of State, the State-Regions Conference, and the parliamentary commissions responsible, and they may be definitely approved by the government after any amendments requested by the commissions; see Measure No. 58/Policy Area: Efficiency of the girds of the NRP measures.

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of the duplication of police functions; iii) healthcare senior management, with the institution of a national listing of the individuals meeting the requisites for appointment to the position of general director of local healthcare units and whose work has been subject to performance assessment; iv) public corruption prevention and transparency, including by providing free access of the public to all data in the administration’s possession; v) amendment and integration of the digital administration code, which will lead to a structural change in the relationship between the public and the public administration, by relying on a digital identity (SPID), through which public administration network services can be accessed and used; vi) certified reporting of the start-up of productive activity (SCIA); vii) reordering of procedures for Services Conferences, with the objective of reducing lengthy conference schedules; and viii) simplification and acceleration of the administrative proceedings for strategic investments with a strong employment impact.
The implementation decrees approved also include those regarding the single act on local public services of general economic interest, the reordering of the regulations regarding the State owned enterprises, and the reorganisation of the port authorities, as mentioned previously in this document. At the same time, with further reference to the implementation of the enabling law, a decree114 has been approved that provides for the repeal115 or amendment of laws requiring implementation decrees. The decree amends 12 laws and repeals 46, thereby representing an initial rational simplification of the regulatory system with reference to important areas, with a view toward increasing the effectiveness of the laws and facilitating their administrative implementation, to the benefit of the public and businesses.
The government is preparing a second package of measures regarding the new legal framework for senior management and a new single act for public employment.

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114 Legislative Decree No. 10 of 22 January 2016.
115 Repeals have been provided where the objectives set by the laws and regulations of reference have already been reached with other means, or in cases in which the subject matter was later regulated in a more comprehensive and uniform manner.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable
Public Administration
	Enabling Law on reforming the Public Administration (L.124/2015).		August 2015
	Implementing legislation of L.124/2015: Lgs. D. 10/2016 on repeal of obsolete and out of date secondary legislation and implementing decrees.		January 2016
Further 11 legislative decrees implementing L.124/2015, approved by the CoM of 22nd January 2016, related to:
1)   digital citizenship and Code of Digital Administration;
2)   reorganisation of State-Regions Services’ Conference;
3)   simplification and acceleration of administrative procedures;
4)   regulation of Segnalazione Certificata di Inizio Attività (SCIA);
5)   revision and simplification of regulation on public corruption and transparency
6)   rationalisation and simplification of ports’ authorities;
7)   reorganisation of state forestry and police corps;
8)   transparency on Health System Managers
9)   changes on dismissal rules on Public employment
10) single code on local public services
11) reorganisation of rules on State Owned enterprises
August 2016 (final approval)

Further legislative decrees to fully implement L. 124/2015 on:
- transparency and prevention of corruption;
- Simplification and acceleration of administrative procedures;
- Reform of public management;
- Chambers of Commerce reform;
- Reorganization of procedures for the judgements before the Court of Auditors;
- Reorganization of the Presidency of the Council of Ministers, government agencies and non-public economic entities.
August 2016
		One or more legislative decrees for the reorganization of labour legislation in the public administrations	February 2016

Implementation of the Defence White Book: Further revision of the National Military Forces, reconfiguration and streamlining of internal organisation of the Defense Ministry, the redefinition of careers.
By 2016

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Public-sector personnel mobility

Some rationalisation measures regarding the personnel of the Public Administration have been provided in the 2016 Stability Law, including for the purpose of accelerating the transfer of the staff employed at provinces that have been abolished. More specifically, the full-scale operation of the mobility portal will be ensured with reference to the mobility processes; the portal has focused in the start-up phase on routing the relocation of staff employed by metropolitan cities and larger entities (the former provinces). In order to favour this process, tables have been approved for equating the job levels provided by the collective bargaining agreements in relation to various contracting segments for non-managerial personnel, so as to allow for full-scale mobility within the Public Administration.
As of 1 January 2015 (when the laws and regulations on metropolitan cities, provinces, and combinations of municipalities116 went into effect), the provinces and metropolitan cities had 41,205 employees; as a result of the reform, such work force decreased to 21,974. The reform thus made it possible for the provinces and metropolitan cities to reduce their expenditure by an estimated €1.5 billion between 2014 and 2015, which represents a significant result in terms of contributing to fiscal consolidation117.

Simplification and reduction of administrative burden

CSR 6 – “Implement the simplification agenda for 2015-2017 to ease the administrative and regulatory burden.”

The Simplification Agenda for 2015-2017 aims to systematically deal with a necessary process of streamlining national and regional laws and regulations, which have been, for many years, one of the main obstacles to business activity in Italy. The agenda’s provisions have been implemented with continuous monitoring to ensure the respect of deadlines and of the commitments undertaken, with results published in a special report.
As of 15 March 2016, approximately 90 per cent of the deadlines provided by the agenda and by detailed planning of activity had been met. Key aspects include: i) the adoption of the standardised and simplified forms for construction work and the introduction of simplifications in forms for business activity; ii) the activity of identifying and analysing (with the aid of business associations) the main obstacles to be removed and the most suitable simplification solutions to be adopted in the implementation of the reform of the public administration (Services Conference, single certified reporting of the start-up of productive activity).
With regard to the single set of building regulations, some 42 uniform and mandatory definitions have been identified for all municipalities, while the

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116 Law No. 56/2014.
117 For details see (Italian text only):
http://www.affariregionali.it/il-sottosegretario/comunicati/2016/febbraio/24-febbraio-2016-riforme-audizione-camera-deputati/

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preparation of the necessary correction actions is in process with reference to the interoperability specifications.
One of the key elements of digital citizenship – the public digital identity system (SPID) – became operational on 15 March 2016. As of the same date, online services of Italy’s National Institute for Social Security and the Tuscany Region were accessible through the SPID. As of June 2016, the SPID can be used for the online services offered by: Italian Revenue Agency, INAIL, Equitalia, the municipalities of Florence, Lecce and Venice and the regions of Liguria, Emilia Romagna, Friuli-Venezia-Giulia, Umbria, Piedmont and Latium. More than 600 services will be available and accessible through the SPID in the future, with the full guarantee of security and the protection of privacy and personal data. The process of implementing the SPID login system for the entire public administration will take about 24 months.

The other activities provided by the simplification agenda will continue in 2016 and 2017. The simplification actions, as jointly reviewed by the government, regions and local entities, will mostly refer to the implementation of the measures provided by the enabling act for reform of the public administration: i) the restriction of the time schedule for the Services Conferences; ii) the identification, simplification and standardisation of proceedings; iii) the single certified reporting of the start-up of productive activity; and iv) the simplification of forms.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Simplification	Simplification Agenda 2015-2017: (including the simplification measures of L.124/2015)		2015-2017

Digital Agenda

The implementation of the Digital Agenda will be facilitated by approval of the legislative decree that amends the Digital Administration Code, as provided by the enabling act for reform the public administration, with a view of promoting and making effective the rights of digital citizenship. The new Digital Administration Code will ensure: access to online services with a single digital identity; digital domicile for receipt of any communication from the public administrations; minimum quality standards for online services. The main projects regard:
-	the public digital identity system (SPID), which is already operational (see above);
-	electronic payments, with the participation of all public administrations (currently, more than 13,250) in the platform, so as to allow users to pay electronically;
-
the national register of the resident population (ANPR): plans call for continuing the migration of all municipal registers to a single national register, and integrating the demographics software of the municipalities with the ANPR;

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-	the start-up of electronic administrative proceedings;
-	the electronic personal healthcare record: activity continues for the development of the electronic personal healthcare records on the basis of regional plans;
-
the Single National Patient Code (CUNA): plans call for continuation of the actions needed to create the technological infrastructure for the assignment of the code, which will allow for tracking patient records within various clinical facilities of the NHS.

Business environment

Reviving the productivity of capital, through the instruments designed to stimulate investment, remains one of the government’s strategic objectives. During 2015, the government reaffirmed the business-support policies inaugurated in previous years, with various measures ranging from those to facilitate credit access to investment support via tax relief and dedicated incentives.
The significant reliance of Italian businesses on bank financing requires constant attention to the removal of obstacles that triggered business liquidity problems in years past. The measures directed at the banking sector are particularly relevant in this regard (see Section III.3 Financial sector) and are rounded out by alternative financing initiatives.
Some of these measures address the creation of enterprise, while others are directed at boosting the investments of existing businesses. The former include the incentives for the development and start-up of micro and small businesses by young people or women, who can obtain zero-rate financing for loans of up to 75 per cent of the investments up to €1.5 million per individual business. The total financial resources appropriated are equal to €50 million.
The instruments to support the financing of business investments include the Central Guarantee Fund for the SMEs, which has already played an important role and is to be reinforced with corrective, ameliorative and supplemental measures. The applications for the fund’s resources rose by 17 per cent in 2015, compared with 2014. The 2016 Stability Law has provided for expanding the guarantees that can be granted against the fund’s resources. In addition, a provision has been made whereby at least 20 per cent of the fund’s resources must be allocated to businesses and investments located in the regions of southern Italy.
The European Investment Fund (EIF) and the Central Guarantee Fund entered into an agreement in March 2016 so as to make use of the support of the European Fund for Strategic Investment (EFSI), the fulcrum of the investment plan for the Europe. With this counter-guarantee contract, the Central Guarantee Fund will be able to support financing of more than €1 billion in favour of 20,000 small and medium-sized Italian businesses during the next 12 months.

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Innovative firms (start-ups and SMEs)118

The legislative framework regarding innovative firms has been rounded out by the institution of the ‘Innovative SME’ model, which will be able to profit from simplifications and incentives along the lines of those already provided for innovative start-ups. In addressing various aspects of a business operation, the measures are aimed at making corporate management more flexible, deregulating compensation plans, enabling credit access, introducing innovative tools for raising capital, facilitating equity investment and favouring access to foreign markets. Such innovative businesses must obviously demonstrate their innovation through certain criteria, such as expenditure on research and development, the employment of highly qualified personnel and ownership of industrial property. In order to provide further momentum to the actions undertaken, the government intends to introduce a new package of measures that will further develop the policy guidelines adopted by the ‘Finance for Growth’ working group, thereby rounding out existing tools or introducing new tools to consolidate the positive trend of investment seen in 2015. More specifically, the new ‘Finance for the Growth 2.0’ package will contain a series of projects designed to i) promote investment in risk capital by retail and institutional investors and ii) facilitate the procedures for the stock-market listing of small- and medium-sized businesses.
The government has outlined procedures for new initiatives to assist high-technology businesses with expansion, while also making existing initiatives available to such businesses. One of these initiatives is the Guarantee Fund, which has contributed to the creation of a steadily growing number of start-ups and innovative SMEs119. The innovative SMEs’ access to the fund has been facilitated by the introduction of a simplified procedure. The creation and consolidation of innovative businesses has also been pursued through the incorporation a venture capital fund for the start-ups and innovative SMEs with high growth potential120.
Incentives have been introduced for the value enhancement of patents and other intellectual property. More specifically, improvements have been made to the optional programme for lower taxation with regard to income earned on intangible assets (Patent Box), with changes to the related terms and conditions. In 2015, businesses made some 4,500 applications to qualify for the Patent Box taxation scheme, with around 1,200 of those coming from businesses located in the Lombardy Region. Most of the applications (around 1,900) came from businesses with revenues between €5 million and €50 million, followed by businesses with revenues of less than €5 million (around 1,400).
As of October 2015, the micro-SMEs depositing or licensing patents and intending to pursue a strategy of intellectual-property value enhancement will be eligible for applying for sinking-fund subsidies of up to €140,000. In addition, the

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118 For a summary of the policy to support of innovative businesses, see (Italian text only):
http://www.sviluppoeconomico.gov.it/images/stories/documenti/Scheda_sintesi_policy%20Pmi_Innovative_25_02_2016.pdf
119 At the end of 2015, there were 5,143 innovative start-ups registered in the special section of the Business Register, for an increase of 439 units over the end of September (+9.3 per cent).
120 The fund, known as ‘Italy Venture I’, is managed by Invitalia Ventures, the Invitalia Group’s funds management company.

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incentives in favour of SMEs for economic value enhancement of industrial designs and marks will continue to remain in effect.

The governance of innovative start-ups is rounded out by the issuance of a decree121 that extends tax benefits to 2016 for anyone investing in these businesses, with the admissible investment threshold raised to €15 million for each innovative start-up during the entire period when the business is classified within the special section of the Business Register. CONSOB’s new regulations on ‘equity crowdfunding’ are a step in the same direction, allowing for more simplified web-based capital fund-raising than in the past, thus reducing the costs of funding and expanding the array of potential investors who can contribute to financing innovative business projects.
These measures are part of an overall framework of incentives that has witnessed the addition of numerous initiatives since the Growth Decree of October 2012. Among these are: the Italy Startup Visa and Italy Startup Hub programmes to attract and retain talented young non-Europeans interested in starting up innovative enterprise in Italy; interest-subsidised loans granted by Invitalia as part of the Smart&Start programme; a new online procedure for setting up an innovative start-up through standard articles of incorporation and by-laws and the use of digital signature; the extension of the duration of innovative start-up status from four to five years.
In addition to innovation, an emphasis has been placed on stimulating R&D expenditure so as to make Italian businesses more competitive. This is an objective that the government has pursued with various instruments, and in particular, a tax credit on expenditure in research and development that went into effect with the issuance of an interministerial special decree122. The tax credit is available to all businesses, without limitations regarding revenue, business form, economic sector or accounting system adopted. The tax incentive, which can be used to offset tax liabilities, is equal to 25 per cent of the incremental expenditure per year for the 2015-2019 period with respect to the average expenditure realised in the three previous years (2012-2014). The rate is increased to 50 per cent for the expenditure related to the employment of highly qualified personnel and for expenditure related to research contracts with universities, other comparable entities or innovative start-ups123.

Investment incentives

One of the government’s important initiatives for diversifying the sources of corporate funding is the ‘New Sabatini’ law, which incorporates a subsidised funding scheme that was recently amended with a decree-law approved by the

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121 Decree of 25 February 2016 signed by the Minister of the Economy and Finance and the Minister of Economic Development.
122 Decree of 27 May 2015 signed by the Minister of the Economy and Finance and the Minister of Economic Development.
123 The minimum investment to qualify for tax relief is €30,000, while the maximum annual benefit is allowed for up to €5 million for each entity.

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government in 2015. The amendments are already in effect124 and provide that the subsidies in favour of SMEs purchasing capital goods can also be granted for bank and lease financing that is funded through resources other than the special CDP plafond. The timing for granting the subsidies has been reduced, while the procedures have been simplified.
As of the end of February 2016, namely, 23 months since the ‘New Sabatini’ law went into effect, some 9,547 applications for financing had been filed for €2.88 billion of CDP financing and approximately €223 million of subsidies from the Ministry of Economic Development. The applications approved covered financing of €2.548 billion and the granting of €196.6 million of subsidies from the Ministry of Economic Development.
For the purpose of facilitating investment, the Stability Law provided for a 40 per cent increase in depreciation with reference to the purchase of all new capital goods by businesses and free-lance professionals. The booking of the additional depreciation for tax purposes will be applied for a specific period, and will regard investments made from 15 October 2015 to 31 December 2016. At the same time, the time period for amortization of commercial goodwill has been reduced from 10 to 5 years.

Finally, a new protocol of intent125 will allow SMEs to benefit from €1 billion of subsidised bank financing for investment in innovation and international expansion. The economic conditions of the financing must reflect the advantages of the backing of a CDP-SACE guarantee and a Juncker plan counter-guarantee.

International expansions and competitiveness

In recent years, the government’s strategy has been concentrated on promoting the strengths of Italian companies through incentives to innovation and support to international expansion. The policies for the international expansion and the attraction of foreign investments continue to play a key role for the competitiveness of the Italian economy. With the Extraordinary Made-in-Italy Plan126, the government aimed to reinforce the international image of Italian businesses, focusing on increasing exports and attracting foreign investment. The implementation of the plan has been accompanied by the appropriation of additional resources, as provided in the 2016 Stability Law, and the assignment of €1 million to the Association of Italian Chambers of Commerce Abroad.
At the same time, the ‘Manifattura Italia’ plan encompasses a detailed package of provisions to promote the digitisation of Italian businesses, including measures for: strengthening the regulatory framework dedicated to research and development; supporting integration and consolidation of Italian industrial production processes; tax incentives to favour mergers and incorporations between businesses; and higher education. The plan’s implementation

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124 With a decree of January 2016, signed by the Minister of the Economy and Finance and the Minister of Economic Development Decree.
125 Signed by the MEF, Cassa Depositi e Prestiti (CdP), SACE and the Italian Banking Association.
126 Provided by the ‘Sblocca Italia’ decree - Decree-Law No. 133/2014, Article 30, Paragraph 1.

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necessitates the design and development of adequate connectivity infrastructure and the promotion of technological standards and open inter-operability criteria.

On the other hand, the competitiveness of Italian businesses is today undermined by the unfair competition of illegal businesses that take advantage of investments in researching, innovating and advertising high-quality Made-in-Italy brands. According to some estimates, these illegal businesses take approximately €6.5 billion out of the legal economy, with a significant impact in terms of lost employment and lower revenue to the State. A National Counterfeiting-Prevention Plan is now being drafted with the objective of implementing effective strategies to protect businesses that wish to safeguard their intangible assets through trademarks, patents and designs.

At the same time, the government is pursuing its strategy to expand opportunities for the aggregation of Italian businesses. Business networks represent an organisational structure that can be useful in achieving a competitive advantage, by allowing the participants to overcome limits related to the typically small size of Italian companies. In order facilitate the creation of business networks, the 2016 Stability Law has provided for lowering the minimum number of employees (from 15 to 5) of the businesses that i) wish to participate in Temporary Business Associations (ATI) or Temporary Business Regroupings (RTI) or other business networks and ii) can benefit from the funds made available by the Ministry of Economic Development.
As of March 2016, some 2,699 network contracts had been signed involving 13,518 businesses127. The numbers confirm the strong growth trend in recent months (see Figure III.3).
The government intends to consolidate these processes through: the extension of subsidy measures for the businesses in network contracts; incentives for specific types of networks (green and international); support to the promoters; simplification of laws and regulations.

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127 InfoCamere data updated as of 6 March 2016. http://contrattidirete.registroimprese.it/reti/

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FIGURE III.4: NETWORK CONTRACTS AND PARTICIPATING BUSINESSES

Source: Analyses using InfoCamere data.

Finally, plans are now under way to provide incentives for long-term investment in SMEs by both retail and institutional investors, with the aim of giving these companies a greater role in the real economy.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Competition and competitiveness	Measures for productive investments: ‘Nuova Sabatini’ (D.L.69/2013); ‘Competitiveness Decree’’ (D.L. 91/2014); ‘tax credit for R&D investments; Patent box		December 2015
		Extension of incentives for firms signing network contracts; incentives for specific networks (green and international); support for ‘catalyst subjects’ and regulatory simplification.	By 2016
		Provisions for relaunching of firms investment	June 2016
Strengthening of Central Guarantee Fund for SMEs
		Plan for relaunching Italian manufacturing	By 2016
Strengthening of incentives for start-up and innovative SMEs
	Extraordinary Plan for Made in Italy		2015-2017
		National Plan to fight counterfeiting	2016-2017

Sector-specific measures

Certain measures have involved specific sectors such as construction, farming and culture and tourism. In the construction sector, the government’s action has mainly been addressed to stimulating demand. The residential leasing scheme

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introduced with the Stability Law 2016 provides for tax incentives on the acquisition or construction of real properties to be used as primary dwellings. The measure is designed to facilitate the acquisition of housing through a financial lease, particularly for young people, and relies on the use of a financial lease as an innovative alternative to ordinary mortgage financing. A user’s guide recently drafted to promote this instrument128 clarifies the fundamental characteristics of the residential leasing, applicable taxation, and protections for the lessee, while also answering the most frequently asked questions.
The support to farming sector is mainly addressed to improving competitiveness through the measures adopted with the 2016 Stability Law129. First, funding of €45 million in 2016 and €35 million per year as from 2017 will go to financing the purchase or lease, through an acquisition pact, of farm and forestry machinery and equipment that have innovative features for reducing polluting emissions, reducing noise, and improving yield. The Council for Farming Research and Analysis of the Farming Economy (CREA) is charged with preparing a three-year extraordinary research plan for the purpose of introducing new technologies.
Businesses operating in the farming and fishing sectors are exempt from the application of the regional tax on productivity activity. Farming businesses have the possibility of joining the ‘Quality Farm Work Network’, which aims to reinforce initiatives to combat irregularities in labour conditions in the sector. Finally, all of the necessary measures have been adopted to simplify the so-called ‘small farmers’ system, as defined by Europe’s new Common Agriculture Policy. This is consistent with Italy’s ‘Agriculture 2.0’ simplification programme and with Italy’s push, at a European level, for the near-term revision of the Common Agriculture Policy so as to make its rules simpler.
Finally, the measures of the ‘Free-Field Generation’ package have been implemented. As a €160 million plan (between domestic resources and EIB funding to the Food/Agricultural Market Services Institute (ISMEA)), the measures are designed to favour generational change, support the farming sector and create new farming jobs, through: zero-rate mortgages, credit to favour the involvement of young people in farming enterprise, funds to support the creation and development of agro-food start-ups and a tax credit for online marketing and sale of agro-food products.
With proposed farming-related legislation130 currently under a secondary review of the Senate, the government intends to introduce instruments useful for the purpose of controls and simplification, but also those for development, innovation and generational change in a sector that is central to the Italian economy.

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128 The Guide was created through the collaboration of the Italian Leasing Association, the National Board of Notaries, and the participation of 11 leading consumer associations and it was published with the aid of a subsidy of Department of Finance of the MEF.
129 In addition to the initiatives realised with Decree-Law No. 51/2015 and Law No. 141/2015.
130 Draft of law for ‘Delegations to the government and additional provisions on the subject of the simplification, streamlining and competitiveness of farming and agro-food sectors, as well as sanctions for illegal fishing’.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Agriculture
Implementation and simplification of the Common Agricultural Policy
Adoption of all non-legislative implementing act:
DM 162/2015 Simplification of the CAP 2014 - 2020 management;
DM Ref. 1922/2015 Additional provisions regarding the simplification of the management of the CAP 2014 - 2020;
DM 5145/2015 National regulations for the implementation of delegated Regulation (EU) 2015/1383 of the Commission of 28 May 2015
March 2015
	Measures for the milk and dairy industry (D.L. n. 51/2015 cvt. into L. 91/2015).		May 2015

Implementing legislation of the D. L. 51/2015:
Urgent provisions to favour the reorganisation of the milk and dairy industry and for the implementation of the EU regulation 1308/2013 related to inter-professional organisations in the agricultural sector.
By 2016
		Rules for transparency of contractual agreements in agricultural supply chains.	June 2016
Support measures for agricultural sector (2016 Stability Law): IRAP exemption, IMU exemption for farmland, tax credit for the purchase of capital goods for production facilities, fund for agricultural machinery, agro-energy tax, extension of the National Program of Fisheries and Aquaculture.
December 2015
		Enabling law for simplification, rationalisation and competitiveness of agricultural, agri-food and fishing sectors (before the Senate – A.S. 1328 B).	July 2016

The government’s action has also significantly reinforced the State budget dedicated to the cultural and tourism sector. In the cultural sector, the government has already acted with respect to strategic elements, and aims to consolidate this effort. Such elements include: value enhancement, with particular attention to museums, through increasing the quantity and quality of the services offered; the restructuring of the institutions responsible for safeguarding Italy’s cultural assets, so as to simplify service to the public and businesses; revitalisation of tourism, by leveraging the interdependence between tourism and culture, with strategies oriented toward sustainable development in social, economic and environmental terms.
The institutional and administrative actions are accompanied by tax-relief measures in the arts sectors, including, for example, a larger tax credit for the cinema, and, with regard to excellence in music, fiscal benefits for the restoration of the Symphonic and Lyrical Foundations.

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REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Culture and Tourism	Young Culture Card, tax credit for filmmaking industry, stabilisation of Art Bonus, 2x1000 to cultural associations (2016 Stability Law)		December 2015
		Bill attached to the 2016 Stability Law on “Regulation of Cinema, Audiovisual and Performing Arts” (A.S.2287)	By 2016
	Reform of RAI and TV public service		December 2015
		Update of the Strategic Plan for tourism development and the relaunch of ENIT	By 2016

The reorganisation of the MIBACT131 provides for the expansion of the number of the museums classified as autonomous, with a particular focus on archaeological holdings. The objective is to create a national museum network capable of offering visitors an integrated experience, reflecting the most advanced international standards and the application of the modern technologies. Through an international recruitment process, new directors have already been appointed to run independent museums. A tax credit has also been continued for physical and legal persons making unrestricted cash donations for projects in favour of culture and entertainment (the so-called ‘art bonus’). A revival of tourism has been planned through the updating of the strategic development plan for the tourism in Italy and enhancements to the organisational structure and the functions of the Italian National Entity for Tourism (ENIT)132.

Judicial system

Civil justice system

CSR 3 – “Ensure that the reforms adopted to improve the efficiency of civil justice help reduce the length of proceedings.”

The Italian judicial system has been the focal point of various processes of reform, which are necessary for getting beyond the system’s main bottlenecks. More specifically, reductions in the timing for proceedings and the case backlog in

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131 Plans also call for the merging of the General Archaeology Directorate with Art and Nature Directorate, thereby simplifying and streamlining procedures. Other measures include the merger by incorporation of Arcus into Ales (Law of 28 December 2015, Article 1, Paragraphs 322-324 and 326), which will not only ensure savings on public expenditure, but it will also allow for more rational, uniform support with respect to initiatives regarding cultural assets and cultural activity as more broadly defined. The strategic plan ‘Large cultural assets projects’ (Law No. 208 of 28 December 2015, Article 1, Paragraph 337) has also earmarked major resources for routine work of cultural safeguarding, restoration, promotion and value enhancement, also for the purpose of tourism at sites of exceptional value.
132 Another €50 million has been appropriated for the planning, design and development of a national system of tourist cycleways and cycling stations and projects to provide security to the cycling public, while €3 million has been earmarked for the planning, design and development of tourist walking and trekking routes. The cinema tax credit has been extended to investments in cinematography, with the spending authorisation increased from €115 million to €140 million as of 2016 (Law No. 208 of 28 December 2015, Paragraphs 331-334 and 336).

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the civil process, acceleration of the criminal process and regulations to prevent business crime are some of the urgent matters that the government has addressed in recent years. Some results are already evident, especially with reference to the reduction of the case backlog.
The analysis done as part of the work of the ‘Observatory for the monitoring of the effects on the economy of the reforms of the justice system’ (which has concentrated on approximately 2 million complex lawsuits133) has demonstrated that the overall performance of the civil justice system, though slightly improving, is still a long way from European benchmarks. Over the past year, some improvements have been seen in the courts, with respect to the case backlog (compared with 2014, there are 14 per cent less lawsuits on the books for more than three years) and the average duration of the proceedings nationwide (-5 per cent). The appellate courts have also achieved initial efficiency gains in terms of reduction of the case backlog (-8.2 per cent). The variability of the performance among the 140 Italian courts is very considerable, and confirms that the northern areas of the country are in line with European benchmarks while the southern areas are very distant.
In the year of 2015 alone, the backlog of civil cases fell from 5.6 million to 4.2 million. In addition, there were 200,000 fewer cases in 2015 compared with 2014. Such numbers reflect the effects of the use of alternative instruments for dispute resolution and also a different approach to certain areas of law. For example, the area of family law witnessed a reduction of 35,000 cases brought to court in 2015 (-9 per cent compared with 2014).
With reference to the business court, some 80 per cent of the cases were settled during the year compared with 46 per cent at the end of 2013.
Finally, it is noted that proposed legislation governing same-sex civil unions and new regulations for persons living together was approved by the Senate, and is now under review at the Chamber of Deputies.

Reform of civil justice system

Simplified proceedings can ensure more immediate and effective safeguarding of rights, as well as greater efficiency: this is the objective behind the presentation of the proposed enabling act for the reform of the civil justice system134. Approved by the Chamber of Deputies in March, the enabling act aims: to provide greater uniformity to the jurisdiction of the business court, consolidating its specialisation; to strengthen the guarantees of rights through the institution of special sections for the individual, the family and minors; to define lower civil court proceedings so as to make the judge’s recommendation for resolution more meaningful, with simplification of the proceedings and a more expeditious process. This final objective will also be reached through: enhancements to online proceedings, with the adjustment of procedural rules; stiffer sanctions for frivolous lawsuits; the reform of appeal rulings, in a manner functional to accelerating their settlement; the plan for bonus pay in resource

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133 With respect to a total of 5 million pending lawsuits in all courts (equal, therefore, to 37.5 per cent of the national total).
134 Proposed legislation containing provisions for the efficiency of civil proceedings (Senate Act 2284).

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allocation, in order to provide an incentive to judges to work off caseloads; and simplifications and measures regarding provisional execution with reference to injunctions.
The start-up of mandatory online civil proceedings is a fundamental step in simplifying of the civil justice system and is already producing significant results, as also noted in the World Bank’s most recent ‘Doing Business’ report. Sizeable investments in digitisation (approximately €150 million in 2015 alone) have been made for the purpose of pursuing the overall upgrade of all organisational and regulatory aspects involved in online proceedings.

Alternative proceedings for dispute resolution

The introduction of new forms of negotiation for dispute resolution (as alternatives to traditional court proceedings) has proceeded with various types of measures. The initial feedback with regard to 2015 indicates a positive trend: the data for a sample of 3,019 settlements reflect the applicability of the new practices, especially assisted negotiation, with particular impact on the subjects of marital separation, divorce and modification of the related conditions (such cases alone represented 75 per cent of all of successfully negotiated settlements).
During 2015, lawmakers extended the incentives for encouraging the use of alternative for dispute resolution, particularly with regard to assisted negotiation and arbitration. With these incentives, a tax credit accrues to the parties (using the same model already provided for mediation) for fees paid to attorneys authorised to lead assisted negotiation or for fees paid to arbitrators for the same proceedings. The 2016 Stability Law made the incentives permanent as of 2016.
However, the existence of a variety of different negotiating tools for alternative dispute resolution (resulting from various pieces of legislation on the subject) necessitates standardisation of such practices. A special evaluation commission has been charged with harmonising and streamlining the regulatory framework and fostering the development of a ‘resolution culture’, thereby facilitating the use of these tools and lowering their costs. The commission is to deliver a proposal by 30 September 2016, regarding overall regulations and reform that will develop the alternative resolution practices, with particular regard to mediation, assisted negotiation, and arbitration.

Reform of the honorary judiciary

In March 2016, the Senate approved the proposed enabling act for the overall reform of the honorary judiciary135. The act intends: to simplify and to streamline the rules through the preparation of a single statute for the honorary judiciary applicable to the justices of the peace, honorary court judges and honorary deputy prosecutors, so as to provide standards for appointment, duration of the appointment, regulatory responsibility and compensation; to reorganise the office for the justice of the peace and to expand the office’s responsibility with respect to both the subject matter and monetary value of the litigation; to remodel the

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135 Senate Act No. 1738 approved by the Council of Ministers on 29 August 2014.

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responsibilities and functions of the honorary judges and the honorary deputy prosecutors, by allowing them to perform other tasks compared with those already provided by prevailing legislation.

Reasonable duration of trials and organisational projects

The 2016 Stability Law contains provisions aimed at streamlining the costs consequent to the violation of the term of reasonable duration of civil, criminal, administrative and accounting proceedings. ‘Preventive remedies’ have been introduced for this purpose, to be pursued before filing for pecuniary compensation and without which the application for compensation is deemed inadmissible. The cases in which no compensation is due have grown in number, and other cases have been defined for which there is no damage for excessive duration of the trial. The sums than can be paid have been reduced with respect to previous provisions, and new rules for payment have also been determined136.

Other recently approved measures contributing to making the justice system stronger entail organisational projects and procedures regarding human resources. More specifically, these initiatives entail the transfer of some 1,000 administrative employees out of large entities in order to support the process of digitisation of the judicial system and the transfer to the Ministry of Justice of the mandatory expenditure for running judicial office. Also as a result of previous provisions, more than 4,000 administrative employees will be redeployed to judicial offices during the 2016-2017 two-year period.
Additional actions have been moving ahead to allow for support to organisational projects, such as the ‘office for proceedings’, while initiatives for training assignments as part of the reform of the civil justice system will allow the use of trainees at the Court of Cassation.
Looking ahead, the Italian justice system will need: i) to ensure new criteria for access to the magistracy, so as to favour the entry of new university graduates and ii) to change the overall rules regarding training assignments for the legal professions.

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136 Such rules also apply to criminal proceedings.

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REFORM TIMETABLE
Policy Area	Done	In progress	Timetable

Justice	Delegated law on non-prison penalties and reform of the sanction system (L. 67/2014)		April 2014
	Reform of criminal justice (D.L. 92/2014 cvt. L. 117/2014)		August 2014
	Reform of civil justice (D.L. 132/2014, cvt. in L. no. 162/2014)		November 2014
	Provisions on crimes against the Public Administration, ‘mafia’ association and false accounting (L. 69/2015)		May 2015
	D.L. 83/2015 cvt. L. 132/2015. Urgent measure on bankruptcy, civil procedure, judicial organization and functioning of the judicial administration		June 2015
	Implementation of L.67/2014: Provisions on de-criminalisation (Lgs. D.7/2016)		January 2016
Measures to deflate the criminal justice system (Lgs.D. 8/2016)
		Enabling law for the reform of the honorary magistrates and other provisions for justice of the peace (L. 57/2016)	June 2016
		Bill to modify the criminal legislation for strengthening of the defensive guarantees and the reasonable duration of proceedings, already passed by the Chamber, currently before the Senate (AS2067)	August 2016
		Bill to reinforce the jurisdiction of firms and family courts; rationalisation of civil trials; revision of proceedings stages. Already passed by the Chamber, currently before the Senate (AS2284)	October 2016
Bill on statute of limitations, already passed by the Chamber, currently before the Senate (AS1844)
Bill delegating the Government to reform the rules on corporate crisis and insolvency procedures, approved by the Council of Ministers February 10, 2016, currently before the Chamber (A.C. 3671)
		Bill on measures to fight organized crime and illicit patrimonies (A.S. 1687)	By 2016

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Criminal justice system

The proposed legislation to amend the Penal Code and to address the reasonable duration of proceedings137 is an important aspect of the reform of the criminal justice system and is aimed at making the system more efficient, while also strengthening the guarantees of the defence and protection of the rights of the persons involved in the process. The proposed legislation also provides for a series of guiding principles and criteria for an overall review of the penitentiary system.
Criminal proceedings will furthermore benefit from the digital investments and organisational measures impacting the entire justice system: in this case, too, the introduction of online notifications and improvements to the automation of register will be followed by the implementation of online proceedings.
The provisions provided in the recently approved legislative decree138 (which is under preliminary review) will also go to supporting criminal proceedings by simplifying the rules for commissioning interpreters and translators, easing the burden on those involved and allowing for savings on travel expenses.

Other amendments to criminal law have been introduced through i) the government’s bill contained ‘Measures to intensify the fight against organised crime and illegal assets’ (now under review by the Senate) and ii) amendments incorporated into various legislative bills. These include provisions covering crimes of false accounting and the further laundering of money already obtained illegally, amendments regarding crimes of corruption and tougher penalties for the crimes of racketeering. Still to be approved are provisions related to i) proceedings for the seizure or confiscation of illegal assets, ii) the intensification of measures to seize and confiscate illegal assets and to redeploy those assets for social purposes and iii) the governance of so-called ‘remote’ participation in criminal proceedings139. Lastly, standard regulations have been introduced for eco-crimes.
In January 2016, Parliament approved two legislative decrees140 that addressed i) reducing the incidence of crime through the decriminalisation of certain types of offences having a limited social impact and ii) abrogating certain criminal offences. Without prejudice to the right for damage compensation, the

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137 ‘Changes to the Penal Code and the Code of Criminal Procedure for strengthening defensive guarantees and the reasonable duration of the trials, and for intensifying the fight against corruption, and changes to the penitentiary system for the effectiveness of prisoner rehabilitation’, definitively approved by the Council of Ministers on 12 December 2014.
138 Containing supplemental provisions and corrections to Legislative Decree No. 32 of 4 March 2014, covering the implementation of the EU directive 2010/64/EU on the right to interpretation and translation in criminal proceedings.
139 In implementation of the national strategy for the value enhancement of the businesses previously controlled by organised crime, the 2016 Stability Law created a special Fund, with resources of €10 million per year for the 2016-2018 three-year period, in order to ensure continuity in the flow of bank credit and the productivity and market competitiveness of companies that have been seized or confiscated from organised crime.
140 Legislative Decree No. 7/2016 ‘Provisions on the subject of abrogation of criminal offences and introduction of criminal acts with civil pecuniary sanctions, as provided by Article 2, Paragraph 3, Law No. 67 of 28 April 2014’ and Legislative Decree No. 8/2016 ‘Provisions on the subject of decriminalisation, as provided by Article 2, Paragraph 2, of Law No. 67 of 28 April 2014’. Such decrees are for the implementation of the delegations contained in Article 2 of Law No. 67/2014, ‘Enabling act to the government for the reform of regulations regarding penalties’.

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aforementioned decrees also provide for the institution of appropriate civil pecuniary sanctions in the event of decriminalisation.

Finally, as part of a broader programme of combatting international terrorism, a legislative bill regarding the fight against terrorism approved by the Council of Ministers in late July 2014 is under review in Parliament, and was approved by the Chamber of Deputies at the end of January 2016. Such legislation is rounded out by a recently approved Decree of the President of the Republic concerning regulations for the creation, operation and organisation of a DNA databank and a central laboratory for a national DNA databank. The regulations govern the exchange of DNA data for purposes of cross-border cooperation, particularly with regard to the fight against terrorism and cross-border crime, and for the purposes of working relationships with the police forces of other nations.

Fight against corruption and business crime

In January 2016, the Chamber of Deputies approved141 a draft law to supplement and expand protections142 for whistleblowers with regard to acts of corruption or crimes committed by business colleagues, extending these protections to workers in the private sector. The legislation provides that public employees who, in the interest of the Public Administration, report illegal conduct detected when performing their work, may not be sanctioned, dismissed or subject to any discrimination143 in relation to the whistleblowing. The reporting is done either to the Italian Anti-Corruption Authority (ANAC) or ordinary or accounting magistracy.

The government also intends to take action regarding business crime. A special commission established for this purpose144 is charged with developing an analysis so as to fight and prevent business crime, which represents a major factor in hampering growth and distortion of markets. The commission, which has been formed 15 years after the enactment of the legislative decree on corporate administrative responsibility145, has a mandate to propose amendments to laws and regulations and more in general, to provide a new impetus to prevention policies.
The reform of Book XI of the Code of Criminal Procedure already approved by the Chamber of Deputies and currently under review by the Senate (Senate Act 1949) is crucial to completing the process of adapting national law to the obligations undertaken at an international level on the subject of judicial cooperation.

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141 After the approval of the first draft by the Chamber of Deputies, the proposal has been sent to the Senate for its review and approval.
142 Provided by Law No. 190 of 2012
143 Discrimination measures, if any, against whistleblowers will be sanctioned by ANAC with fines from €5 to €30,000.
144 Established at the offices of the Ministries of Justice and the Economy.
145 ‘Regulations for the administrative responsibility of legal persons, companies, and associations, including those without legal status’.

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Statute of limitations

CSR 3 – ‘Revise the statute of limitations by mid-2015.’.

The proposed legislation containing ‘Amendments to the Penal Code on the subject of criminal statutes of limitations’ was approved by the Chamber of Deputies in March 2015, and is currently under review in the Senate. The reform: provides for an increase of the term of the statute of limitations for crimes of corruption; establishes that the statute of limitations for certain crimes concerning minors starts from the date on which the victim becomes an adult; introduces new cases of suspension of the terms of the statute of limitations, including those consequent to a conviction that is not final; specifies that the interrogation by the judicial police determines an interruption in the period of the statute of limitations; establishes that the suspension has effect only for defendants under indictment. The new regulations can be applied only with respect to criminal acts committed after the regulations go into effect.

Extracting value from assets confiscated from organised crime

Given the enormous magnitude of the real property and corporate assets seized and confiscated from organised crime, Italy continues to pursue actions to enhance and improve the mechanisms for extracting value from such assets and/or reusing the assets to the benefit of the national economy and the public. The 2016 Stability Law appropriated substantial resources in this regard146.
Added to these resources are those which can be obtained during the 2016-2018 three-year period, as part of the programmes co-financed by the European Union for 2014-2020 regional planning.
The value-enhancement process takes place through close coordination among the administrations involved, so as to ensure sound governance in the planning of national strategy, the operational planning of the initiatives, and the crucial phase of monitoring and verifying the results.
The preliminary phase, inaugurated in 2015 and to be completed in 2016, is to define a national strategy for the value enhancement and reuse of assets seized and confiscated from the mafia, which will indicate the guidelines for developing further action.
Once the strategy is delineated, the actions during 2016 will concentrated on the planning of operational projects, through the preparation of specific project proposals. One of the main objectives for bolstering this effort is to vest more powers, on a long-term basis, with the National Agency147 for the administration and allocation of the assets seized and confiscated from organised crime.

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146In particular: €5 million for each of the years of 2016, 2017 and 2018 for specific actions to strengthen and develop the skills, including internal skills, of the National Agency for the administration and the allocation of the assets seized and confiscated from organised crime, so as to ensure the effective execution of the institutional functions; €10 million for each of the years of 2016, 2017 and 2018 (€3 million to the Central Guarantee Fund for SMEs and €7 million to the Fund for Sustainable Growth) so as to ensure the continuity of bank credit, support to investment and to charges necessary for the corporate restructuring projects, safeguarding of employment levels, promotion of measures for detection of undeclared labour, etc.
147 During the 2016-2018 three-year period, the National Agency, together with the central administrations involved, the regions and local entities, will spearhead the following projects: changes to information systems to

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The final objective for the 2016-2018 three-year period is to create a more effective and structural process of recovery and value enhancement of assets confiscated from the mafia, so that the assets can be used for important public and social purposes, as hoped by European institutions, with the safeguarding of businesses and employment.

Operation of the Agency for Territorial Cohesion and structural funds

CSR 2 – “Ensure that the Agency for Territorial Cohesion is made fully operational so that the management of EU funds markedly improves.”

In its first year of activity, the Agency for Territorial Cohesion worked closely with central and regional administrations involved in the implementation of the 2007-2013 planning of the structural funds, identifying measures to accelerate the expenditure and intensifying the task-force activities set up to support programmes experiencing the greatest delays within the Regions of Calabria, Campania and Sicily, and the Ministry of Infrastructure and Transportation.
Such activity resulted in the achievement of the objective of full absorption of the 2007-2013 resources, as shown by provisional data available on the basis of the inputs provided by the central and regional administrations. The financial monitoring data updated to 31 December 2015 (as validated by the State General Accounting Department) reflect a considerable state of completion. The payments that can be booked against the 2007-2013 structural funds, as registered in the national system, have reached 93.5 per cent of the total resources, namely, €42.8 billion of the €45.8 billion appropriated for the seven-year period, following the latest replanning in favour of the Cohesion and Action Plan. The figure reported at 31 December 2015 confirms the forecast of full absorption of the available resources, with a reliable estimate in the range between 98 per cent and the 102 per cent148. The results show major acceleration in implementation, favoured by the calibrated actions of the central and regional administrations in recent months, with the support of the Agency for Territorial Cohesion, in particular for the programmes experiencing the greatest delays.

In relation to the 2014-2020 planning of the European Structural and Investment Funds (ESIF), all of the operational programmes were adopted by the European Commission in 2015 and are in the start-up phase. The agency is specifically heading up two operational programmes: i) the National Operating Programme for Institutional Capacity and Governance, which will ensure support to the reform of the public administration and stronger administrative capacity for managing programmes related to the funds, and ii) the National Operating Programme for Metropolitan Cities, which will support the implementation of the

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improve the monitoring of the seized and confiscated assets, including through the data exchange with other administrations; resolution of criticalities in the changeover from judicial proceedings to the actual management of the assets; definition of value-enhancement projects for specific assets; implementation of tools and methods to verify the actual use of the assets allocated; and definition of the specific means for the value enhancement of confiscated companies, so as to ensure their continuation as going concerns, and to get them back into the legal economy.
148 As known, the inputting process will be completed in the next few months before getting to the definitive certification as of 31 March 2017, as provided by EU regulations.

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‘Delrio Law’ and development of the territories of the 14 metropolitan cities. During 2015, ex ante monitoring was also inaugurated with respect to the Conditionality Action Plans as provided by the regulations concerning common provisions for the use of the ESIF, which are to be fully implemented by 31 December 2016. Already in the first months of implementation, the increase in spending capacity represents one of the agency’s strategic objectives for the 2014-2020 period, with an equal emphasis placed on project quality.
With regard to internal organisation, the agency is fully operational following the investiture of the related governance bodies. A Verification and Control Committee (NUVEC) was also established, with members appointed. The organisational rules and accounting system rules were both approved.

With reference to the management of rural development programmes, Italy closed the 2007-2013 planning at 31 December 2015 with 98.68 per cent absorption of resources amounting to €8.850 billion against total resources of €8.968 billion. This represents a major success when considering the sums to be spent amounted to approximately €1 billion at the end of October 2015.
The 2014-2020 planning provides for the implementation of the national programme for rural development, for a total amount of €2.1 billion, dedicated to agricultural risk management (approximately €1.6 billion), water infrastructure (approximately €300 million) and animal biodiversity (approximately €200 million).
Finally, the Committee for Prevention of Fraud with respect to the European Union (COLAF)149 is fully operational, and is in charge of delineating and developing a national strategy to fight irregularities/fraud that damage the European Union budget. As a result of the committee’s efforts, a roughly 20 per cent decrease was seen in 2015 in the number of the cases of irregularities /fraud, more than 90 cases of fraud were closed and more than €16 million of additional losses were avoided.
Again in 2016, the committee’s activities will be oriented toward more effective action for preventing and fighting fraud in the entire European Union. More specifically, the committee will further develop coordination with the European Anti-Fraud Office (OLAF), including through the proposal of specific project activities as part of the new ‘Hercule III’ financial programme, and the analysis of new regulatory instruments that allow for administrative mutual assistance among Member States in sectors currently not covered (including structural funds). The development of new models for controlling proper disbursement of funds also continues, and includes a feasibility study of a specific integrated platform of all available data, to be shared by all authorities that manage EU funds, and used in both prevention and ex post controls.

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149 Set up at the Office of the Presidency of the Council of Ministers – Department for European Policies (Law No. 234/2012 - Article 54).

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III. 5 MASTERPLAN FOR SOUTHERN ITALY

Revitalisation of southern Italy

Italy’s economy as a whole needs the southern regions to change tack and to become an area of growth that will positively interact with the rest of the country. Since the second quarter of 2015, some positive signs have been seen with respect to the recovery of the production-and-income gap between southern Italy and the central and northern regions in terms of employment and exports to international markets. Such signs attest to the fact that the economy in southern Italy is flourishing, with potential that needs to be exploited in order to turn around the past trend and recover the gap with respect to the central and northern regions. One of the instruments that the government has used for this purpose is the Masterplan for southern Italy, which starts from the strengths and vigour of the southern economic fabric (aerospace, electronics, steel, chemicals, farming, and tourism) and places them within an industrial-policy, services and infrastructure context that will allow exploiting the region’s excellent assets so as to generate entrepreneurship and works skills and to attract productive activity that will pave the way to recovery and a transformation of the area’s entire economy. The plan provides for approximately €95 billion of resources to be used for development through 2023.

REFORM TIMETABLE
Policy Area	Done	In Progress	Timetable

Reducing regional disparities	Masterplan for the Mezzogiorno		2015
		Implementation of the Masterplan: 16 Agreements for the South: 8 for the South Regions and 8 for Metropolitan cities to define specific strategic actions for each territory.	2015-2018
	Tax credit for investment in capital goods in the South (Stability Law 2016)		December 2015

This is a project endorsed by central government and the institutions of southern Italy, which has witnessed the active participation of the public and of the area’s socio-economic forces. The important results already obtained by the government and regional and local institutions include: i) the recovery of the delay in the use of the structural funds appropriated in the 2007-2013 European planning cycle, which has led to the achievement of the objective of the full absorption of the resources available; ii) the completion of the process of defining the planning of the 2014-2020 European Structural and Investment Funds (ESIF); iii) the response to business crises, through instruments such as development contracts and programme agreements that have allowed for tackling crisis situations at individual companies and areas at risk of industrial desertification. Such actions have been and will be included in the framework of a more general policy for southern Italy.

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An industrial policy for southern Italy

The first phase of the Masterplan regards conditions within the framework of reference, with respect to two elements: the rules for operating markets and the preparation and availability of common production factors, namely, infrastructures and human capital.
With reference to the rules, the starting point of the Masterplan is deregulation and market reform. The aim is to provide leeway to anyone willing to put to use their entrepreneurial capacity and work skills, and to provide an impetus to the aggregation of local utilities so they become dynamic companies which, by providing an industrial dimension to services, will grow service efficiency and effectiveness in the responding to the needs of the local community. New fiscal rules play an essential role in this framework since they focus on supporting the capitalisation of businesses, and making for more attractive investments and better regulations for the operation of the financial markets.
A major emphasis also needs to be placed on eliminating the infrastructure gap that separates southern Italy from the rest of the country. An important factor in this regard is an improved framework for planning, to be achieved through administrative simplification, reduction of regulatory restrictions, the vesting of responsibility with each administration, and the reform of Title V of the Constitution, so as to get beyond the overlap of responsibility between levels of government.
Major infrastructure projects are now getting under way (including with the contribution of State-owned businesses such as Terna, Snam, FS, and ANAS) so as to connect southern Italy with rest of the country, Europe, and international markets: the Ultra Broadband Plan; high-speed train service along the Adriatic Sea and Tyrrhenian Sea coastlines and between Naples, Bari and Taranto; modernisation of the railway systems in Sicily and Sardinia; the Ports and Logistics Plan and the Airports Plan; interconnections to get beyond major bottlenecks that are impeding the running of the energy sector.
The development of the innovative capacity – technological and organisational - of the southern Italian productive system is gaining momentum through the National Research and Competitiveness Operating Programme, the National Culture Operating Programme and the application of a Strategy of Intelligent Specialisation, which focuses efforts on strategic theme-related areas.
The development of southern Italy’s productive fabric is also benefitting from initiatives of market-oriented State-owned enterprises, such as Finmeccanica in high technological innovation; Fincantieri in ship construction and off-shore platforms; ENEL in renewable energy and gas; and ENI in refining conversion and green chemistry.
With reference to companies held by local governments, in particular public utilities, the aggregation processes inaugurated, especially in southern Italy, will allow for getting beyond market fragmentation and the achievement of industrial operations that are efficient and economically competitive. The larger companies in southern Italy and the area’s industrial tradition are likely to play an important role in supporting the process.

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Resources and governance

The Masterplan can count on resources of approximately €95 billion, which will come from 2014-2020 structural funds (ERDF and ESF), regional co-financing funds and the Cohesion and Development Fund. The government has already provided for strong coordination among the central and territorial administrations for such resources and for constant monitoring to improve their use.
The investments clause, as agreed with the European Union, will be able to create additional budget leeway equivalent to €5 billion so that appropriations become actual expenditure, thereby increasing the resources actually available to southern Italy for 2016. The government has also taken action to promote greater effectiveness of governance, both with simplifications and clarification of the distribution of responsibilities among the administrations and with the creation of a steering committee for the Cohesion and Development Fund150, which will be required to allocate resources in a manner to maximise synergies with the structural funds for the national and regional operating programmes and to provide for adequate monitoring so as to maximise the actual spending capacity. The steering committee, department for cohesion policy and agency for territorial cohesion will work closely with the central and local administrations to provide an impetus for administrative action, remove procedural hurdles and accelerate authorization processes.

Pacts for southern Italy

The government has taken action to create 16 Pacts for the South, one for each of the eight regions (Abruzzo, Molise, Campania, Basilicata, Apulia, Calabria, Sicily and Sardinia) and one for each of the eight metropolitan cities (Naples, Bari, Taranto, Reggio Calabria, Messina, Catania, Palermo and Cagliari). The objective is to define individually the priority projects, the actions to be undertaken to implement them, the obstacles to be removed, the timing and the reciprocal responsibilities. Each pact is structured in four chapters: i) the vision that the region or the city has about its future and that is endorsed by the government; ii) the recognition of the instruments and the resources available, with the objective of systemising the various sources of national, regional and European financing earmarked for the territory; iii) priority projects; iv) process governance.
The project plan is structured on the basis of four key macro areas common to all of the pacts (infrastructures, environment, economic and productive development and tourism and culture) which are rounded out by other areas for initiatives depending of territorial specifics (e.g. security and legality; schools and universities). The priority projects have been selected using criteria agreed by the central government and the territories with the objective of completing those works: i) most representative of the region’s or city’s development strategy; ii) offering potential in terms of attracting private capital; iii) with a feasible time schedule for realisation, also taking into account the need to resolve disputes with

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150 The steering committee involves the central and territorial administrations, and interfaces with the Department for Cohesion Policies, the Agency for Territorial Cohesion, Invitalia and their respective tools for intervention.

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the European Union (mostly with regard to environmental issues). The pacts provide for reciprocal commitment of the central, regional and local administrations with regard to timing and actions to be taken to plan and develop the projects identified and to remove the obstacles that may arise along the way.
Consistent with the Masterplan, the 2016 Stability Law has introduced an incentive, until 2019, dedicated specifically to the areas of the country where there is a greater need to support growth and create jobs. Businesses purchasing new capital goods for productive facilities located in assisted areas of the southern Italian regions151 will get a tax credit152 (total appropriation of €617 million per year) amounting to 20 per cent for small businesses, 15 per cent for medium-sized businesses and 10 per cent for large businesses. The tax credit is automatic, and the forms and instructions for taking the credit were approved by the Revenue Agency in March 2016.

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151 Basilicata, Calabria, Campania, Apulia, Sicily, Molise, Sardinia and Abruzzo.
152 In respect of the limits and conditions provided by the Commission’s Exemption Rules (EU) 651/2014.

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This chapter sets out the most important initiatives that have been taken to deliver on national targets of the Europe 2020 Strategy. Details of the reform action taken by the government to achieve the various targets are provided in Addendum D entitled ‘Summary of the measures to meet the Europe 2020 Strategy targets’, attached to the 2016 NRP. For areas of overlap with the Country-Specific Recommendations (CSR) refer to i) chapter III ‘The main policy responses to the most important economic challenges’, ii) Addendum C ‘Summary of the measures to respond to the 2015 Council Recommendations’ and iii) the Second Interim Report1.

Target No. 1 – Employment rate

Europe 2020 Strategy Target: increase to 75 per cent the employment rate of the 20-64 year-olds

TABLE IV.1: TARGET ‘EMPLOYMENT RATE OF THE 20-64 YEAR OLDS
Indicator	Current Level	Italy's 2020 target	Italy - Medium Term
Total employment rate	59.9% (2014) 60.5% (2015)	67-69%	63%

In 2014 (the most recent year available for a comparison between European countries) the average European employment rate of people aged 20 to 64 years was equal to 69.2 per cent, 5.8 points below the EU2020 target. This figure reflects a high degree of heterogeneity among the Member States: five countries (Sweden, Germany, United Kingdom, Denmark and the Netherlands) have already surpassed the 2020 target; but there are still 16 countries, including Italy, with indicator figures below 70 per cent. In the European ranking, only Greece, Croatia and Spain show rates equal or lower than Italy's unemployment rate.
As far as Italy is concerned, in 2015 the moderate increase in the employment rate of 20-64 years-old continued: from 59.9 per cent in 2014 to 60.5 per cent, still lower than the rate of 62.9 per cent registered in 2008 when the crisis began.
Last year's results were positive for both women (from 50.3 per cent to 50.6 per cent) and especially men (from 69.7 per cent to 70.6 per cent). Throughout

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The report is available at:
http://www.dt.mef.gov.it/it/attivita_istituzionali/analisi_programmazione_economico_finanziaria/strategia_crescita/index.html

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the national territory - especially in the Mezzogiorno (+1.0 points for men and +0.6 for women) - the indicator has risen for both men and women.
However, while the male unemployment rate (70.6 per cent) has already reached the level set for Italy for 2020, the share of employed women (50.6 per cent) is still notably far off the target value.
In the Mezzogiorno the employment rate for people aged 20 to 64 stands at 46.1 per cent, about 23 percentage points below the value reached by the indicator in the regions of northern Italy.

FIGURE IV.1: EMPLOYMENT RATE OF THE POPULATION AGED 20-64 BY GENDER IN EU COUNTRIES - 2014 (percentage values)

Source: Istat (Italy's Statistical Office) - Workforce Survey.

TABLE IV.2: EMPLOYMENT RATE OF THE POPULATION AGED 20-64 BY GENDER AND GEOGRAPHICAL AREA - YEARS 2012-2015 (data and differences in percentage)
Geographical areas	2012	2013	2014	2015	Difference 2015 - 2014
Males
North	77.8	76.8	77.0	77.9	0.9
North-west	76.9	75.8	75.9	77.2	1.2
North-east	79.2	78.0	78.4	78.9	0.5
Central Italy	75.0	73.3	73.5	74.2	0.7
Mezzogiorno	61.2	58.5	58.1	59.1	1.0
Italy	71.5	69.7	69.7	70.6	0.9
Females
North	60.8	60.4	60.8	61.0	0.2
North-west	60.0	60.4	60.7	61.0	0.3
North-east	61.8	60.4	60.9	61.0	0.1
Central Italy	56.0	55.9	57.3	57.6	0.4
Mezzogiorno	34.2	33.1	32.8	33.4	0.6
Italy	50.5	49.9	50.3	50.6	0.4
Total
North-west	68.4	68.1	68.3	69.1	0.8
North-east	70.5	69.2	69.6	69.9	0.3
Central Italy	65.3	64.5	65.2	65.8	0.5
Mezzogiorno	47.5	45.6	45.3	46.1	0.8
Italy	60.9	59.7	59.9	60.5	0.6
Source: Istat - Italy's Statistical Office - Workforce Survey.

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In southern Italy the situation is especially critical for women, with an employment rate of 33.4 per cent. Conversely, in the north, the incidence of male employment on the population aged 20-64 has exceeded 75 per cent.

TARGET No. 2 – Research and Development

Europe 2020 Strategy Target: improve conditions for R&D with the aim of raising public and private investment to 3.0 per cent of GDP .

TABLE IV.3: TARGET LEVEL ‘R&D EXPENDITURE'
Indicator	Current Level	Italy's 2020 target	Italy - Medium Term
R&D expenditure as a % of GDP	1.27% (2012) 1.31% (2013) 1.29% (2014)*	1.53%	1.40%
* ISTAT estimates on forecast data provided by companies, public institutions and non-profit private institutions.

In 2013, the most recent year for which final data are available, in-house R&D expenditure of companies, public institutions and non-profit private institutions and universities was approximately €21 billion. Compared to 2012 (€20.5 billion) expenditure increases both in nominal (+2.3 per cent) and real terms (+1.1 per cent). The percentage incidence of in-house R&D expenditure on GDP is equal to 1.31 per cent, i.e. it is increasing compared to 2012 (1.27 per cent).
Compared to 2012, R&D spending has increased in the business sector (+3.4 per cent) as well as in universities and non-profit private institutions (+3.3 per cent); on the contrary it has declined in public institutions (-3.4 per cent). The private sector's contribution to in-house R&D spending is increasing slightly, from 57.2 per cent in 2012 to 57.7 per cent in 2013. The contribution of public institutions declines by 0.8 percentage points (from 14.8 per cent to 14.0 per cent).
Compared to 2012, in-house R&D spending is increasing in all geographical areas, especially in the Mezzogiorno (+5,3) and the North-East (+4.0 per cent); smaller increases have been registered in Central Italy (+1.6 per cent) and in the North-West (+0.6 per cent). Employees engaged in research activities (expressed in terms of full-time equivalent units) were 246,764, with an overall increase of 2.7 per cent over 2012, across all sectors: businesses (+3.8 per cent), public institutions (+3.1 per cent), non-profit private institutions and universities (+1.0 per cent). In 2013, the number of researchers (expressed in terms of full-time equivalent units) was 116,163, increasing by 4.9 per cent over 2012. Here, too, the increase is across all sectors: non-profit private institutions (+7.7 per cent), universities (+5.1 per cent), businesses (+5.0 per cent) and public institutions (+4.0 per cent).

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FIGURE IV.2: ITALY'S POSITION IN THE KNOWLEDGE ECONOMY : HUMAN CAPITAL, RESEARCH AND THE INFORMATION SOCIETY

Source: Istat's calculations on Eurostat data.

Forecasts for 2014, made by ISTAT, show an increase in spending by public institutions (+2.3 per cent) and businesses (+0.7 per cent), as against a drop in terms of current figures for universities (-5.9 per cent) and non-profit institutions (-2.7 per cent).

TABLE IV.4: R&D EXPENDITURE FOR CENTRAL GOVERNMENTS, REGIONS AND AUTONOMOUS PROVINCES FOR THE SOCIAL AND ECONOMIC TARGETS- YEARS 2012-2014 (%)
	%
Social and economic targets	2012 (a) (b)	2013 (a)	2014 (c)
Exploration and use of land	4.9	5.5	5.9
Environmental protection and monitoring	3.4	2.7	2.9
Exploration and use of space	8.7	8.7	9.4
Transport, telecommunications and other infrastructure	2.0	1.2	1.3
Production, distribution and rational use of energy	3.7	3.8	3.9
Industrial production and technology	13.4	11.7	9.6
Protection and promotion of human health	10.3	9.6	9.6
Agriculture	3.0	3.4	3.2
Education and training	4.1	3.9	3.9
Culture, leisure time, religion and mass media	2.7	0.9	0.7
Political and social systems, structures and processes	6.6	5.7	3.3
Promotion of basic knowledge - Fund for ordinary financing of State Universities	35.3	39.4	43.8
Promotion of basic knowledge - Resources other than the ordinary university funding facility	1.1	1.6	1.6
Defence	0.7	0.8	0.8
Total	100.0	100.0	100.0
(a) Adjusted expenditure forecasts
(b) For 2012 the distribution by socio-economic target has been reviewed: changes depend on variations in the estimates for central government, regional authorities and autonomous provinces.
(c) Initial expenditure forecasts.

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Target No. 3 – Greenhouse gas emissions

Europe 2020 Strategy Target: 20 per cent reduction in greenhouse gas emissions over 1990 levels.

TABLE IV.5: GREENHOUSE GAS EMISSIONS TARGET
Indicator	Current level	Italy's 2020 target
Greenhouse gas emissions for non ETS sectors	344.8 (2005)1 272.5 (2013) 264.1 (2014)	13% cut against the 2005 level by 2020, with linear trajectory as of 2013 (308.2 MtCO2eq in 2013 and 294.4 MtCO2eq in 2020)

The progress against the targets as shown in the table above are detailed in the ‘Report of the Minister of the Environment and Protection of Land and Sea on the progress towards the reduction of greenhouse gas emissions, in compliance with Italy's international and EU obligations and on relevant policies’, drawn up in accordance with art. 2, paragraph.9 of Law 39/2011 and attached to the Economic and Financial Document.

Target No. 4 – Renewable sources

Europe 2020 Strategy Target: increase the share of renewable energy in final energy consumption to 20 per cent.

TABLE IV.6: : RENEWABLE SOURCES TARGETS
Indicator	Current level	Italy's national target for 2020
Share of energy from renewal sources	12.88% (2011) 15.44% (2012) 16.74% (2013) 17.07% (2014) 17.3% (2015 – preliminary estimate)	17%

In 2014, six years ahead of the deadline set by the EU, Italy has achieved its target, with 17.1 per cent of gross final consumption covered by renewable sources. Average growth in the 28 Member States between 2013 and 2014 against the European target of 20 per cent was 1 percentage point approximately, with around 16 per cent of final gross consumption covered by energy from renewable sources in 2014.
The strategy to pursue the national target has been set out in the National Action Plan (Piano di Azione Nazionale per le energie rinnovabili -PAN)2, which sets the targets and describes the most important actions that have been taken to cover 17 per cent of gross domestic consumption through the use of renewables.

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2 In 2005 actual non-ETS emissions were equal to 352.9 because according to ETS Directive 2003/87/UE the sectors falling within the scope of the Directive were fewer than those regulated by ETS Directive 2009/29/UE.
3 Envisaged by Directive 2009/28/EC of the European Parliament and the Council, of 23 April 2009, on the promotion of the use of energy from renewable sources.

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Over the last few years the production of energy from renewable sources has increased, also thanks to the incentivising policies that have been implemented. According to data from Gestore Servizi Energetici (GSE)1, installed electricity generation capacity from renewable sources has grown from 18.3 GW in 2000 to 24 GW in 2008, to more than 47 GW in 2012, reaching 50.5 GW in 2014 (+6.9 per cent over 2012).
From 2013 to 2014 the number of power stations fuelled by renewables has increased by 9.7 per cent, from 598,108 to 656,213 units. The change compared to 2013, is again ascribable to the growth in photovoltaic plants, which have increased from 591,029 to 648,418 units; between 2013 and 2014 the level of installed capacity for these stations stood at 18.6 GW, accounting for 36 per cent of the overall capacity of stations fuelled by renewables, equal to the capacity of hydro-powered stations, which remained stable at around 18.4 GW approximately over the same period.
The contribution of wind energy is also constantly increasing; more specifically, both the number of wind turbines (+33.3 per cent) and capacity (+1.7 per cent), which in 2014 stood at 8.7 GW approximately, have grown; as far as biomass-fuelled stations are concerned, installed capacity stands at 4 GW approximately and the number of wind turbines at 2,500 approximately.
With regard to electricity generation, overall generation from renewable sources has increased in the last 13 years, from 54.4 TWh of 2001 to 92 TWh in 2012 and to 120 TWh in 2014, thus reaching a new high and accounting for 43.1 per cent of the national overall gross production, an increase of 7.7 per cent over 2013. In terms of final consumption of electricity from renewable sources, Italy, with 33.4 per cent, stands above the EU28 average (27.5 per cent).
The contribution of individual sources to the 66TWh of additional production over the 2001-2014 period is highly diversified. More specifically, 33.3 comes from solar energy (from 19GW of 2001 to 22.306 of 2014), 25.1 per cent from bioenergy (from 1,505 to 18,732), 21.1 per cent from wind energy (from 1.179 to 15.178), and 17 per cent from hydropower (from 46.810 to 58.545); finally, 2.1 per cent, from geothermal energy (from 4.507 to 5.916 ).
Law No.13/2009 lays down that the efforts to meet EU renewable energy targets should be shared between the Italian regions on the basis of agreed criteria, through the development of a mechanism for statistical transfer among the regions of energy quotas to be produced from renewable sources. In 2014 in the electricity sector the percentage of renewable energy on the total of gross domestic consumption was very high in the Aosta Valley, Trentino-Alto Adige (where production exceeds consumption) and Molise. At the other extreme, the indicator shows very low figures in Liguria (6.7 per cent) and Latium (10.5 per cent). In 2014 49 per cent of gross production from renewable sources came from the northern regions (where most of the hydroelectric power stations are concentrated), 14.6 per cent from the centre (where hydroelectric power is supplemented by geothermal) while the remaining 36.5 per cent approximately came from the south. Among the southern regions, Apulia continued to show an increase of approximately 2 per cent between 2013 and 2014, thanks to ‘new' sources such as biomass, wind and photovoltaic.

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4 Gestore dei Servizi Energetici (GSE): Statistical Report “Energy from renewable sources in Italy– 2014”.

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More specifically, completely opposite developments can be observed with regard to the supply of district heating from municipalities, which in 2014 involved as many as 35 provincial capitals (their number was 11 in 2000), almost all of them in northern and central Italy, with a 100 per cent incidence in Emilia Romagna and 75 per cent in Lombardy.

Target No. 5 – Energy efficiency

Europe 2020 Strategy Target: 20 per cent cut in energy consumption.

TABLE IV.7: TARGET ‘ENERGY EFFICIENCY’
Indicator	Current level(*)	Italy's target by 2016(**)	Italy's target by 2020(***)
Energy efficiency (Annual savings on final uses)	7.57 Mtep/year (2013)	10.88 Mtep/year	15.5 Mtep/year
(*) Cumulative savings on final uses achieved over the 2005-2013 period.
(**) Energy efficiency target as provided for in Directive 32/2006/CE.
(***) Efficiency Target set by the National Energy Strategy and confirmed by Legislative Decree No. 102/2014 transposing Directive 27/2012/UE.

Target No. 6 – School drop-outs

Europe 2020 Strategy Target: reducing school drop-out rate to below 10 per cent by 2020.

TABLE IV.8: TARGET LEVEL FOR ‘SCHOOL DROPOUT RATES'
Indicator	Current Level (2015)	Italy's target by 2020	Italy - Medium Term
Dropouts	14.7% (Italy) 19.4% (Convergence area)	16%	17.3% in 2015

In 2014 (the most recent year for which data are available) the EU average rate of Early Leavers from Education and Training stood at 11.1 per cent (0.8 percentage points less than the previous year). In 2014, in nineteen EU countries the indicator showed figures below the target value of 10 per cent set by the Europe 2020 Strategy.
In Italy there have been significant improvements: the percentage of young people aged 18 to 24 who leave school without a second-degree diploma or a vocational training certificate, has gone down from 19.2 per cent in 2009 to 14.7 per cent in 2015. With this figure Italy has hit its national target set at 16 per cent.

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FIGURE IV.3: EARLY SCHOOL LEAVERS (ESL) BY GENDER IN EU COUNTRIES - 2014 (percentage values)

Source: Eurostat. Workforce Survey

In absolute terms, in 2015 young people aged 18-24 who have dropped out of school have declined to 620,000 (21,000 fewer than 2014) 61.0 per cent of whom are males.
Italy is among the countries with the highest difference between male and female dropout rates: the dropout rate is higher for men (17.5 per cent as against 11.8 per cent for women).
More specifically, assuming an Italian population of 18-to-24-year olds equal to 100, the indicator shows a dropout rate of 12.8 per cent for Italian students, whereas the rate for foreigners is 34.1 per cent, more than twice that of Italian students.
The Regions which in 2015 performed better than the Italian average and achieved the European target (10 per cent) are the Marches, Umbria, Veneto, Friuli-Venezia Giulia (with the lowest rate - 6.9 per cent) and the autonomous province of Bolzano.
School dropout continues to affect southern Italy comparatively more than other regions, with peaks of 24.3 per cent in Sicily and 22.9 per cent in Sardinia.
Higher-than-average rates are also registered in Campania (18.8 per cent), Apulia (16.7 per cent), Aosta Valley (16.3 per cent) and Calabria (16.1 per cent).

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FIGURE IV.4: EARLY SCHOOL LEAVERS (ESL) BY GENDER AND REGION - 2015 (percentage values)

Source: Istat. Workforce Survey

Target No. 7 – Tertiary education

Europe 2020 Strategy Target: increase the percentage of people aged 30-34 completing third-level education.

TABLE IV.9: TARGET LEVEL FOR ‘TERTIARY EDUCATION'
Indicator	Current Level	National target by 2020	Italy - medium term
Tertiary education	23.9% (year 2014) 25.3% (year 2015)	26-27%	23.6% by 2015

In 2014 (the most recent year available at European level), sixteen European countries reached or surpassed the target set in the Europe 2020 Strategy.
For the EU average the indicator shows 37.9 per cent, with a 1.1 point increase over 2013. Again with regard to 2014, Italy, with a yearly increase of 1.4 points, reaches 23.9 per cent (18.8 per cent for men and 29.1 per cent for women).

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FIGURE IV.5: POPULATION BETWEEN 30-34 HAVING A UNIVERSITY DEGREE. BY GENDER IN EU COUNTRIES – 2014 (percentage values)

Source: Eurostat. Workforce Survey.

In 2015 Italy’s average was 25.3 (200 per cent for men and 30.8 per cent for women). Annual changes of the indicator show an average increase of 1.4 points: the increase is 1.2 points for men, 1.7 points for women.

FIGURE IV.6: POPULATION BETWEEN 30-3 HAVING A UNIVERSITY DEGREE. BY GENDER AND REGION - 2015 (percentage values)

Source: Eurostat. Workforce Survey.

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Increases of more than two percentage points are found in the Aosta Valley, Lombardy, the autonomous provinces of Bolzano and Trento, Veneto, Emilia Romagna, Tuscany, Marche, Molise and Basilicata. Molise, Umbria and Latium have the highest number of graduates among the 30 to 34 year olds, higher than 30 per cent.
Conversely there have been significant drops in Liguria (from 31.3 per cent to 26.2 per cent) and Apulia (from 21.2 per cent to 18.6 per cent), and more moderate ones in Abruzzo, Friuli Venezia Giulia and Piedmont.

Target No. 8 – The Fight against Poverty

Europe 2020 Strategy Target: at least 20 million fewer people in or at risk of poverty and social exclusion.

TABLE IV.10: TARGET LEVEL ‘FIGHT AGAINST POVERTY’
Indicator	Current Level	Italy's national target by 2020
Number of people who are poor, materially deprived or belong to households with low work intensity	18,194,000 (2012) 17,326,000 (2013) 17,146,000 (2014)	Reducing by 2,200,000 the number of people who are poor, materially deprived or belong to households with low work intensity.

The European target linked to the fight against poverty and marginalisation requires that at national level 2,200,000 people be lifted out of poverty or deprivation by 2020. To this end the government has introduced a specific Fund to combat poverty and social exclusion, which will be accompanied by a comprehensive reform of welfare policies (Social Act).
The poverty and exclusion synthetic indicator5 shows 28.3 per cent for Italy in 2014.
With regard to sub-indicators, taking into account the disposable income of households after social transfers (which in Italy are mainly pension benefits), nearly a fifth of the resident population (19.4 per cent) is at risk of poverty.
11.6 per cent of people are seriously deprived.

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5 Three indicators have been identified in order to reach this target across the EU:
1.     the percentage of people at risk of poverty after social transfers (those living in families with income equal to or below 60 per cent of the median disposable income);
2.     the percentage of people in serious material deprivation, i.e. those living in families that report having at least four deprivations out of the following nine: 1) not being able to sustain unexpected expenses; 2) being in arrear in payments (mortgage, rent, bills, debts other than mortgage); not being able to afford: 3)a week's holiday away from home once a year 4) a proper meal (with protein) at least every other day; 5) heating to keep their home sufficiently warm; not being able to buy 6) a washing machine; 7) a colour TV set; 8) a telephone or 9) a car;
3.     the percentage of people living in households with very low work intensity (the percentage of people under 60 living in families where in the previous year adults worked less than 20 per cent of their potential).
From their synthesis a fourth indicator has been developed, which is a tool for monitoring the target, resulting from the percentage of people at risk of poverty or exclusion, i.e. who experience at least one of the situations identified by the three above indicators. The indicator, originally developed at European level (risk of poverty), based only on income distribution, has thus been extended to cover a dimension of poverty which is not strictly monetary and covers situations of labour market exclusion.

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The labour market exclusion indicator shows that in Italy in 2014, 12.1 per cent of people under 60 belong to a household with very low labour intensity; the figure is slightly higher than both European averages (11.1 for EU27 and 11.9 for the 17 euro area countries).
Compared to 2013, the overall indicator remains stable: the drop in the percentage of seriously deprived people (the estimate has gone from 12.3 per cent down to 11.6 per cent) is offset by the increase in the percentage of people living in households with low work intensity (from 11.3 per cent to 12.1 per cent); conversely, the poverty risk estimate has remained unchanged. The drop in serious deprivation over 2013 is due to the decline in the percentage of individuals in households, who, if they wished, could not afford a proper meal with protein at least every other day (from 13.9 per cent to 12.6 per cent), a week's holiday away from home every year (from 51.0 per cent to 49.5 per cent) or face unexpected expenses equal to 800 euros (from 40.2 per cent to 38.8 per cent).

FIGURE IV.7: POPULATION IN HOUSEHOLDS AT RISK OF POVERTY OR EXCLUSION BY TOTAL PERCENTAGE AND BY THE THREE INDICATORS AS PART OF EUROPE 2020 STRATEGY BY REGION - 2014 (percentage values)

Source: ISTAT calculations on EUSILC data.

The Mezzogiorno is the area with the highest poverty or exclusion rates. All three indicators show the highest figures for Sicily: 40.1 per cent of residents are at risk of poverty, 26.0 per cent is in conditions of serious deprivation and 25.0 per cent live in households with low work intensity. Also the figures for Campania and Calabria are very high. Molise is identified as an outlier by the indicator on the risk of poverty (32.1 per cent) and Apulia by that relating to serious deprivation (23.2 per cent).
At the other extreme is the North, especially the North-East, which is the area least exposed to the risk of poverty and exclusion; Triveneto and Emilia Romagna are the regions that fare best; in these regions the percentage of population at risk of poverty or exclusion is below 17 per cent; the autonomous province of Bolzano has the lowest risk of poverty or exclusion (9.7 per cent).

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Following the adoption of operational programmes, the planning process for the structural funds and European investment funds (EIS) for 2014-2020 was completed in 2015, in line with the strategic decisions set out in the Partnership Agreement adopted in October 2014. To implement the strategy 51 ERDF and ESF operational programmes are used: 12 National Operational Programmes (NOP), 5 of which are multi-fund, and 39 Regional Operational Programmes (ROP), 3 of which for the Calabria, Apulia and Molise regions are multi-fund for an overall investment volume of €51.7 billion, including the national co-financing.
Based on the strategic decisions set out in the Partnership Agreement, each operational programme has implemented the 11 Thematic Objectives (TO) set out in the EU Regulation on common provisions for the use of EIS funds1.
In analysing the development requirements and identifying the areas of intervention of the 2014-2020 programming period, great attention has been paid to the European Council's Country-Specific Recommendations for Italy. Even if Italy’s CSR point out that action needs to be taken above all through national mainstream policies, the contribution made by structural funds is very significant in the various sectors 'relevant' to the funds' intervention areas (transport infrastructure, ports and logistics, reforms of Public Administration and civil justice, simplification, labour market, education and tertiary education aimed at acquiring job-oriented skills). With particular reference to the administrative capacity, as part of the dedicated thematic objective (Thematic Objective 11), significant action has been planned both in terms of improving the ability to manage structural funds and in terms of the support provided to the implementation of the main Public Administration reforms in areas that are relevant to government investment policies, such as the efficiency of the justice system, simplification for businesses, the prevention and fight against corruption, transparency and open government. These actions will guide both the intervention of the dedicated national programme (NOP - Governance and institutional capacity) and of regional programmes. The Administrative Reinforcement Plans (ARP) has been identified as an experimental tool to strengthen the administrative

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1THE EU Regulations have identified the following 11 Thematic Objectives (TO) representing the major areas for possible action through EU funds: Thematic Objective 1: Strengthening research, technological development and innovation; Thematic Objective 2: Enhancing access to, and use and quality of, information and communication technologies; Thematic Objective 3: Enhancing the competitiveness of SME, the agricultural, fisheries and acquaculture sectors; Thematic Objective 4: Supporting the shift towards a low-carbon economy in all sectors; Thematic Objective 5: Promoting climate change adaptation, risk prevention and management; Thematic Objective 6: Preserving and protecting the environment and promoting resource efficiency; Thematic Objective 7: Promoting sustainable transport systems and removing bottlenecks in key network infrastructures; Thematic Objective 8: Promoting sustainable and quality employment and supporting labour mobility; Thematic Objective 9: Promoting social inclusion, and combating poverty and discrimination ; Thematic Objective 10: Investing in education, training and vocational training for skills and lifelong learning; Thematic Objective 11: Enhancing institutional capacity of public authorities and stakeholders and efficient public administration.

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capacity of general government bodies that run operational programmes through timely identification of measures that need to be taken to overcome administrative weaknesses by systematically and closely monitoring them during the whole programming period. The specific recommendation made by the EU Council to Italy in July 2015 (See Section CSR No.2) has been acted on: the Regional Cohesion Agency is fully operational, all its bodies have been set up and its organisational framework has been established.
The decisions concerning allocations, made as part of the Partnership Agreement, have been confirmed, albeit with slight variations, as a result of negotiations with the European Commission on operational programmes; they are shown below, including national co-funding (See Figure V.1).

FIGURE V.1: ITALY ALLOCATIONS OF FUNDS BY THEMATIC OBJECTIVE AS A RESULT OF THE ADOPTION OF OPERATIONAL PROGRAMMES EFRD AND ESF ( in € mn , including national co-funding)

Source: PMC - Department for Cohesion Policies. Data processed on adopted operational programmes.

These allocation decisions have been made in full compliance with the rules of thematic concentration of funds provided for in the EU Regulations (so-called ring-fencing). The aim of such regulatory provisions is to strengthen the alignment of cohesion policy with the targets of the European strategy for smart, sustainable and inclusive growth (Europe 2020)2. A minimum threshold of fund concentration on Europe 2020 targets has been set for each category of regions; more specifically, on thematic objectives devoted to research and innovation (Thematic Objective 1), digitization (Thematic Objective 2), SME support (Thematic Objective 3), sustainable development and energy (Thematic Objective 4), the fight against poverty and social exclusion (Thematic Objective 9). Italy has also

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2 EU Reg. 1301/2013, art. 5; EU Reg. 1304/2013, art.4.

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strengthened rules on thematic concentration, by raising the minimum thresholds provided for in the Regulation (See Figure V.2).

FIGURE V.2: APPLICATION OF THE RULE FOR THEMATIC CONCENTRATION (EU REG. 1301/2013, ART. 5; EU REG. 1304/2013, ART.4)
Allocation of ERSF Fund on TO1-TO2-TO3-TO4 (million euro)	Allocation of ERSF Fund on TO4 (million euro)

Allocation of ESF Fund on TO9 (million euro)
Source: PMC - Department for Cohesion Policies. Data processed on adopted Operational Programs .

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The implementation of the National Strategy for Domestic Areas continued in 2015, supported by the ESIF and national funds. Through a public preliminary investigation3, 65 project areas have been identified throughout the national territory (See Figure V.3), including 981 Municipalities, with an overall area accounting for 16 per cent of the national territory and a resident population of 1.9 million inhabitants approximately according to the 2011 census. In line with the provisions of the Partnership Agreement, the selected areas are those where the loss of population is highest (4.6 per cent between 2000 and 2011) and which have serious structural problems in terms of accessibility. Among the 65 project areas the Regional Authorities have identified pilot areas where the activities to define the Strategy are underway for the signing of the Partnership Agreement by all the parties concerned as a means to implement the Strategy.

FIGURE V.3: NATIONAL STRATEGY FOR DOMESTIC AREAS: PROJECT AREAS TO BE SELECTED

Finally, the government intends to develop a series of programs on sectoral topics of direct interest to citizens in mountain areas, which will lead to a perceivable improvement in their quality of life. The decision, in terms of

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3 The public preliminary investigation process is available on the page Aree Interne of the website of the Agency for Regional Cohesion: http://www.agenziacoesione.gov.it/it/arint/index.html.

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investment priorities and identification of the funds to be allocated to each of them, will be taken by developing a national Strategy for mountain areas as part of the broader National Strategy for Domestic Areas.

As far as the 2007-2013 programming period is concerned, 31 December 2015 marked the beginning of the last phase in the 2007-2013 EU programming cycle which will end on 31 March 2017 with the final certification of expenditure as provided for in the relevant EU Regulation.
The financial monitoring data updated at December 31, 2015 (validated by the General Accounting Office) show significant progress. Overall, reportable payments from 2007-2013 structural funds, recorded in the national system, have reached 93.5 per cent of the total endowment, i.e. €42.8 billion, as against a total financial endowment of €45.8 billion for the seven-year period, after the latest re-programming in favour of the Action and Cohesion Plan. These data at December 31, 2015 predict a full take-up of available resources, with a reliable estimate between 98 and 102 per cent (as is known, data loading will be completed in the next few months and will then lead to final certification by March 31, 2017 as provided for by EU regulations).

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VI.	INSTITUTIONAL ISSUES AND STAKEHOLDER INVOLVEMENT

The regions and autonomous provinces play a key role in implementing structural reforms to promote Italy's growth and development. Consultations as well as collection of contributions relating to the implementation of reforms at regional and local level have played an important role in the drawing up the 2016 National Reform Programme (NRP). All regions and autonomous provinces have compiled a progress report on the implementation of the reforms adopted to respond to the European Commission's Country-Specific Recommendations and taking stock of progress towards the Europe 2020 targets. Based on these contributions, the technical support structure (the Regional Working Group for the National Reform Programme called Re.Te. PNR1), has written the Region's report following standard models and guidelines to facilitate data uniformity2. The process includes a monitoring stage of regional reform processes, based on a comparative analysis of regional data.
The regional part of 2016 NRP is made up of all legal, regulatory and implementing measures emphasized by the Regions, set out as precise reform priorities and embodied in a structured system. The result is a coherent set of all the initiatives, ranked according to overarching issues and summed up in sequentially numbered macro measures.
The drawing up of the regional report includes a series of work stages: analysis and study of the annual CSRs (Country-Specific Recommendations), awareness- raising of the regional contact persons for the NRP (including through the setting up of thematic workshops, e.g. on economic governance), timely dissemination of information, monitoring, fine-tuning of surveying tools, selection and development of interventions based on the reforms, link-up with the 2014-2020 ESIF programming cycle.
The framework that has been adopted to draft the regional contribution to the NRP is to be regarded as a best practice for administrative capacity and multi-tier governance. The Regions have in their turn set up internal coordination activities, organised according to specific working practices3.
This year, in addition to the usual end-of-year activity, (which is reported in the contribution and in the grids of regional reforms) for the first time, specific and additional information on best practices has been provided, as set out in the relevant document ‘List of regional best practices'.

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1 The Re.Te PNR was set up as part of the cooperation effort between Cinsedo and Tecnostruttura delle Regioni.
2 See ‘Contributo delle Regioni e delle Province autonome al PNR 2016’ http://www.regioni.it/pnr
3 Appointment of a PNR contact person, setting up of specific task forces, involvement of different regional activity sectors, in line with the different issues and skills required.

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While the 2016 NRP was being drawn up by the Department for European Policies also other national stakeholders, especially the social partners, have been consulted (via CNEL4), in agreement with the Ministry of the Economy and Finance. Within the framework of government policies, the Department takes care of the national coordination during the drawing-up stage of EU acts and, with regard to activities that fall within its remit, ensures coordination in the compilation of the NRP, through the involvement of central and regional government bodies, as well as other stakeholders and the social partners.

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4 See ‘Temi ed aspetti di rilevanza economica e sociale in vista del Piano Nazionale di Riforma 2016’ http://www.cnel.it/53?shadow_documenti=23734

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The
ECONOMIC AND FINANCIAL DOCUMENT 2016
is available on-line
at the internet address listed below:

www.mef.gov.it • www.dt.tesoro.it • www.rgs.mef.gov.it

ISSN 2239-5539